As filed with the Securities and Exchange Commission on September 12, 2003

Registration No. 333-107530

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

EMC CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Massachusetts	3572	04-2680009
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

176 South Street

Hopkinton, Massachusetts 01748

(508) 435-1000

(Address, Including Zip Code, and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

Paul T. Dacier, Esq.

Senior Vice President and General Counsel

EMC Corporation

176 South Street

Hopkinton, Massachusetts 01748

(508) 435-1000

(Name, Address, Including Zip Code, and Telephone

Number, Including Area Code, of Agent For Service)

Copies to:

David B. Walek, Esq.	John W. Larson, Esq.
Ropes & Gray LLP	William A. Myers, Esq.
One International Place	Morgan, Lewis & Bockius LLP
Boston, Massachusetts 02110	One Market Street, Spear Street Tower
Telephone: (617) 951-7000	San Francisco, California 94105
Facsimile: (617) 951-7050	Telephone: (415) 442-1000
Facsimile: (415) 442-1001

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger of a wholly-owned subsidiary of EMC Corporation into Legato Systems, Inc. have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Dear Stockholders of Legato Systems, Inc.:

You are cordially invited to attend a special meeting of stockholders of Legato Systems, Inc., which will be held at 3210 Porter Drive, Palo Alto, California on October 20, 2003 beginning at 10:00 a.m., local time. The purpose of the special meeting is to approve the adoption of a merger agreement under which Legato will become a wholly-owned subsidiary of EMC Corporation.

After careful consideration, the board of directors has determined that the proposed merger is in the best interests of Legato and its stockholders and unanimously recommends that you vote FOR the approval and adoption of the merger agreement and the merger. Under the merger agreement, you will receive 0.9 of a share of EMC common stock for each share of Legato common stock that you own. EMC common stock is listed on the New York Stock Exchange under the trading symbol “EMC,” and on September 11, 2003, EMC common stock closed at a price of $13.34 per share. Upon completion of the merger, Legato stockholders will own approximately 4.6% of EMC’s outstanding common stock.

Only stockholders who hold their shares of Legato common stock at the close of business on September 5, 2003 will be entitled to vote at the special meeting. Details of the business to be conducted at the special meeting are given in the attached notice of special meeting of stockholders and in the balance of this proxy statement/prospectus. In particular, you should carefully consider the discussion in the section entitled “Risk Factors” beginning on page 20 of the proxy statement/prospectus.

It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend the special meeting, please complete, sign, date and promptly return the accompanying proxy in the enclosed postage paid envelope. Returning the proxy does not deprive you of your right to attend our special meeting. If you decide to attend our special meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Legato. We look forward to seeing you at the special meeting.

Sincerely,

David Wright

Chairman of the Board, President

and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated September 12, 2003 and is first being mailed to Legato stockholders on or about September 18, 2003.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

OF

LEGATO SYSTEMS, INC.

OCTOBER 20, 2003

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Legato Systems, Inc., a Delaware corporation, will be held at 3210 Porter Drive, Palo Alto, California on October 20, 2003, beginning at 10:00 a.m., local time for the purpose of considering and voting on the following matters:

1.	To approve and adopt the merger agreement and the merger of Eclipse Merger Corporation, a wholly-owned subsidiary of EMC Corporation, with and into Legato Systems, Inc.;

2.	To authorize Legato’s board of directors or its chairman, in their discretion, to adjourn or postpone the special meeting if necessary for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve and adopt the merger agreement and the merger; and

3.	To act upon such other matters as may properly come before the special meeting or any adjournments or postponements thereof.

The business to be conducted at the special meeting is more fully described in the rest of this document. As of the date of this notice, Legato’s board of directors knows of no other business to be conducted at the special meeting.

Legato’s board of directors has fixed the close of business on September 5, 2003 as the record date for the determination of Legato stockholders entitled to notice of, and to vote at, the special meeting and at any continuation or adjournment of the special meeting.

All Legato stockholders are cordially invited to attend the special meeting. Whether or not you expect to attend the special meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible to ensure your representation at the special meeting. A postage prepaid envelope is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the special meeting.

By Order of the Board of Directors

Noah D. Mesel

Secretary

Mountain View, California

September 12, 2003

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about EMC and Legato from other documents that are not included in, or delivered with, the proxy statement/prospectus. See “Where You Can Find More Information” that begins on page 78. This information is available to you without charge upon request. You can obtain the documents incorporated by reference in this proxy statement/prospectus by requesting them in writing, by telephone or over the Internet from the appropriate company at one of the following addresses:

EMC Corporation	Legato Systems, Inc.
Investor Relations	Investor Relations
176 South Street	2350 West El Camino Real
Hopkinton, MA 01748	Mountain View, CA 94040
Tel: (508) 435-1000	Tel: (650) 210-7000
email: emc_ir@emc.com	email: sandyoh@legato.com

EMC has supplied all information contained in this proxy statement/prospectus relating to EMC, and Legato has supplied all information contained in this proxy statement/prospectus relating to Legato.

PROXY STATEMENT/PROSPECTUS

Annexes:

Annex A—Agreement and Plan of Merger
Annex B—Opinion of Legato’s Financial Advisor

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What will happen in the merger?

A:	In the merger, a wholly-owned subsidiary of EMC will merge with and into Legato, and Legato will continue as the surviving corporation and a wholly-owned subsidiary of EMC.

Q:	As a holder of Legato common stock, what will I receive in the merger?

A:	If the merger is completed, Legato stockholders will receive 0.9 of a share of EMC common stock for each share of Legato common stock that they own. Legato stockholders will receive a cash payment for any fractional share to which they would otherwise be entitled. For example, a Legato stockholder owning 125 shares of Legato common stock will receive 112 shares of EMC common stock and a cash payment equal to the value of one-half of one share of EMC common stock.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this document and the annexes hereto, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage prepaid envelope as soon as possible so that your shares may be represented at the special meeting. You may also attend the special meeting and vote in person. If your shares are held in “street name” by your broker, you should follow the directions provided to you by your broker. Your broker will vote your shares only if you provide instructions on how you would like your shares to be voted.

Q:	What vote is required to approve and adopt the merger agreement and the merger?

A:	The affirmative vote of the majority of the outstanding shares of Legato common stock as of the record date is required to approve and adopt the merger agreement and the merger.

Q:	What if I do not vote?

A:	If you do not submit a proxy or instruct your broker to vote your shares, and you do not vote in person at the special meeting, the effect will be the same as if you voted AGAINST the approval and adoption of the merger agreement and the merger. If you submit a signed proxy without specifying the manner in which you would like your shares to be voted, your shares will be voted FOR the approval and adoption of the merger agreement and the merger. However, if your shares are held in street name and you do not instruct your broker to vote your shares, your broker will leave your shares unvoted. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. This ensures that your shares will be voted at the special meeting. An abstention or share not voted because your broker lacks the authority to vote that share will have the same effect as a vote AGAINST the approval and adoption of the merger agreement and the merger.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You may change your vote at any time before the vote takes place at the special meeting. To change your vote, you may either submit a later dated proxy card or send a written notice stating that you would like to revoke your proxy. You may also change your vote by attending the special meeting and voting in person. However, if you elect to vote in person at the special meeting and your shares are held by a broker, bank or other nominee, you must bring to the meeting a legal proxy from the broker, bank or other nominee authorizing you to vote the shares.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will receive written instructions from the exchange agent on how to exchange Legato stock certificates for shares of EMC common stock. Please do not send in your stock certificates with your proxy.

Q:	As a holder of options to purchase Legato common stock, what will I receive in the merger?

A:	When the merger is completed, each outstanding Legato stock option will be assumed by EMC and will be deemed to constitute an option to purchase that number of shares of EMC common stock equal to the product of 0.9 multiplied by the number of shares of Legato common stock underlying the option, rounded down to the nearest whole share. The exercise price for each outstanding Legato option will also be adjusted to give effect to the exchange ratio.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger as quickly as possible. We anticipate completing the merger shortly after the Legato stockholders have approved the merger proposal. We currently anticipate that the merger will be completed in the fourth quarter of 2003.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this document or the enclosed proxy card, you should contact our proxy solicitor, Georgeson Shareholder Communications, at its toll free number, 1-877-668-1637.

SUMMA RY OF THIS PROXY STATEMENT/PROSPECTUS

This summary highlights selected information in this document and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which we refer for a more complete understanding of the merger. This summary and the balance of this document contain forward-looking statements about events that are not certain to occur as described or at all, and you should not place undue reliance on those statements. Please carefully read “Cautionary Statement Regarding Forward-Looking Information” beginning on page 80 of this document.

The Companies

EMC Corporation

176 South Street

Hopkinton, Massachusetts 01748

Telephone: (508) 435-1000

http://www.emc.com

EMC Corporation and its subsidiaries design, manufacture, market and support a wide range of networked storage platforms, software and related services. EMC products and services are designed to enable organizations of all types and sizes to manage, protect and share their information in the most efficient and cost-effective manner possible.

EMC Automated Networked Storage solutions unify storage networking technologies, systems and software to meet EMC’s customers’ storage requirements in Storage Area Network (SAN), Networked Attached Storage (NAS), Content Addressed Storage (CAS) and direct attached storage environments. These technologies enable EMC’s customers to manage many different types of information, including transactional, file-based and fixed-content data. As a result, EMC’s customers are able to reduce costs, improve business continuity, increase operational flexibility and productively manage their entire storage infrastructures.

The customers for EMC’s products are located worldwide and represent a cross-section of industries and government agencies. EMC’s customers use EMC products and services in conjunction with a variety of computing platforms, storage systems and software applications that support key business processes, including transaction processing, enterprise resource planning, customer relationship management, data warehousing, electronic commerce and web hosting. EMC solutions enable customers to consolidate, network and generate value from their digital information across heterogeneous storage systems, switches, hubs, servers and software.

EMC was incorporated in Massachusetts in 1979.

You should not consider the information on EMC’s website to be a part of this document.

Eclipse Merger Corporation

176 South Street

Hopkinton, Massachusetts 01748

Telephone: (508) 435-1000

Eclipse Merger Corporation is a Delaware corporation formed by EMC on July 2, 2003 for use in the merger. This is the only business of Eclipse Merger Corporation.

Legato Systems, Inc.

2350 West El Camino Real

Mountain View, California 94040

Telephone: (650) 210-7000

http://www.legato.com

Legato develops, markets and supports storage software products and services worldwide. Legato’s solutions protect and manage information, assure the availability of applications and provide immediate access to business-critical information in distributed open systems environments. Legato’s solutions provide enterprise level customers the business continuity and operational efficiency to maintain a constant state of access to, and availability of, business-critical information. Legato’s solutions recognize the interdependence between data and applications. Information management within an enterprise includes the protection, recovery and archiving of data, the management of performance and operation of applications, the optimization of storage devices and media including disk and tape, and the capture, organization and immediate access to content and messages. Legato’s heterogeneous software products are mostly found in distributed, open systems which are generally understood to include UNIX, Windows NT, Windows 2000 and Linux server and storage computer systems.

On May 14, 2002, Legato acquired OTG Software, Inc. OTG provides data management and collaboration solutions that virtualize storage for any type of data, including files, messages and databases, while providing easy and transparent access. Legato markets the OTG products under the XtenderSolutions brand.

Legato was incorporated in Delaware in 1988.

You should not consider the information on Legato’s website to be a part of this document.

Risk Factors (see page 20)

See “Risk Factors” for a discussion of certain factors you should carefully consider before deciding how to vote your shares of Legato common stock at the special meeting.

Stockholder Vote Required (see page 24)

The affirmative vote of the holders of a majority of the shares of Legato common stock outstanding as of the record date is required to approve the merger proposal. The affirmative vote of the holders of a majority of the shares of Legato common stock voting on the proposal is required to grant discretionary authority to the Legato board of directors or its chairman to adjourn or postpone the special meeting to solicit additional votes to approve and adopt the merger agreement and the merger.

The Merger (see page 27)

Under the merger agreement, Eclipse Merger Corporation, a wholly-owned subsidiary of EMC, will merge with and into Legato. The merger will result in each share of Legato common stock being converted into 0.9 of a share of EMC common stock and will make Legato a wholly-owned subsidiary of EMC. The merger agreement is attached to this proxy statement/prospectus as Annex A. Stockholders of Legato should carefully read the merger agreement in its entirety.

Recommendation of the Board of Directors (see page 35)

Legato’s board of directors has determined that the merger agreement is advisable, that it is in the best interests of Legato’s stockholders that Legato enter into the merger agreement and consummate the merger on the terms and subject to the conditions set forth in the merger agreement and that the terms of the merger agreement, including the consideration to be paid to Legato’s stockholders, and the merger are fair to Legato’s stockholders. Legato’s board of directors unanimously recommends that Legato stockholders vote FOR the merger proposal.

Opinion of Legato’s Financial Advisor (see page 35)

In connection with the proposed merger, Legato’s financial advisor, Morgan Stanley & Co., delivered a written opinion to the Legato board of directors as to the fairness, from a financial point of view, to the holders of Legato common stock of the exchange ratio provided for in the merger. The full text of Morgan Stanley’s written opinion, dated July 7, 2003, is attached to this proxy statement/prospectus as Annex B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Morgan Stanley. Morgan Stanley’s opinion is addressed to the Legato board of directors and does not constitute a recommendation to any stockholder as to any matter relating to the merger.

Interests of Legato Directors and Officers in the Merger (see page 43)

In addition to their interests as stockholders, some of the directors and executive officers of Legato have interests in the merger that are different from, or in addition to, your interests. These interests include certain cash payments, company paid health care coverage, loan forgiveness, the extension of periods in which to exercise stock options, stock option and restricted stock awards and accelerated vesting of stock options. These benefits are to be paid either in connection with the merger and/or upon an individual’s termination of employment and/or continued employment following the merger pursuant to existing agreements with Legato or employment agreements entered into with EMC in connection with the merger. Additionally, under specified circumstances, EMC will indemnify the officers and directors of Legato for events occurring before the merger.

Completion and Effectiveness of the Merger (see page 52)

The merger will be completed when all of the conditions to completion of the merger are satisfied or waived in accordance with the merger agreement. The merger will become effective when EMC and Legato cause a duly executed and delivered certificate of merger to be filed with the Secretary of State of the State of Delaware, which EMC and Legato expect will occur as soon as practicable after the stockholders of Legato have approved the merger at the special meeting. EMC and Legato currently anticipate that the merger will be completed in the fourth quarter of 2003.

Material United States Federal Income Tax Considerations (see page 53)

We have structured the merger to qualify as a reorganization under the Internal Revenue Code. It is our intention that no gain or loss will generally be recognized by Legato stockholders for federal income tax purposes on the exchange of shares of Legato common stock solely for shares of EMC common stock. Legato stockholders, however, will recognize gain or loss for federal income tax purposes to the extent any cash received in lieu of fractional shares is greater than or less than, respectively, the tax basis allocable to the fractional shares.

Tax matters are very complicated, and the tax consequences of the merger to the Legato stockholders will depend on the facts of each Legato stockholder’s own situation. Each Legato stockholder should consult his, her or its tax advisor for a full understanding of the tax consequences of the merger.

Accounting Treatment of the Merger (see page 55)

EMC will account for the merger under the purchase method of accounting for business combinations.

Regulatory Filings and Approvals (see page 55)

The merger is subject to antitrust laws. We have made the required filings with the Department of Justice and the Federal Trade Commission and the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 expired on August 25, 2003. The Department of Justice or the Federal Trade Commission, as well as a state or private person, may challenge the merger at any time before or after its completion. Antitrust filings and approvals are also required under the laws of other applicable jurisdictions, some of which prevent some transactions from being completed until required information and materials are furnished to the relevant authorities and applicable waiting periods expire or approvals are obtained. If antitrust authorities request additional information or challenge the merger on antitrust grounds, such approvals may be delayed or may not be obtained.

Dissenters’ and Appraisal Rights (see page 56)

Under Delaware law, you are not entitled to exercise dissenters’ or appraisal rights as a result of the merger or to demand payment for your shares of Legato common stock.

No Solicitation by Legato (see page 60)

The merger agreement prohibits Legato from soliciting, and, except in connection with certain unsolicited third-party proposals, prohibits Legato from participating in discussions with third parties or taking other actions related to, alternative transactions to the transaction with EMC.

Treatment of Legato Stock Options (see page 62)

When the merger is completed, each outstanding Legato stock option will be assumed by EMC and will be deemed to constitute an option to purchase that number of shares of EMC common stock equal to the product of 0.9 multiplied by the number of shares of Legato common stock underlying the option, rounded down to the nearest whole share. The exercise price for each outstanding Legato option will also be adjusted to give effect to the exchange ratio. Certain outstanding stock options will become vested and exercisable on an accelerated basis either upon the consummation of the merger, or in connection with the optionee’s termination of employment within a designated time period following the merger.

Conditions to Completion of the Merger (see page 63)

The respective obligations of Legato and EMC to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of various conditions which include, in addition to other customary closing conditions, the following:

•	EMC’s registration statement on Form S-4, of which this proxy statement/prospectus forms a part, must have been declared effective by the SEC;

•	the merger agreement and the merger must be approved and adopted by the holders of a majority of the outstanding shares of Legato common stock;

•	the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 must have expired or been terminated, and any requirements of other jurisdictions applicable to the consummation of the merger must be satisfied, unless the failure to satisfy such requirements would not reasonably be expected to have a material adverse effect on Legato or EMC;

•	no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other legal restraint or prohibition preventing the consummation of the merger shall be in effect;

•	no law, regulation or order shall be enacted or issued which has the effect of making the merger illegal;

•	no governmental action or proceeding shall be pending or threatened which has the effect of prohibiting or limiting EMC’s ownership of Legato upon completion of the merger; and

•	the shares of EMC common stock to be issued in the merger must be approved for listing, subject to official notice of issuance, on the New York Stock Exchange.

EMC’s obligation to effect the merger is also subject to the satisfaction or waiver of the following conditions:

•	all consents, approvals, orders, licenses, authorizations, registrations, declarations, permits or waivers required to be obtained, and all filings required to be made, must be obtained and made by Legato, except where the failure to obtain consents will not have a material adverse effect on Legato;

•	certain key employees of Legato must have entered into employment agreements with EMC; and

•	EMC must have received copies of the resignations of each director of Legato and its subsidiaries.

In addition, each party’s obligation to effect the merger is further subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of the other party set forth in the merger agreement must be true, complete and correct without reference to any qualification as to materiality such that the aggregate effect of any inaccuracies in such representations and warranties will not have a material adverse effect on such party, in each case as of the date of the merger agreement and as of the date the merger is to be completed, as though made on and as of that time;

•	the other party to the merger agreement must have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement; and

•	each party must have received an opinion of counsel to the effect that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code.

Termination of the Merger Agreement (see page 64)

EMC and Legato can mutually agree to terminate the merger agreement without completing the merger. In addition, EMC and Legato can each terminate the merger agreement under the circumstances set forth in the merger agreement and described below in this proxy statement/prospectus.

Termination Fee and Expenses (see page 65)

If the merger agreement is terminated, Legato would be required, under certain circumstances generally involving the acquisition of Legato by another company, to pay EMC a termination fee equal to $45,000,000.

EMC and Legato, in general, will bear their own expenses in connection with the merger. However, Legato has agreed to reimburse EMC for all expenses incurred by EMC in connection with the merger, including reasonable fees and expenses of EMC’s attorneys, accountants and financial advisors, if the merger agreement is terminated under certain circumstances set forth in the merger agreement and described below in this proxy statement/prospectus.

SUMMARY HISTORICAL FINANCIAL DATA

The following tables present summary historical financial data of EMC and summary historical financial data of Legato.

The summary historical financial data of EMC has been derived from the audited historical consolidated financial statements and related notes of EMC for each of the fiscal years in the five-year period ended December 31, 2002 and the unaudited consolidated financial statements for the six months ended June 30, 2003 and June 30, 2002. The summary historical financial data of Legato has been derived from the audited historical consolidated financial statements and related notes of Legato for each of the years in the five-year period ended December 31, 2002 and the unaudited consolidated financial statements for the six months ended June 30, 2003 and June 30, 2002. The historical information is only a summary, and you should read it in conjunction with the historical financial statements and related notes contained in the annual and quarterly reports for EMC and Legato which have been incorporated by reference into this proxy statement/prospectus.

EMC Corporation(1)

(in thousands, except per share amounts)

	Year Ended December 31,					Six Months Ended June 30,
	2002	2001	2000	1999	1998	2003	2002
Summary of Operations:
Revenues	$5,438,352	$7,090,633	$8,872,816	$6,715,610	$5,436,158	$2,863,451	$2,689,516
Operating income (loss) (2)	(493,831)	(697,841)	2,256,903	1,241,094	834,267	82,799	(220,979)
Net income (loss) (2)	(118,706)	(507,712)	1,782,075	1,010,570	653,978	116,922	(76,051)
Net income (loss) per weighted average share, basic (2)(3)	$(0.05)	$(0.23)	$0.82	$0.49	$0.32	$0.05	$(0.03)
Net income (loss) per weighted average share, diluted (2)(3)	$(0.05)	$(0.23)	$0.79	$0.46	$0.30	$0.05	$(0.03)
Weighted average shares, basic (3)	2,206,294	2,211,273	2,164,180	2,061,101	2,030,742	2,187,134	2,214,997
Weighted average shares, diluted (3)	2,206,294	2,211,273	2,245,203	2,219,065	2,188,430	2,205,629	2,214,997
Balance Sheet Data:
Working capital	$2,175,598	$2,743,828	$3,986,404	$2,922,481	$2,825,000	$2,292,001	$1,897,449
Total assets	9,590,447	9,889,635	10,537,799	7,064,701	5,600,459	9,928,553	9,687,115
Long-term obligations (4)	6,963	17,202	14,457	686,609	751,646	2,903	9,987
Stockholders’ equity	$7,226,002	$7,600,820	$8,177,209	$4,951,786	$3,728,990	$7,383,163	$7,415,872

(1)	The selected consolidated financial data for all periods presented include the effects of the acquisition of Data General on October 12, 1999, which was accounted for as a pooling-of-interests.
(2)	For the year ended December 31, 2002, EMC incurred net restructuring costs and other special items totaling approximately $100,000 pre-tax ($82,000 after-tax). The pre-tax amounts consist of $91,000 included in operating loss and $9,000 included in other expense, net. For the year ended December 31, 2001, EMC incurred restructuring costs and other special charges totaling approximately $825,000 pre-tax ($675,000 after-tax). The pre-tax amounts consist of $719,000 included in operating loss and $106,000 included in other expense, net. For the year ended December 31, 1999, EMC incurred restructuring, merger and other special charges totaling approximately $224,000 pre-tax ($170,000 after-tax). All pre-tax amounts were included in operating income. For the year ended December 31, 1998, EMC incurred restructuring, merger and other special charges totaling approximately $135,000 (pre and after-tax), all of which were included in operating income. For the six months ended June 30, 2003, EMC incurred restructuring costs and other special charges totaling approximately $24,000 pre-tax ($17,000 after-tax). All pre-tax amounts were included in operating income. For the six months ended June 30, 2002, EMC recognized a reduction in its restructuring and other special charges totaling approximately $53,000 pre-tax ($32,000 after-tax). All pre-tax amounts were included in operating income. See Note C to EMC’s Consolidated Financial Statements contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2002.
(3)	All share and per share amounts have been restated to reflect the stock splits effective May 28, 1999 and June 2, 2000 for all periods presented.
(4)	Includes long-term debt and capital leases, excluding current portion.

Legato Systems, Inc.

(in thousands, except per share amounts)

	Year Ended December 31,					Six Months Ended June 30,
	2002	2001	2000	1999	1998 (3)	2003	2002
Summary of Operations:
Revenue	$261,894	$242,601	$231,395	$228,567	$167,907	$150,639	$117,188
Gross profit	207,581	188,168	183,784	195,789	142,657	123,133	91,342
Income (loss) from operations	(153,639)	(124,713)	(51,413)	2,991	27,815	(5,694)	(127,841)
Net income (loss) (1)	(228,763)	(81,495)	(35,249)	2,704	19,869	(7,002)	(92,595)
Basic net income (loss) per share (2)	(2.16)	(0.92)	(0.41)	0.03	0.26	(0.06)	(0.96)
Diluted net income (loss) per share (2)	(2.16)	(0.92)	(0.41)	0.03	0.24	(0.06)	(0.96)
Balance Sheet Data:
Cash, cash equivalents and investments	70,044	145,695	165,145	169,928	125,972	71,974	55,448
Working capital (deficiencies)	(20,082)	167,281	161,762	152,514	119,717	(9,764)	41,021
Total assets	479,716	355,261	414,864	422,894	207,224	464,238	600,331
Stockholders’ equity	327,794	259,959	322,334	337,745	158,529	326,652	461,037

(1)	Net loss for the year ended December 31, 2002 includes a provision for a valuation allowance against net deferred tax assets of $124.3 million, a litigation settlement charge of $67.0 million, restructuring charges of $11.7 million and a write-off of in-process research and development of $33.2 million. Net loss for the year ended December 31, 2001 includes restructuring charges of $9.4 million and impairment of intangible of $48.9 million. Net loss for the six months ended June 30, 2002 includes a litigation settlement charge of $67.0 million and a write-off of in-process research and development of $33.2 million. Net loss for the six months ended June 30, 2003 includes restructuring charges of $3.5 million.
(2)	See Note 2 of Notes to Consolidated Financial Statements contained in Legato’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.
(3)	The financial data for the year-ended December 31, 1998 was derived by combining Legato’s financial data for the year ended December 31, 1998 with FullTime’s financial data for the twelve-months ended December 31, 1998. The acquisition of FullTime was accounted for as a pooling-of-interests.

COMPARATIVE PER SHARE DATA

Shares of EMC common stock are traded on the New York Stock Exchange under the symbol “EMC” and shares of Legato common stock are traded on the Nasdaq National Market under the symbol “LGTO.” The following table sets forth, for the calendar quarters indicated, the high and low sale prices per share of EMC common stock and Legato common stock, as adjusted for all stock splits, as reported on the New York Stock Exchange and the Nasdaq National Market, respectively.

	EMC		Legato
	High	Low	High	Low
2001:
First Quarter	$81.75	$28.15	$18.38	$6.94
Second Quarter	$45.90	$25.10	$17.99	$8.00
Third Quarter	$31.95	$10.30	$16.01	$4.76
Fourth Quarter	$18.50	$10.66	$15.05	$5.01

2002:
First Quarter	$17.97	$10.60	$17.43	$8.70
Second Quarter	$12.25	$5.90	$8.89	$3.44
Third Quarter	$9.40	$4.45	$4.00	$1.88
Fourth Quarter	$7.70	$3.67	$6.20	$2.53

2003:
First Quarter	$8.59	$5.98	$6.70	$4.75
Second Quarter	$11.45	$7.20	$9.13	$5.05
Third Quarter (through September 11, 2003)	$13.96	$9.61	$12.45	$8.00

The following table sets forth the closing sales prices of the common stock of EMC and Legato on the last trading day before the public announcement of the execution and delivery of the merger agreement, a recent date prior to the printing of this document and on a pro forma equivalent share basis.

	EMC	Legato
Exchange Ratio		0.9
Closing price on July 7, 2003	$11.74	$9.10
Pro forma equivalent		$10.57
Closing price on September 11, 2003	$13.34	$11.92
Pro forma equivalent		$12.01

Because the market price of EMC common stock that you will receive in the merger may increase or decrease before the vote on the merger agreement at the special meeting, you are urged to obtain current market quotations.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The statements contained in this section may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and words and terms of similar substance. These forward-looking statements are based largely on Legato’s and EMC’s managements’ present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Neither EMC nor Legato is under any obligation, and each expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. For a more complete discussion of the risks and uncertainties which may affect such forward-looking statements, please refer to the section entitled “Cautionary Statement Concerning Forward-Looking Information” beginning on page 80.

The unaudited pro forma condensed combined financial information gives effect to the acquisition of Legato by EMC. For purposes of the statements of operations, the pro forma financial information is presented based upon the transaction occurring as of January 1, 2002. For purposes of the balance sheet, the pro forma financial information is presented based upon the transaction occurring as of June 30, 2003.

Under the purchase method of accounting, the total estimated purchase price is allocated to the net tangible and intangible assets of Legato based on their fair values as of the consummation of the transaction. A final determination of these fair values, which cannot be made prior to the closing of the transaction, will include management’s consideration of a final valuation prepared by an independent valuation specialist. This final valuation will be based on the actual net tangible and intangible assets of Legato that exist as of the date of the transaction.

Upon the closing of the transaction, EMC may incur integration related expenses not reflected in the pro forma financial information. These may include the elimination of duplicative facilities, operational realignment expenses and related workforce reductions. Such costs would generally be recognized as a liability assumed as of the acquisition date resulting in additional goodwill if these costs relate to facilities or workforce previously aligned with Legato and would be expensed if these costs relate to facilities or workforce previously aligned with EMC. The amount of such costs, if any, is not yet known.

Because these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values and do not include liabilities which are not presently estimable as discussed above, the actual amounts recorded as of the completion of the transaction may differ materially from the information presented in these unaudited pro forma condensed combined financial statements. In addition to the receipt of the final valuation, the impact of ongoing integration activities, the timing of completion of the transaction and other changes in Legato’s net tangible and intangible assets that occur prior to completion of the transaction could cause material differences in the information presented.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of EMC and Legato incorporated by reference into this proxy statement/prospectus and the summary historical consolidated financial data included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of EMC that would have been reported had the transaction been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of EMC.

EMC Corporation and Legato Systems, Inc.

Pro Forma Condensed Combined Statement of Operations

Six Months Ended June 30, 2003

(Unaudited)

(in thousands, except per share amounts)

	Historical
	EMC	Legato	Pro Forma Adjustments		Pro Forma Combined
Revenues:
Net sales	$2,176,041	$69,233			$2,245,274
Services	687,410	81,406			768,816

	2,863,451	150,639			3,014,090
Costs and expenses:
Cost of sales	1,274,079	3,978	$11,186	(5)	1,289,243
Costs of services	347,469	23,528	1,535	(4)	372,532
Research and development	357,202	37,126	1,996	(4)	396,324
Selling, general and administrative	777,813	82,768	3,689	(4)	870,565
			6,295	(5)
Restructuring and other special charges	24,089	3,543			27,632
Amortization of acquired intangibles	—	5,390	(5,390)	(3)	—

	2,780,652	156,333	19,311		2,956,296

Operating income (loss)	82,799	(5,694)	(19,311)		57,794
Investment income	104,323	—	(270)	(6)	104,053
Interest expense	(2,039)	—			(2,039)
Other expense, net	(5,984)	(897)			(6,881)

Income (loss) before taxes	179,099	(6,591)	(19,581)		152,927
Income tax provision (benefit)	62,177	411	(5,452)	(8)	57,136

Net income (loss)	$116,922	$(7,002)	$(14,129)		$95,791

Net income (loss) per weighted average share, basic	$0.05	$(0.06)			$0.04

Net income (loss) per weighted average share, diluted	$0.05	$(0.06)			$0.04

Weighted average shares, basic	2,187,134	116,595			2,292,205	(9)

Weighted average shares, diluted	2,205,629	116,595			2,315,597	(9)

See accompanying notes to unaudited pro forma condensed combined financial information.

EMC Corporation and Legato Systems, Inc.

Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2002

(Unaudited)

(in thousands, except per share amounts)

	Historical
	EMC	Legato	OTG(1)	Pro Forma Adjustments		Pro Forma Combined
Revenues:
Net sales	$4,219,156	$132,501	$6,715	$194	(2)	$4,358,566
Services	1,219,196	129,393	8,395	(1,083)	(2)	1,355,901

	5,438,352	261,894	15,110	(889)		5,714,467
Costs and expenses:
Cost of sales	2,614,482	9,524	2,817	22,724	(5)	2,649,026
				(521)	(3)
Cost of services	705,028	44,789	3,192	3,106	(4)	756,115
Research and development	781,457	69,243	8,559	4,037	(4)	863,296
Selling, general and administrative	1,680,814	171,040	27,970	7,463	(4)	1,895,217
				8,001	(5)
				(71)	(2)
Restructuring and other special charges	150,402	11,749	—			162,151
Amortization of acquired intangibles	—	8,988	75	(9,063)	(3)	—
Litigation settlement	—	67,000	—			67,000
In-process research and development	—	33,200	—			33,200

	5,932,183	415,533	42,613	35,676		6,426,005

Operating loss	(493,831)	(153,639)	(27,503)	(36,565)		(711,538)
Investment income	256,153	—	—	(558)	(6)	255,595
Interest expense	(11,415)	—	—			(11,415)
Other income (expense), net	(47,394)	2,615	122	(1,305)	(7)	(45,962)

Loss before taxes	(296,487)	(151,024)	(27,381)	(38,428)		(513,320)
Income tax provision (benefit)	(177,781)	77,739	(1,280)	(10,627)	(8)	(111,949)

Net loss	$(118,706)	$(228,763)	$(26,101)	$(27,801)		$(401,371)

Net loss per weighted average share, basic	$(0.05)	$(2.16)				$(0.17)

Net loss per weighted average share, diluted	$(0.05)	$(2.16)				$(0.17)

Weighted average shares, basic	2,206,294	106,077				2,311,365	(9)

Weighted average shares, diluted	2,206,294	106,077				2,311,365	(9)

See accompanying notes to unaudited pro forma condensed combined financial information.

EMC Corporation and Legato Systems, Inc.

Pro Forma Condensed Combined Balance Sheet

June 30, 2003

(Unaudited)

(in thousands)

	Historical
	EMC	Legato	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$1,904,558	$62,659	$(18,000)	(15)	$1,949,217
Short-term investments	969,477	9,315			978,792
Accounts and notes receivable	734,255	42,752			777,007
Inventories	523,148	—			523,148
Deferred income taxes	237,026	—			237,026
Other current assets	128,799	9,707			138,506

Total current assets	4,497,263	124,433	(18,000)		4,603,696
Long-term investments	3,187,505	—			3,187,505
Property, plant and equipment, net	1,577,440	39,297			1,616,737
Goodwill, net	216,694	270,709	989,909	(10)	1,206,603
			(270,709)	(11)
Intangible and other assets, net	382,335	29,799	149,000	(10)	527,114
			(25,196)	(11)
			(8,824)	(17)
Deferred income taxes	67,316	—	80,182	(12)	149,221
			1,723	(17)

Total assets	$9,928,553	$464,238	$898,085		$11,290,876

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$2,205,262	$134,197	$(6,630)	(18)	$2,332,829
Deferred revenue non-current	277,694	3,389	(339)	(18)	280,744
Other non-current liabilities	62,434	—			62,434
Stockholders’ equity:
Common stock and additional paid-in capital	3,645,013	631,882	679,732	(13)	4,956,627
Retained earnings (accumulated deficit)	4,186,971	(306,441)	306,441	(13)	4,146,971
			(40,000)	(16)
Deferred compensation	(6,693)	(260)	260	(13)	(43,730)
			(37,037)	(14)
Accumulated other comprehensive income (loss)	(59,217)	1,471	(1,471)	(13)	(62,088)
			(2,871)	(17)
Treasury stock, at cost	(382,911)	—			(382,911)

Total stockholders’ equity	7,383,163	326,652	905,054		8,614,869

Total liabilities and stockholders’ equity	$9,928,553	$464,238	$898,085		$11,290,876

See accompanying notes to unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(1)	On May 14, 2002, Legato acquired all the outstanding common stock of OTG Software, Inc. OTG provided data management and collaboration solutions that virtualize storage for any type of data, including files, messages and databases. The pro forma financial statements give effect to Legato’s acquisition of OTG as if it were effective January 1, 2002.

(2)	Represents adjustments to conform OTG’s accounting policies to Legato’s accounting policies.

(3)	Represents the reversal of intangible amortization expense as originally recorded by Legato or OTG.

(4)	Represents the amortization of deferred stock option compensation expense for unvested stock options exchanged in the acquisition of Legato by EMC. The deferred compensation is being amortized over the remaining vesting period of the assumed options. The amortization expense has been recorded in the expense category associated with the payroll classification of the grantee.

(5)	Represents the amortization of intangible assets established as part of the purchase price allocation. Intangible assets are amortized based upon the pattern in which the economic benefits of the intangible assets are consumed over the following number of years:

Customer relationships	7 years
Developed technology	5 years
Tradenames and trademarks	5 years
Non-competition agreements	3 years

(6)	Represents the reduction in investment income resulting from cash payments for estimated transactions fees incurred in connection with EMC’s acquisition of Legato.

(7)	Legato’s acquisition of OTG was paid through a combination of the issuance of both Legato’s common stock and cash. The adjustment represents the reduction in investment income had the cash payments been made as of January 1, 2002.

(8)	Represents the tax effect of the transaction based upon the statutory income tax rate.
(9)	The unaudited pro forma condensed combined financial statements provide for the issuance of EMC common stock, based upon an exchange ratio of 0.9 of a share of EMC common stock for each outstanding share of Legato common stock. The actual number of shares of EMC common stock to be issued will be determined based upon the actual number of shares of Legato common stock outstanding at the completion of the transaction. The average market price per share of EMC common stock of $11.18 is based on an average of the closing prices for a range of trading days (July 3, 2003 through July 10, 2003) around the announcement date (July 8, 2003) of the proposed transaction. Stock options of Legato will also be exchanged based upon the same exchange ratio. The calculation of the average basic weighted shares gives effect to the elimination of Legato’s outstanding shares and the issuance of EMC’s shares in the transaction. The calculation of the average diluted weighted shares gives effect to the elimination of Legato’s outstanding shares, the issuance of EMC’s shares in the transaction and the dilutive effect of the EMC stock options issued in exchange for Legato’s stock options.

(10)	The following represents a preliminary estimate of the purchase price (amounts in the table are in thousands, except per share amounts and the exchange ratio):

EMC average market price per share	$11.18
Exchange ratio	.90

Equivalent per share consideration	$10.06
Shares of common stock of Legato outstanding not owned by EMC	116,746

Fair market value of EMC common stock issued	1,174,465
EMC’s existing investment in Legato	4,230
Fair value of Legato stock options	137,149
Estimated transaction costs	18,000

Total purchase price	$1,333,844

The average market price per share of EMC common stock of $11.18 is based on an average of the closing prices for a range of trading days (July 3, 2003 through July 10, 2003) around the announcement date (July 8, 2003) of the proposed transaction.

The fair value of the Legato stock options issued was determined using the Black-Scholes option pricing model with the following assumptions: stock price of $10.06; volatility of 60%; risk-free interest rate ranging from 0.94% to 1.93%; and an expected life ranging from one to four years.

The estimated purchase price has been allocated to the acquired tangible and intangible assets and liabilities based on their estimated fair values as of June 30, 2003 (table in thousands):

Cash and equivalents	$62,659
Short-term investments	9,315
Accounts and notes receivable	42,752
Other current assets	9,707
Property, plant and equipment	39,297
Intangible assets:
Customer relationships	73,000
Developed technology	72,000
Tradenames and trademarks	3,000
Non-competition agreements	1,000

Total intangible assets	149,000
Goodwill	989,909
Other non-current assets	4,603
In-process research and development	40,000
Deferred compensation	37,037
Deferred income taxes	80,182
Current liabilities	(127,567)
Deferred revenue non-current	(3,050)

Total	$1,333,844

The total estimated purchase price is allocated to the net tangible and intangible assets of Legato based on their fair values as of the completion of the transaction. Independent valuation specialists will conduct a valuation in order to assist management of EMC in determining the fair values of a significant portion of these assets. The preliminary work performed by the independent valuation specialists has been considered in management’s estimates of the fair values reflected in these unaudited pro forma condensed combined financial statements. A final determination of these fair values, which cannot be made prior to the consummation of the transaction, will include management’s consideration of a final valuation prepared by the independent valuation specialists. This final valuation will be based on the actual net tangible and intangible assets of Legato that exist as of the date of completion of the transaction.

The amount allocated to in-process research and development represents an estimate of the fair value of purchased in-process technology for research projects that, as of the expected closing date of the merger, will not have reached technological feasibility and have no alternative future use. The preliminary estimate of in-process research and development is $40.0 million. Because this expense is directly attributable to the acquisition and will not have a continuing impact, it is not reflected in the pro forma condensed combined statement of operations. However, this item will be recorded as a charge against income in the period the transaction occurs. The amount of in-process research and development is subject to change and will be finalized upon consummation of the transaction. For every incremental $1.0 million increase to the amount allocated to in-process research and development expense, there will be a $1.0 million decrease to net income. Additionally, goodwill and retained earnings will also each decrease by $1.0 million.

Consideration allocated to other intangible assets will be amortized over the asset’s estimated useful life. Assuming a useful life of five years, straight-line amortization and a domestic tax rate of 38%, for every additional $5.0 million allocated to intangible assets, the net income would be reduced annually by $620,000. The amount of intangible assets, estimated useful life and amortization methodology are subject to the completion of an appraisal. Additionally, for every additional $5.0 million allocated to intangible assets, goodwill will decrease by $3.1 million, intangible assets will increase by $5.0 million and non-current deferred income tax assets will decrease by $1.9 million.

In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, goodwill resulting from the transaction is not amortized, but will be subject to an impairment test at least annually (more frequently if certain indicators are present). In the event that goodwill is impaired, EMC will incur an impairment charge for the amount of impairment during the fiscal quarter in which the determination is made that goodwill is impaired.

Upon the closing of the transaction, EMC may incur integration related expenses not reflected in the pro forma financial information. These may include the elimination of duplicative facilities, operational realignment expenses and related workforce reductions. Such costs would generally be recognized as a liability assumed as of the acquisition date resulting in additional goodwill if these costs relate to facilities or workforce previously aligned to Legato and would be expensed if these costs relate to facilities or workforce previously aligned with EMC. The amount of such costs, if any, is not yet known.

The amount allocated to deferred income taxes consists of $136.1 million of a deferred tax asset and $55.9 million of a deferred tax liability. The deferred tax asset represents a portion of Legato’s deferred tax assets that had been offset by a valuation allowance in Legato’s historic financial statements. EMC believes that this portion of Legato’s deferred tax assets will be realized post acquisition. The deferred tax liability represents the tax effect of the book and tax basis differences attributable to the fair value adjustments.

(11)	Represents the reversal of Legato’s goodwill and other intangible assets recorded in connection with previous acquisitions.

(12)	Represents the reversal of the deferred income taxes associated with Legato’s intangible assets from its prior acquisitions, establishment of deferred income taxes associated with the intangible assets acquired, and the allocation of the purchase price to Legato’s deferred tax assets. Legato’s deferred tax assets had been offset by a valuation allowance in the historic financial statements of Legato.

(13)	Represents the elimination of Legato’s equity accounts and the issuance of the consideration paid in the transaction.

(14)	Represents deferred compensation associated with the intrinsic value of unvested stock options exchanged in the transaction. The amount of the deferred compensation was based on the portion of the intrinsic value of the EMC stock options to be issued that relates to the future vesting period.

(15)	Represents the payment for the estimated transaction costs incurred to consummate the transaction.

(16)	Represents the expensing of the preliminary estimate of in-process research and development.

(17)	Represents the elimination of EMC’s investment in Legato, related unrealized gain and the deferred taxes on the gain.

(18)	Represents the adjustment of deferred revenue to its estimated fair market value.

UNAUDITED COMPARATIVE PER SHARE DATA

Presented below is per share data regarding the income and book value of EMC and Legato on both a historical and a per share equivalent unaudited pro forma basis. The unaudited pro forma consolidated per share information is derived from the unaudited pro forma combined consolidated financial statements included elsewhere in this document. You should read the information below in conjunction with the financial statements and accompanying notes of each of EMC and Legato incorporated by reference herein and with the unaudited pro forma combined financial statements included herein. The Legato equivalent pro forma per share data is calculated by multiplying the pro forma EMC per share amounts by the exchange ratio of 0.9 for each share of Legato common stock.

	Year Ended December 31, 2002	Six Months Ended June 30, 2003
EMC Historical Per Common Share:
Net income (loss) per common share—basic and diluted	$(0.05)	$0.05
Book value per share	3.31	3.37
Cash dividends	—	—
Legato Historical Per Common Share:
Net loss per common share—basic and diluted	$(2.16)	$(0.06)
Book value per share	2.82	2.78
Cash dividends	—	—
Pro Forma Consolidated Per Common Share:
Net income (loss) per EMC share—basic and diluted	$(0.17)	$0.04
Net income (loss) per equivalent Legato share—basic and diluted	(0.15)	0.04
Book value per EMC share		3.75
Book value per equivalent Legato share		3.37
Cash dividends	—	—

RISK FACTORS

Before you vote for approval and adoption of the merger agreement and the merger, you should carefully consider the risks described below in addition to the other information contained in or incorporated by reference into this document, including the section entitled “Cautionary Statement Regarding Forward-Looking Information.” The risks and uncertainties described below are not the only ones facing EMC and Legato. Additional risks and uncertainties not presently known to either EMC or Legato or that we believe are now immaterial may also impair EMC’s business or Legato’s business. If any of the following risks actually occur, EMC’s business, financial condition or results of operations could be materially adversely affected, the value of EMC’s common stock could decline and you may lose all or part of your investment.

Risks Associated with the Merger

The anticipated benefits of combining EMC and Legato may not be realized.

EMC and Legato entered into the merger agreement with the expectation that the merger will result in various benefits including, among other things, benefits relating to enhanced revenues, technology, human resources, cost savings, operating efficiencies and other synergies. There can be no assurance that EMC and Legato will realize these benefits or that the merger will not result in the deterioration or loss of significant business of the combined company. Costs incurred and liabilities assumed in connection with the merger, including pending and threatened disputes and litigation, could have a material adverse effect on the combined company’s business, financial condition and operating results.

EMC may have difficulty and incur substantial costs in integrating Legato.

Integrating EMC and Legato will be a complex, time-consuming and expensive process. Before the merger, EMC and Legato will continue to operate independently, each with its own business, products, customers, employees, culture and systems.

The combined company may face substantial difficulties, costs and delays in integrating EMC and Legato. These factors may include:

•	potential difficulty in leveraging the value of the separate technologies of the combined company;

•	perceived adverse changes in product offerings available to customers or customer service standards, whether or not these changes do, in fact, occur;

•	costs and delays in implementing common systems and procedures and costs and delays caused by communication difficulties;

•	the geographic distance between EMC’s and Legato’s sites;

•	diversion of management resources from the business of the combined company;

•	potential incompatibility of business cultures;

•	potential losses of key employees due to perceived uncertainty in career opportunities, compensation levels and benefits;

•	the retention of existing customers of each company;

•	reduction or loss of customer orders due to the potential for market confusion, hesitation and delay;

•	retaining and integrating management and other key employees of the combined company; and

•	coordinating infrastructure operations in a rapid and efficient manner.

After the merger, EMC and Legato may combine many operations and functions using common:

•	information and communication systems;

•	operating procedures;

•	financial controls; and

•	human resource practices, including training, professional development and benefit programs.

Any one or all of these factors may cause increased operating costs, lower than anticipated financial performance or the loss of customers and employees. Many of these factors are also outside the control of either company. The failure to timely and efficiently integrate EMC and Legato could have a material adverse effect on the combined company’s business, financial condition and operating results.

The value of the shares of EMC common stock that Legato stockholders receive in the merger will vary as a result of the fixed exchange ratio and fluctuations in the price of EMC’s common stock.

At the effective time of the merger, each outstanding share of Legato common stock will be converted into 0.9 of a share of EMC common stock. The ratio at which the shares will be converted is fixed and any changes in the price of EMC common stock will affect the value of the consideration that Legato stockholders receive in the merger. Stock price variations could be the result of changes in the business, operations or prospects of EMC, Legato or the combined company, market assessments of the likelihood that the merger will be consummated within the anticipated time or at all, general market and economic conditions and other factors both within and beyond the control of EMC or Legato. Recent market prices of EMC common stock and Legato common stock are set forth on page 10 under the heading “Comparative Per Share Data.”

We encourage Legato stockholders to obtain current market quotations for EMC common stock and Legato common stock. The price of EMC common stock and Legato common stock at the effective time of the merger may vary from their respective prices on the date of this document. The historical prices of EMC’s common stock and Legato’s common stock included in this document may not be indicative of their respective prices on the date the merger is effective. The future market prices of EMC common stock and Legato common stock cannot be guaranteed or predicted.

The merger may result in a loss of customers and suppliers.

Some customers, including end users, resellers and original equipment manufacturers, may seek alternative sources of product and/or service after the announcement of the merger due to, among other reasons, a desire not to do business with the combined company or perceived concerns that the combined company may not continue to support and develop certain product lines. Management of EMC and Legato anticipate that the combined company could experience some customer attrition by reason of announcement of the merger or after the merger. Difficulties in combining operations could also result in the loss of suppliers and potential disputes or litigation with customers, suppliers, resellers or others. There can be no assurance that any steps by management to counter such potential increased customer or supplier attrition will be effective. Failure by management to control attrition could have a material adverse effect on the combined company’s business, financial condition and operating results.

The combined company will depend on key personnel, the loss of whom could harm its business.

The successful integration of Legato with EMC after the merger will depend in part on the retention of personnel critical to the business and operations of the combined company. The combined company may be unable to retain Legato personnel that are critical to the success of the combined company, resulting in disruption of operations, loss of key information, expertise or know-how, unanticipated additional recruitment and training costs and other adverse developments diminishing the anticipated benefits of the merger.

The loss of the services of any member of the combined company’s management team, or of any other key employee, could divert management’s time and attention, increase the combined company’s expenses and adversely affect its ability to conduct its business efficiently. The combined company’s future success also depends on the combined company’s continuing ability to attract, retain and motivate highly skilled employees. Competition for employees in the combined company’s industry is intense. The combined company may be unable to retain its key employees or attract, assimilate or retain other highly qualified employees in the future.

The merger could be delayed or prevented by outstanding litigation involving Legato and its board of directors if the litigation results in an injunction or similar court order.

Legato and its directors are defendants in three purported class action lawsuits filed in Santa Clara County Superior Court on July 9, 2003, July 11, 2003 and July 15, 2003. These suits assert similar claims for breach of fiduciary duty, breach of duty of loyalty and self-dealing against the defendants in connection with the merger. These suits seek to enjoin the closing of the merger. In addition, these suits seek reimbursement of costs and expenses, including attorneys’ fees. While Legato believes the allegations are meritless and intends to defend itself and its board vigorously, there can be no assurance that Legato and its directors will prevail in the lawsuits. If Legato and its directors do not prevail, then the merger may be delayed or enjoined and EMC may not be able to consummate the acquisition of Legato on the terms described in this proxy statement/prospectus or at all.

Substantial expenses will be incurred and payments made even if the merger is not consummated.

The merger may not be consummated. Whether or not the merger is consummated, EMC and Legato will incur substantial expenses in pursuing the merger. In addition, if the merger is terminated under specified circumstances, Legato may be required to pay EMC a termination fee under the merger agreement in the amount of $45,000,000, plus expenses. This termination fee could discourage other potential acquirors from seeking to enter into a business combination with Legato. See “The Merger Agreement—Termination Fee and Expenses” on page 65.

Failure to complete the merger could cause EMC’s or Legato’s stock price to decline.

If the merger is not completed for any reason, EMC’s or Legato’s stock price may decline because costs related to the merger, such as legal, accounting and financial advisor fees, must be paid even if the merger is not completed. In addition, if the merger is not completed, EMC’s or Legato’s stock price may decline to the extent that the current market price reflects a market assumption that the merger will be completed.

If the conditions to the merger are not met, the merger will not occur.

Specified conditions must be satisfied or waived to complete the merger. These conditions are described in detail in the merger agreement. EMC and Legato cannot assure you that each of the conditions will be satisfied or waived. If the conditions are not satisfied or waived, the merger will not occur or will be delayed, and EMC and Legato each may lose some or all of the intended benefits of the merger. For example, if either party suffers a material adverse effect prior to closing, the other party will not be required to close the transaction.

EMC and Legato may waive one or more of the conditions to the merger without resoliciting stockholder approval for the merger.

Each of the conditions to EMC’s and Legato’s obligations to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of EMC and Legato. The boards of directors of EMC and Legato will evaluate the materiality of any such waiver to determine whether amendment of this document and resolicitation of proxies is necessary. However, EMC and Legato generally do not expect any such waiver to be significant enough to require resolicitation of stockholders. In the event that the board of directors of Legato determines any such waiver is not significant enough to require resolicitation of stockholders, it will have the discretion to complete the merger without seeking further stockholder approval.

Some directors and officers of Legato have interests that differ from yours in recommending that Legato stockholders vote in favor of approval and adoption of the merger agreement and the merger.

Some of the directors and officers of Legato who recommend that Legato stockholders vote in favor of the merger agreement have employment, change in control or severance agreements or benefits arrangements that provide them with interests in the merger that differ from those of the Legato stockholders. The receipt of compensation or other benefits in the merger, including change in control or severance benefits, the vesting of stock options or the continuation of indemnification arrangements for current directors and officers of Legato following completion of the merger, may influence directors in making their recommendation that you vote in favor of the merger agreement. For more information about these interests, please see “Interests of Legato Directors and Officers in the Merger.”

Risks Related to EMC’s Business

For risks related to EMC’s business, please see “Factors That May Affect Future Results” contained in EMC’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 and incorporated by reference into this proxy statement/prospectus.

Risks Related to Legato’s Business

For risks related to Legato’s business, please see “Risk Factors” contained in Legato’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 and incorporated by reference into this proxy statement/prospectus.

T HE SPECIAL MEETING OF LEGATO STOCKHOLDERS

This proxy statement/prospectus is being furnished to you as part of the solicitation of proxies by Legato’s board of directors in connection with a special meeting of Legato’s stockholders. The purpose of the special meeting is for you to consider and vote upon a proposal to adopt the agreement and plan of merger, dated as of July 7, 2003, by and among EMC, a wholly-owned subsidiary of EMC and Legato. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus.

This proxy statement/prospectus is first being furnished to the stockholders of Legato on or about September 18, 2003.

Date, Time and Place of the Special Meeting

The special meeting of the stockholders of Legato is scheduled to be held as follows:

October 20, 2003

10:00 a.m., local time

3210 Porter Drive

Palo Alto, California

Purpose of the Special Meeting

At the special meeting, Legato will ask you to vote upon a proposal to adopt the merger agreement, approve the merger and to transact any other business that properly comes before the special meeting or any adjournment or postponement of the special meeting.

If the stockholders of Legato approve the merger and adopt the merger agreement, a wholly-owned subsidiary of EMC will merge into Legato, and Legato will survive the merger as a wholly-owned subsidiary of EMC.

After careful consideration, Legato’s board of directors has unanimously approved the merger agreement and determined that the merger is fair to you and in your best interests and unanimously recommends that you vote FOR the adoption of the merger agreement and approval of the merger.

Stockholder Record Date for the Special Meeting

Legato’s board of directors has fixed the close of business on September 5, 2003 as the record date for determining which Legato stockholders are entitled to notice of and to vote at the Legato special meeting. On the record date, there were 118,331,683 shares of Legato common stock outstanding, held by approximately 498 holders of record.

Vote of Legato Stockholders Required for Approval of Merger

A majority of the shares of Legato common stock outstanding and entitled to vote at the special meeting as of the record date must be represented, either in person or by proxy, to constitute a quorum at the special meeting. If a quorum is not present in person or represented by proxy, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies. The affirmative vote of the holders of a majority of the shares of Legato common stock issued and outstanding is necessary to adopt the merger agreement and approve the merger. At the special meeting, each share of Legato common stock is entitled to one vote on all matters properly submitted to the Legato stockholders.

The directors and executive officers of Legato beneficially owned approximately 8% of the outstanding shares of Legato common stock, including options exercisable within 60 days, as of the record date, and each of them has indicated his or her intention to vote for approval of the merger agreement.

V ote Required for Authorization to Adjourn or Postpone the Special Meeting

A majority of the shares of Legato common stock outstanding and entitled to vote at the meeting must be represented either in person or by proxy, to constitute a quorum at the Legato special meeting. The affirmative vote of the holders of a majority of the shares of Legato common stock voting on the proposal is required to grant Legato’s board of directors or its chairman, in their discretion, the authority to adjourn or postpone the special meeting if necessary to further solicit proxies if there are not sufficient votes at the time of the meeting to approve the merger agreement.

The Legato board of directors unanimously recommends that the stockholders of Legato vote FOR granting authority to the Legato board of directors or its chairman, in their discretion, to adjourn or postpone the special meeting if necessary to solicit further proxies.

Voting of Proxies

If you vote your shares of Legato common stock by signing a proxy, your shares, unless your proxy is revoked, will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, your shares of Legato common stock will be voted FOR adoption of the merger agreement and, if Legato deems it appropriate, will be voted FOR granting authority to Legato’s board of directors or its chairman to adjourn or postpone the special meeting to solicit additional votes.

You are urged to mark the box on the proxy card to indicate how to vote your shares. If a properly executed proxy card is returned and the stockholder has abstained from voting on one or more of the proposals, the Legato common stock represented by the proxy will be considered present at the special meeting for purposes of determining a quorum, but will not be considered to have been voted on the abstained proposals.

If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If an executed proxy card is returned by a broker or bank holding shares which indicates that the broker or bank does not have discretionary authority to vote on the proposals, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be considered to have been voted on the proposals. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

Because adoption of the merger agreement requires the affirmative vote of at least a majority of Legato’s common stock outstanding as of the record date, abstentions, failures to vote and broker non-votes will have the effect of a vote AGAINST the proposal to adopt and approve the merger agreement and the merger at the special meeting.

Legato does not expect that any matter other than the adoption of the merger agreement will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless authority to do so is withheld in the proxy.

You may revoke your proxy at any time before it is voted by:

•	notifying in writing the Secretary of Legato Systems, Inc. at 2350 West El Camino Real, Mountain View, California 94040;

•	granting a subsequently dated proxy; or

•	if you are a holder of record, appearing in person and voting at the special meeting.

Your attendance at the special meeting will not in and of itself revoke your proxy.

Solicitation of Proxies

Legato and EMC will each pay one-half of the expenses incurred in connection with the filing, printing and mailing of this document. Legato will also request banks, brokers and other intermediaries holding shares of Legato common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and will, upon request, reimburse the holders for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, telegram and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Legato. No additional compensation will be paid to directors, officers or employees for those solicitation efforts. Legato has also retained Georgeson Shareholder Communications to assist in the solicitation of proxies. Georgeson will receive a fee for such services of approximately $15,000, including out-of-pocket expenses, which will be paid by Legato. Except as described above, neither Legato nor EMC presently intends to solicit proxies other than by mail.

The matters to be considered at the special meeting are of great importance to the stockholders of Legato. Accordingly, you are urged to read and carefully consider the information presented in this proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy card (or, in the case of shares of Legato held for you by a broker, to give voting instructions to your broker) in the enclosed postage-paid envelope.

You should not send in any stock certificates with your proxy card. A transmittal letter with instructions for the surrender of your Legato stock certificates will be mailed to you as soon as practicable after completion of the merger.

THE MERGER

This section of the proxy statement/prospectus describes material aspects of the proposed merger. While EMC and Legato believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should read this entire document, including the annexes, carefully for a more complete understanding of the merger.

General Description of the Merger

At the effective time, Eclipse Merger Corporation, a wholly-owned subsidiary of EMC, will merge with and into Legato. Legato will be the surviving corporation and will continue as a wholly-owned subsidiary of EMC. As a result of the merger, each share of Legato common stock outstanding at the effective time will be converted automatically into 0.9 of a share of EMC common stock, with cash paid in lieu of any fractional share.

Based on the number of shares of Legato common stock and EMC common stock outstanding as of the record date and the exchange ratio, approximately 106 million shares of EMC common stock will be issuable pursuant to the merger agreement, representing approximately 4.6% of the EMC common stock outstanding on a fully-diluted basis immediately after the merger. Based on shares of Legato common stock underlying its outstanding stock options as of the record date and the exchange ratio, options to purchase approximately             25 million additional shares of EMC common stock will be assumed by EMC in the merger. This assumes that none of Legato’s stock options are exercised between the record date and the effective time.

Background to the Merger

EMC and Legato have been familiar with each other’s businesses for several years and have, from time to time, engaged in discussions regarding possible business arrangements, including strategic partnering transactions and technology transfers. In the first quarter of 2000, the parties engaged in discussions regarding a possible business combination transaction. After those discussions ended, EMC and Legato generally had no discussions regarding any business arrangements until after the installation of new management at Legato in the fourth quarter of 2000. Since then, EMC and Legato have engaged in periodic discussions regarding possible business arrangements, including strategic partnering transactions and technology transfers. These discussions were more limited during the second and third quarters of 2002 during which Legato’s senior management was focused on executing its acquisition of OTG Software, Inc. and integrating OTG’s business into Legato.

EMC continually evaluates strategic opportunities as a part of its ongoing evaluation of the market and opportunities to strengthen its business. EMC senior management and the Mergers & Acquisitions Committee (the “EMC M&A Committee”) of the board of directors of EMC regularly review, evaluate and discuss various strategic opportunities. The EMC M&A Committee meets periodically and from time to time discussed, among numerous other matters, potential business arrangements with Legato.

Beginning in October 2002, David Wright, President and Chief Executive Officer of Legato, along with other members of Legato’s senior management, in periodic consultation with members of Legato’s board of directors, began to explore various possible strategic alternatives to improve long-term stockholder value. During that time, Mr. Wright had a number of discussions with potential partners relating to strategic opportunities. In conjunction with these discussions, Legato engaged Updata Capital, Inc. to serve as a financial advisor to assist Legato in its review of strategic alternatives. This engagement was formalized through an amendment to Legato’s existing engagement letter with Updata on December 10, 2002.

During October and November 2002, Legato’s senior management met on several occasions with representatives of Updata to discuss Legato’s strategy and rationale for a business combination, and requested Updata to perform a financial and strategic analysis regarding Legato’s various options.

On October 9, 2002, representatives of EMC, including Joseph Tucci, President and Chief Executive Officer of EMC, Michael C. Ruettgers, Executive Chairman of the Board of Directors of EMC, Mark Lewis, Executive Vice President, New Ventures and Chief Technology Officer of EMC, and Michael J. Cody, Vice President, Corporate Development of EMC, met with representatives of Legato, including Mr. Wright and David Beamer, Executive Vice President and Chief Operating Officer of Legato, in Boston, Massachusetts in order to discuss the strategic rationale for a potential business combination and to assess Legato’s level of interest in pursuing a strategic transaction.

Following the October 9, 2002 meeting, EMC commenced a general analysis of a possible business combination with Legato using publicly available information about Legato. During October through December 2002, EMC reviewed certain strategic, financial and other aspects of a possible business combination with Legato. To assist it with the foregoing, in December 2002 EMC requested that Goldman, Sachs & Co. act as EMC’s financial advisor in connection with a possible business combination with Legato. Goldman Sachs and EMC subsequently executed an engagement letter, which was dated April 2, 2003 and effective as of October 9, 2002.

During November and December 2002, Legato’s board of directors, including an advisory committee of the board, held several telephonic meetings at which they received updates from senior management and presentations from Legato’s financial advisors regarding strategic alternatives. During these meetings, the directors and management discussed various alternatives to maximize stockholder value.

In December 2002, Legato engaged Morgan Stanley as a financial advisor to assist it in connection with its evaluation of strategic alternatives. Morgan Stanley’s engagement with Legato was formalized in a letter agreement on February 11, 2003.

During December 2002 and January 2003, Legato’s senior management identified leading candidates that might be expected to have an interest in potentially engaging in a strategic transaction with Legato. From time to time in this period and thereafter, members of Legato’s senior management or representatives of its financial advisors, on behalf of Legato, had a number of informal discussions and meetings with representatives of these companies to assess the feasibility of Legato’s strategic alternatives and the potential level of interest of these companies in pursuing one or more of these transactions. In order to facilitate further discussions, Legato entered into nondisclosure agreements with two of these companies.

During the period from November 2002 through January 2003, Messrs. Tucci and Wright had various meetings and discussions regarding the rationale for a possible business combination transaction between EMC and Legato, including the strategic ramifications and potential financial benefits of such a transaction. In addition, beginning in mid-December 2002 through early January 2003, representatives of EMC and Legato, including representatives of their respective financial advisors, engaged in periodic discussions regarding the feasibility, possible terms and timing of, and the process involved with, a possible business combination transaction.

During January and February 2003, the board of directors of Legato, including the advisory committee, held several telephonic meetings and one regularly scheduled meeting of the full board of directors in which they discussed, among other things, the status of strategic discussions with three companies, including EMC, and reviewed an analysis of possible transactions presented by Legato’s financial advisors.

On January 15, 2003, Legato and EMC entered into a nondisclosure agreement in order to facilitate further discussions between the parties. Later that day, representatives of EMC, including Messrs. Cody and Lewis, along with EMC’s financial advisors, met with representatives of Legato, including Mr. Wright and Andrew Brown, Senior Vice President and Chief Financial Officer of Legato, along with Legato’s financial advisors, during which Legato’s financial advisors made a presentation to EMC describing Legato’s business and operations.

On January 17, 2003, Legato received a non-binding indication of interest from EMC outlining the general terms of a possible transaction. Following the receipt of EMC’s indication of interest, representatives of both companies, including their financial advisors, had numerous discussions regarding the financial and other terms described therein.

On January 27, 2003, representatives of Legato’s senior management, along with representatives of Legato’s financial advisors, met with a third party to assess its interest in pursuing a strategic transaction. During the meeting, Legato’s financial advisors made a presentation to the third party describing Legato’s business and operations.

On January 29, 2003, Messrs. Tucci and Wright discussed the status of negotiations between EMC and Legato. Later that day, EMC delivered to Legato another non-binding indication of interest, which reflected EMC’s position as of that date with respect to the terms of a proposed transaction.

During early February 2003, Messrs. Wright and Tucci continued to engage in various discussions regarding the terms of a proposed transaction between EMC and Legato. Also during this period, Mr. Wright had various discussions with two other companies regarding the possibility of a business combination.

On February 11, 2003, representatives of EMC, including Messrs. Tucci, Lewis and Cody, and William J. Teuber, Jr., Executive Vice President and Chief Financial Officer of EMC, and representatives of Legato, and their respective financial advisors, met in Las Vegas, Nevada to further discuss issues regarding a proposed transaction. Also on February 11, 2003, representatives of Legato, along with its financial advisors, met with another third party at Morgan Stanley’s offices to discuss the rationale for a strategic transaction.

In February 2003, EMC engaged Ernst & Young LLP and Standard & Poors, a division of The McGraw-Hill Companies, Inc., to assist EMC with its due diligence review of Legato.

On February 24, 2003, representatives of EMC, including Messrs. Tucci and Cody, met with representatives of Legato, including Messrs. Wright, Beamer and Brown and Legato’s financial advisors, in Palm Springs, California to discuss the terms of a possible business combination, as well as potential operational plans for a combined business.

On February 26 and 27, 2003, Legato received drafts of a further non-binding indication of interest from EMC which set forth proposed terms of a transaction that EMC would be willing to discuss with Legato. Following receipt of these drafts from EMC, representatives of both parties engaged in numerous discussions regarding the terms of such a transaction.

On February 28, 2003, an advisory committee of the board of directors of Legato held a telephonic meeting in which it discussed, among other things, the status of discussions with EMC and the feasibility of engaging in a strategic transaction with other third parties.

Following receipt from EMC of a due diligence request list on February 28, 2003, Legato began providing EMC with financial and operating information relating to Legato. At the same time, EMC began providing Legato with information regarding its business. In addition, senior management from both companies participated in a number of discussions regarding various business, financial and operational issues involved in combining the companies, and each company continued its due diligence review of the other company.

In late February, Mr. Wright, along with Legato’s financial advisors, engaged in various discussions with representatives from the two other companies with whom Legato had been discussing a strategic transaction in order to determine each company’s interest in pursuing a transaction with Legato. In early March 2003, each of the two companies informed Legato and Legato’s financial advisors that it was not interested in pursuing a transaction with Legato at that time.

On March 3, 2003, Legato entered into a letter agreement with EMC which provided that Legato would negotiate exclusively with EMC regarding a business combination for a period ending no later than March 31, 2003.

During early March 2003, representatives of EMC continued to conduct financial, legal, technical and other due diligence on Legato’s business and operations. During the period from March 4, 2003 through March 14, 2003, representatives of both EMC and Legato, along with their respective financial and legal advisors, engaged in numerous discussions regarding Legato’s business and operations and discussed various due diligence issues in connection with a potential business combination transaction.

On March 12, 2003, the board of directors of Legato held a telephonic meeting to receive an update from senior management on the ongoing discussions with EMC.

On March 19, 2003, EMC circulated a draft merger agreement outlining the terms of a proposed tax-free, stock-for-stock merger with Legato.

On March 25, 2003, David I. Goulden, Executive Vice President, Global Marketing and Business Development of EMC, Mr. Cody and representatives of EMC’s advisors spoke with representatives of Legato about various due diligence matters.

On April 2, 2003, the board of directors of Legato held a telephonic meeting to receive an update from Legato’s senior management on the ongoing negotiations with EMC. The board instructed management to continue negotiations and proceed to meet the following week with representatives of EMC.

On April 4, 2003, the EMC M&A Committee met to discuss a possible business combination transaction with Legato. Representatives of Legato, including Messrs. Wright and Beamer, were invited to attend the meeting and gave a presentation to the EMC M&A Committee regarding Legato’s business.

On April 9, 2003, after each company had substantially completed its review of the business and operations of the other company, representatives of both EMC and Legato discussed the terms under which they would be willing to pursue a transaction. After discussion of such terms, the parties were unable to reach agreement on the terms of a transaction, including the valuation of Legato, and determined not to pursue a transaction at that time.

During early May 2003, representatives of EMC advised Mr. Brown and Legato’s financial advisors that EMC had a continuing interest in a transaction with Legato, but did not discuss any substantive terms of a possible business combination transaction with these individuals.

On May 22, 2003, at a regularly scheduled meeting of the board of directors of Legato, Legato’s senior management updated the board on EMC’s renewed interest in a transaction. Following a discussion by the board, and the input of Legato’s legal advisors, the board authorized Legato’s senior management to proceed with discussions with EMC regarding a possible business combination transaction.

On June 13, 2003, at a telephonic meeting of the board of directors of Legato, senior management of Legato provided an update to the board regarding the ongoing discussions between Legato’s financial advisors and various strategic partners, including the latest discussions between Legato’s financial advisors and EMC. Legato’s board of directors discussed the relative merits and risks of the various options available to Legato. At the meeting, the board analyzed and reviewed, among other things, the various strategic, financial and legal considerations concerning a possible transaction with EMC.

On June 17, 2003, EMC delivered a non-binding indication of interest to Legato’s financial advisors regarding EMC’s interest in pursuing a transaction with Legato based on an exchange ratio of 0.9, subject to resolution of various substantive issues relating to the proposed transaction. In addition, EMC advised Legato’s financial advisors that EMC’s non-binding indication of interest was premised on no payments or other benefits becoming due under Legato’s retention bonus plan as a result of the transaction, and also indicated that EMC would require specified key employees of Legato to replace their existing Legato employment, bonus, severance and retention agreements with EMC employment agreements in connection with the transaction.

On June 19, 2003, Legato’s legal advisors, Morgan, Lewis & Bockius LLP, and its financial advisors met with representatives of EMC, including Ropes & Gray LLP, its legal advisors, at the offices of Ropes & Gray LLP in Boston, Massachusetts in order to discuss the structure for a potential transaction, including the consideration to be paid to Legato stockholders.

On June 20, 2003, EMC circulated a draft merger agreement to Legato and its legal advisors.

On June 23, 2003, Legato entered into a letter agreement with EMC which provided that Legato would negotiate exclusively with EMC regarding a business combination for a period ending no later than July 11, 2003.

On June 23 and June 24, 2003, Legato’s financial and legal advisors, along with Mr. Brown, met with representatives of EMC and its legal advisors at the offices of Ropes & Gray LLP in Boston, Massachusetts in order to discuss the terms of the merger agreement and related issues. During the meeting, representatives of each company identified various remaining open issues concerning the terms of the merger agreement.

On June 25, 2003, the board of directors of Legato held a telephonic meeting to receive an update on the meetings and to authorize the representatives of Legato to continue moving forward with the negotiations.

Also on June 25, 2003, the board of directors of EMC held a regularly scheduled meeting at EMC’s executive offices in Hopkinton, Massachusetts. In attendance at the meeting were all of the directors and certain members of EMC management, including Mr. Goulden and Paul T. Dacier, Senior Vice President and General Counsel of EMC. During the meeting, Mr. Goulden presented a review of the proposed transaction with Legato, including EMC’s strategy with respect to Legato, and Messrs. Goulden and Dacier briefed the EMC board on the terms of the most recent draft of the merger agreement. The board then discussed the strategic rationale for the proposed transaction and the terms of the merger agreement, and asked questions of the EMC senior executives in attendance. Following these discussions, Mr. Goulden proposed that the EMC board approve the proposed transaction, subject to the final approval of the EMC M&A Committee, and delegate authority to the EMC M&A Committee to approve the final terms of the merger agreement and the exchange ratio therein. The EMC board unanimously determined that the merger agreement and the transactions contemplated thereby are in the best interests of EMC and its stockholders, approved and authorized, subject to the final approval of the EMC M&A Committee, the merger agreement and the transactions contemplated thereby and authorized certain officers to make any necessary or appropriate changes to the merger agreement, authorized the consummation of the transactions contemplated by the merger agreement, including the merger and the issuance of EMC shares to Legato stockholders pursuant to the merger agreement, and delegated the powers of the board to act with respect to the proposed transaction to the EMC M&A Committee.

On June 30, 2003 representatives of Legato, including Messrs. Wright and Beamer, along with Legato’s financial advisors, met with representatives of EMC, including Messrs. Goulden and Cody and EMC’s financial advisors at EMC’s executive offices in Hopkinton, Massachusetts to discuss matters relating to the merger agreement, as well as employment arrangements for certain key executives of Legato, including Messrs. Wright and Beamer.

On July 2, 2003, certain of Legato’s financial and legal advisors met with representatives of EMC at the offices of Ropes & Gray LLP in Boston, Massachusetts in order to continue negotiations of the terms of the merger agreement. Also on July 2, 2003, the board of directors of Legato held a telephonic meeting to receive an update from senior management on the discussions with EMC and to review a number of issues that remained following the negotiations by the parties. Legato’s legal advisors summarized the terms of the most recent draft of the merger agreement, as well as the outstanding issues in the merger agreement. It was the consensus of the directors that Legato’s management and legal and financial advisors should continue to negotiate the terms of the merger agreement with EMC and report back to Legato’s board once management was prepared to make a recommendation.

Between July 2 and July 7, 2003, counsel to EMC and Legato engaged in extensive negotiations regarding the terms of the merger agreement.

On July 3, 2003, EMC circulated drafts of the employment agreements to be signed in connection with the execution of the merger agreement, which employment agreements were intended to replace the existing employment, bonus, severance and retention agreements for certain employees who were expected to be retained by EMC following the merger. Between July 3 and July 7, EMC and representatives of Legato’s senior management and counsel also engaged in discussions regarding the terms of the proposed employment agreements.

On July 7, 2003, the EMC M&A Committee convened a telephonic meeting to consider the proposed business combination with Legato. All of the members of the committee were present in person or by telephone, except Mr. Ruettgers who was present by telephone for a portion of the meeting. Members of EMC management, including Messrs. Teuber, Goulden, Dacier and Cody, also participated in person. During the meeting, Mr. Goulden reviewed for the committee certain terms of the proposed transaction with Legato, including certain terms of the latest version of the merger agreement, the disclosure schedules to the merger agreement provided by Legato, and the terms and conditions of the new employment agreements for certain Legato executives. Mr. Goulden also provided the committee with an update on certain financial aspects to the proposed transaction. Representatives of Goldman Sachs were then invited to participate by telephone in the meeting. Following a discussion of the financial and other terms of the transaction, the EMC M&A Committee approved, in accordance with the June 25, 2003 vote of the EMC board of directors, the merger agreement and the transactions contemplated thereby, including the merger, as being in the best interests of EMC and its stockholders, subject to Mr. Tucci’s final approval of the exchange ratio and terms of the merger agreement. Later that day, Mr. Tucci approved the exchange ratio and the final terms of the merger agreement.

Also on July 7, 2003, Legato’s board held a meeting and reviewed and analyzed the strategic, financial and legal considerations concerning the proposed transaction, the advisability of the transaction and the fairness of the exchange ratio proposed by EMC. All but one of the directors attended in person and the remaining director attended telephonically. Also present in person were representatives of Morgan, Lewis & Bockius LLP, and representatives of Updata and Morgan Stanley attended in person or telephonically. During the meeting, Morgan Lewis reviewed with the Legato board its legal obligations, including its fiduciary duties, summarized the terms of the most recent draft of the merger agreement, which had been previously distributed to the board, and discussed the terms of the new employment agreements to be executed by Messrs. Wright and Beamer in order to inform the board of the interests of the two executives in the merger. The Legato board was also advised that EMC did not intend to retain any member of Legato management in a manner that would result in payments under Legato’s retention bonus plan. Morgan Stanley then reviewed the terms of the transaction and the terms of comparable transactions. In addition, Morgan Stanley delivered its oral opinion, which was subsequently confirmed in writing, that, as of July 7, 2003 and subject to the assumptions and limitations set forth in the written opinion, the proposed exchange ratio was fair from a financial point of view to the holders of Legato common stock.

The Legato board discussed the terms of the merger agreement and asked its financial and legal representatives various questions regarding the proposed merger. Following these discussions, the Legato board determined that the merger agreement and the transactions contemplated thereby are advisable, are fair to, and in the best interests of, Legato and the Legato stockholders and unanimously approved the merger, authorized the execution and delivery of the merger agreement and any related agreements, and recommended that Legato stockholders approve and adopt the merger agreement and the merger.

Also on July 7, 2003, the employment agreements and various minor provisions of the merger agreement were finalized in telephonic negotiations between counsel for EMC and Legato.

After the close of business on July 7, 2003, the parties executed the merger agreement and EMC entered into employment agreements with Messrs. Wright and Beamer. On the morning of July 8, 2003, EMC and Legato issued a joint press release announcing the execution of the merger agreement.

Legato’s Reasons for the Merger

In reaching its determination to approve the merger, the merger agreement and the related transactions, the Legato board of directors consulted with Legato’s management, as well as its financial and legal advisors, and considered, among others, the following information and potential material factors:

•	the Legato board’s assessment of, among other things: (i) the financial condition, results of operations, cash flows, business and prospects of Legato, including the prospects of, and uncertainties facing, Legato if it remains independent; (ii) the prospects for achieving profitability as well as maximum long-term value on a stand-alone basis; and (iii) the availability, strategic viability and economic terms of possible alternatives to the transaction with EMC, including continuing as an independent entity and entering into strategic financing or business arrangements with other industry participants;

•	the historical market prices and recent trading activity of shares of Legato common stock and EMC common stock, including the fact that the exchange ratio represented a premium to the closing price of Legato common stock on the Nasdaq National Market on July 7, 2003, the last full trading day preceding the board meeting at which the board approved the merger and an even greater premium to the closing price of Legato common stock 30 and 60 days prior thereto, and gives Legato stockholders the opportunity to participate in the future growth and profits of the combined company as stockholders of EMC;

•	the premiums paid in comparable transactions and the terms of other recent merger agreements involving other relevant companies;

•	the extensive arms-length negotiations between Legato and EMC and the belief of the Legato board that the 0.9 exchange ratio was the best transaction reasonably available to Legato and its stockholders;

•	the opinion of Morgan Stanley, more fully described in “Opinion of Legato’s Financial Advisor” beginning on page 35, that, as of July 7, 2003, and based upon and subject to the assumptions, limitations and qualifications set forth in its opinion, the exchange ratio under the merger agreement was fair from a financial point of view to the holders of Legato common stock;

•	the structure of the merger, which is intended to qualify as a tax-deferred “reorganization” for U.S. federal income tax purposes so the consideration to be received by Legato stockholders in the merger would be tax-free to those stockholders by means of the merger;

•	the possible benefits to be realized from a merger with EMC, including the opportunity for the combined businesses of Legato and EMC to offer customers a broader range of solutions to help them to manage and protect all of their information at every point in the information lifecycle and to bring important new capabilities to customers going forward;

•	the Legato board’s belief that the benefit of EMC’s financial strength and significant research and development resources will provide more resources to accelerate the growth and product development of Legato products and more effectively market and sell Legato’s products and services;

•	the terms of the merger agreement, including, but not limited to, the consideration to be paid to Legato stockholders upon closing and the $45,000,000 termination fee payable by Legato under specified circumstances, and the effect that the merger agreement and the existing arrangements with Legato would have on Legato’s ability to pursue or complete an alternative transaction;

•	the fact that, under the merger agreement, Legato and its representatives may, in certain circumstances, furnish information to, or enter into discussions with, third parties making unsolicited acquisition proposals;

•	the fact that under the merger agreement, the Legato board has the right, subject to providing prior notice to EMC, to withdraw or modify its recommendation in favor of the merger agreement and terminate the merger agreement if, prior to obtaining the requisite stockholder approval, Legato receives a superior proposal and the Legato board determines, in good faith and after consultation with the Company’s financial advisors, and after receiving the advice of its outside legal counsel, that it is necessary to do so in order to comply with its fiduciary obligations to Legato’s stockholders under applicable law; and

•	the conditions to the parties’ obligations to complete the transaction, including, in assessing the conditions to closing, the definition of material adverse effect and the exclusion from the definition of material adverse effect of certain changes attributable to the announcement or pendency of the merger, industry-wide changes and other matters.

The Legato board of directors also identified and considered a number of uncertainties, risks and restrictions in its deliberations concerning the merger, including:

•	the fact that the exchange ratio will not change with increases or decreases in the market price of either company’s stock before the closing of the merger, and the possibility that the per share value of the consideration actually received by Legato stockholders might be significantly less than the per share price implied by the exchange ratio prior to the announcement of the merger;

•	the price changes that EMC common stock has experienced in the past year;

•	the risk that the benefits sought in the merger and the other transactions contemplated by the merger agreement might not be achieved;

•	the difficulty of integrating the businesses of Legato and EMC, and the possible adverse effects that could result from the need for senior management to focus significant time and effort on completing the merger and integrating the businesses;

•	the risk that despite the efforts of Legato and EMC, Legato might suffer employee attrition or fail to retain key personnel due to uncertainties associated with the merger, and that customers may delay purchases of Legato’s products until the merger is completed;

•	the fact that under the merger agreement, before the closing of the merger, Legato is required to obtain EMC’s consent before it can take a variety of actions;

•	the possibility that the parties may not be able to obtain all of the consents and approvals necessary to consummate the merger;

•	the fact that, under the merger agreement, EMC has the right to terminate the merger agreement if certain consents and approvals have not been obtained; and

•	the risk that the merger might not be consummated and the other applicable risks described in this document under “Risk Factors” beginning on page 20.

After considering the risks, the Legato board of directors concluded that the positive factors outlined above outweighed the negative considerations.

The foregoing discussion of the information and factors considered by the Legato board of directors is not intended to be exhaustive but is believed to include the material factors considered by the Legato board of directors in connection with its review of the proposed merger. In view of the variety of factors considered, both positive and negative, as well as the complexity of these matters, the Legato board of directors did not find it practical to, and did not, quantify or otherwise assign relative weight to the specific factors considered, and individual members of the Legato board may have given different weights to different factors. In making its determinations and recommendations, the Legato board as a whole viewed its determinations and recommendations based on the totality of the information presented to and considered by it.

Based on the foregoing analysis, the Legato board of directors determined that the merger agreement and the merger are advisable and in the best interests of Legato and its stockholders and has unanimously recommended that Legato stockholders vote FOR adoption and approval of the merger agreement and the merger.

Recommendation of the Legato Board of Directors

On July 7, 2003, the Legato board of directors unanimously determined that the terms of the merger agreement and the merger are advisable, and in the best interest of, Legato and its stockholders and approved the merger agreement and the merger. The Legato board of directors recommends that the stockholders of Legato vote FOR approval and adoption of the merger agreement and the merger.

In considering the recommendation of the Legato board of directors with respect to the merger agreement and the merger, the Legato stockholders should be aware that some directors and executive officers of Legato will receive benefits if the merger is completed which results in those persons having interests in the merger that are different from, or are in addition to, the interests of Legato stockholders. Please see “Interests of Legato Directors and Officers in the Merger” on page 43 of this document.

Opinion of Legato’s Financial Advisor

Under an engagement letter dated February 11, 2003, Legato retained Morgan Stanley to provide it with financial advisory services and a financial fairness opinion in connection with a possible sale, merger or other strategic business combination. Legato’s Board of Directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of Legato. At the meeting of the Legato Board of Directors on July 7, 2003, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of July 7, 2003, based upon and subject to the various considerations set forth in the opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to holders of shares of Legato common stock.

The full text of the written opinion of Morgan Stanley, dated as of July 7, 2003, is attached to this proxy statement/prospectus as Annex B. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. We urge you to read the entire opinion carefully. Morgan Stanley’s opinion is directed to Legato’s Board of Directors and addresses only the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement to holders of shares of Legato common stock as of the date of the opinion. It does not address any other aspects of the merger and does not constitute a recommendation to any holder of Legato common stock as to how to vote at the Legato special meeting. The summary of the opinion of Morgan Stanley set forth in this document is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other information of Legato and EMC, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Legato, prepared by the management of Legato;

•	reviewed certain financial projections prepared by the management of Legato;

•	reviewed the pro forma impact of the merger on certain operational and financial metrics, including the impact on revenue growth, operating margins, and pro forma earnings per share for the combined company;

•	discussed the past and current operations and financial condition and the prospects of Legato and EMC, including a review of publicly available projections from equity research analyst estimates and information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Legato and EMC, respectively;

•	reviewed the reported prices and trading activity for Legato common stock and EMC common stock;

•	compared the financial performance of Legato and EMC and the prices and trading activity of Legato common stock and EMC common stock with that of certain other publicly-traded companies comparable to Legato and EMC, respectively, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions;

•	reviewed and discussed with the senior managements of Legato and EMC their strategic rationales for the merger;

•	reviewed and discussed with the senior management of Legato certain alternatives to the merger;

•	participated in discussions and negotiations among representatives of Legato, EMC and their financial and legal advisors;

•	reviewed the draft merger agreement and certain related documents; and

•	performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial projections and information relating to the strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Legato. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement and will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986. Morgan Stanley’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion.

Morgan Stanley relied upon the assessment by the managements of Legato and EMC of their ability to retain key employees of Legato and EMC, respectively. Morgan Stanley also relied upon, without independent verification, the assessment by management of Legato and EMC of: (i) the strategic, financial and other benefits expected to result from the merger; (ii) the timing and risks associated with the integration of Legato and EMC; and (iii) the validity of, and risks associated with, Legato’s and EMC’s existing and future technologies, services and business models. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities or technology of Legato or EMC, nor was it furnished with any such appraisals.

The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated July 7, 2003. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

On July 7, 2003 Legato and EMC entered into a merger agreement whereby each holder of Legato common stock would receive 0.9 shares of EMC common stock for each share of Legato common stock. As a result of the merger, Legato’s stockholders would own approximately 4.6% of the combined company.

LEGATO SYSTEMS

Trading Range Analysis.    Morgan Stanley reviewed the range of closing prices of Legato common stock for various periods ending on July 3, 2003, the last full trading day preceding the day of the meeting of Legato’s board of directors to consider and approve the merger with EMC. Morgan Stanley observed the following:

Period Ending July 3, 2003	Range of Closing Prices
Last 30 Trading Days	$6.73 – $8.74
Last 60 Trading Days	$5.17 – $8.74
Last 90 Trading Days	$5.06 – $8.74
Last Twelve Months	$1.88 – $8.74

Based on EMC’s common stock price per share of $10.92 as of July 3, 2003 and the exchange ratio of 0.9 pursuant to the merger agreement, Morgan Stanley noted that the implied value per share of Legato common stock was $9.83, higher than each of the ranges noted in the above table.

Exchange Ratio Premium Analysis.    Morgan Stanley reviewed the ratios of the closing prices of Legato common stock divided by the corresponding closing prices of EMC common stock over various periods ending July 3, 2003. The ratios are referred to as average exchange ratios. Morgan Stanley examined the premiums represented by the exchange ratio of 0.9 pursuant to the merger agreement over these period average exchange ratios, and found them to be as follows:

Period (ending July 3, 2003)	Average Exchange Ratio		Transaction Exchange Ratio (0.9) Premium to Average Exchange Ratio
Current / July 3, 2003	0.798	x	13%
Last 30 Trading Days	0.768		17
Last 60 Trading Days	0.708		27
Last 90 Trading Days	0.726		24
Last Twelve Months	0.665		35

Morgan Stanley noted that the transaction exchange ratio was higher than the average exchange ratio for the closing prices for each of the periods noted in the table above. Morgan Stanley also noted that the exchange ratio ranged from a low of 0.273x to a high of 0.938x over the twelve month period ending July 3, 2003.

Comparable Company Analysis.    Morgan Stanley compared certain financial information of Legato with publicly available I/B/E/S consensus earnings estimates for other companies that shared similar business characteristics of Legato. The following is a list of those companies:

•	Computer Associates International, Inc.

•	VERITAS Software Corporation

•	BMC Software, Inc.

•	Mercury Interactive Corporation

•	Quest Software, Inc.

For purposes of this analysis, Morgan Stanley analyzed the following statistics of each of these companies for comparison purposes:

—	the ratio of aggregate value, defined as market capitalization plus total debt less cash and cash equivalents, to estimated calendar year 2003 revenues (based on publicly available I/B/E/S consensus earnings estimates); and

—	the ratio of price to estimated earnings for calendar year 2003 and 2004.

Based on the analysis of the relevant metrics for each of the comparable companies, Morgan Stanley selected the relevant financial multiples of the comparable companies and applied this range of multiples to the relevant Legato financial statistic. Morgan Stanley utilized publicly available I/B/E/S consensus earnings estimates for Legato calendar year 2003 revenues (as of July 3, 2003). For purposes of estimated earnings (calendar years 2003 and 2004), Morgan Stanley calculated a range of estimates by utilizing publicly available I/B/E/S consensus earnings estimates as a “Street” case and a “Sensitivity” case using 90% of publicly available I/B/E/S consensus earnings estimates plus the impact of a potential financing. Based on Legato’s current outstanding shares and options and taking into account these cases, Morgan Stanley estimated the implied value per Legato share as of July 3, 2003 as follows:

Calendar Year Financial Statistic	Legato Financial Statistic	Comparable Company Multiple Range	Implied Value Per Share for Legato
Aggregate Value to Estimated Revenues (2003)	$316	2.0x–3.5x	$5.79–$9.41
Price to Estimated Earnings (2003)	$0.08–$0.10	35.0x–45.0x	$2.64–$4.32
Price to Estimated Earnings (2004)	$0.16–$0.21	30.0x–40.0x	$4.94–$8.48

Morgan Stanley noted that the implied value per share of Legato common stock (based on the 0.9 exchange ratio) was $9.83. At this transaction price, the implied valuation metrics were 3.7 (Aggregate Value to Estimated 2003 Revenues), 102.4 (Price to Estimated 2003 Earnings), and 46.4 (Price to Estimated 2004 Earnings). Each of these implied transaction valuation metrics was above the Comparable Company Multiple Range noted in the table above. Morgan Stanley also noted that the earnings per share growth rates (calendar year 2003 to calendar year 2004) for the selected comparable companies ranged from 16% to 73% while Legato had an earnings per share growth rate of 121% for the same time period.

No company utilized in the comparable company analysis is identical to Legato. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Legato and EMC, such as the impact of competition on the businesses of Legato and EMC and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Legato and EMC or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using peer group data.

Indexed Price Performance.    Morgan Stanley reviewed the share price performance of Legato and each of its comparable companies for two periods of time – July 3, 2002 to July 3, 2003 (last twelve months) and April 22, 2003 (since Legato’s first quarter calendar year 2003 earnings announcement) to July 3, 2003. Morgan Stanley noted the following:

Company/Index	% Price Change since July 3, 2002	% Price Change since April 22, 2003
Legato	142%	44%
EMC	48	21
VERITAS	49	48
Computer Associates	50	44
Mercury Interactive	71	15
BMC Software	17	(1)
Quest Software	(9)	15
Nasdaq	21	15

Morgan Stanley noted that Legato’s share price had increased 142% over the last twelve months which is above the range of each of its comparable companies and the Nasdaq National Market (21%). Morgan Stanley also noted that Legato’s share price had increased in line with the rest of comparable companies and above that of the Nasdaq National Market (15%) since its first quarter calendar year 2003 earnings announcement (44%).

Discounted Equity Value Analysis.    Morgan Stanley calculated a range of present equity values per share for Legato on a standalone basis. To calculate the Discounted Equity Value, Morgan Stanley used the calendar year 2004 publicly available I/B/E/S consensus earnings estimates and applied projected annual growth rates of 20% to 40% to derive a range of calendar year 2005 estimates. In addition, Morgan Stanley utilized the Sensitivity case for calendar year 2004 earnings per share estimates (which included the impact of a potential financing) and applied projected annual growth rates of 20% to 40% to derive a range of calendar year 2005 estimates. Morgan Stanley noted that the five-year publicly available I/B/E/S consensus earnings growth rate estimate was 30%.

Morgan Stanley applied an illustrative 16% cost of capital (calculated based on Legato’s current cost of equity) to these ranges of calendar year 2005 earnings estimates. The following table summarizes Morgan Stanley’s analysis (taking into account these cases):

Financial Statistic	Legato Financial Statistic (Range of Calendar Year 2005 Earnings Estimates)	Calendar Year 2004 Price to Earnings Multiple	Discount Rate	Implied Value Per Share of Legato
2005 estimated calendar year earnings per share	$0.20–$0.30	30.0x–40.0x	16%	$5.09–$10.19

Morgan Stanley noted that the implied value per share of Legato common stock (based on the 0.9 exchange ratio) was $9.83, close to the high-end of the implied value per Legato share calculated based on the discounted equity value analysis noted above.

Analysis of Precedent Transactions.    Morgan Stanley compared publicly available statistics for selected enterprise software sector transactions between January 1, 2002 and July 3, 2003 in which the acquiror and/or the target was domiciled in the United States and in which transaction values were greater than or equal to $200 million. The following is a list of these transactions:

Selected Precedent Software Transactions (Target/Acquiror)

J.D. Edwards & Company / PeopleSoft, Inc. (June 2, 2003 announced deal)

Precise Software Solutions Ltd. / VERITAS Software Corporation

Rational Software Corporation / International Business Machines Corporation

Navision AS / Microsoft Corporation

HNC Software Inc. / Fair Isaac Corporation

OTG Software, Inc. / Legato Systems, Inc.

Centra Software, Inc. / Smartforce PLC

For each transaction noted above Morgan Stanley noted the following financial statistics: (1) aggregate value to last twelve month revenues; (2) aggregate value to next twelve month revenues; (3) price to next twelve month estimated earnings per share; and (4) implied exchange ratio premiums to 30 trading day, 60 trading day, and 90 trading day average exchange ratios. The following table summarizes Morgan Stanley’s analysis:

	Precedent Transactions
Precedent Transaction Financial Statistic	Statistic Range		Statistic Median		Implied Value Per Share (“Reference Range”)	Legato / EMC Financial Statistic
Last Twelve Month (LTM) Aggregate Value to Revenues	1.5x–6.0	x	4.7	x	$4.09–$13.59	4.1	x
Next Twelve Month (NTM) Aggregate Value to Revenues	1.5x–4.5x		3.7		$4.64–$12.02	3.6
Next Twelve Month (NTM) Price to Earnings	30.0x–60.0x		41.3		$4.09–$8.05	74.5
Premium to 30-day average exchange ratio	15.0%–35.0%		29%		$9.64–$11.31	17%
Premium to 60-day average exchange ratio	15.0%–40.0%		31%		$8.89–$10.82	27%
Premium to 90-day average exchange ratio	15.0%–40.0%		22%		$9.11–$11.09	24%

Morgan Stanley noted that the implied value per share of Legato common stock (based on the 0.9 exchange ratio) was $9.83, above the range based on a NTM price to earnings basis to Legato. Morgan Stanley also noted that the implied value per share of Legato common stock was $9.83, within the respective Reference Range for each of the following statistics to Legato – LTM Aggregate Value to Revenues, NTM Aggregate Value to Revenues, premium to the 30 trading day, 60 trading day and 90 trading day average exchange ratios.

Morgan Stanley also noted that the Legato/EMC financial statistic implied by the transaction (based on the 0.9 exchange ratio) was in line with the statistic median related to the selected precedent transactions.

No company or transaction utilized in the precedent transaction analysis of stock price premiums paid is identical to Legato or EMC or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of Legato and EMC, such as the impact of competition on the business of Legato, EMC, or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Legato, EMC or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

Relative Contribution Analysis.    Morgan Stanley compared Legato and EMC stockholders’ respective percentage ownership of the combined company to Legato’s and EMC’s respective percentage contribution (and the implied ownership based on such contribution) to the combined company using revenues, operating income and net income based on publicly available equity research analysts’ estimates.

	Implied % Pro Forma Ownership by		Implied Value Per Legato Share
	EMC	Legato
Revenue
Calendar Year 2001 Actual	97.2%	2.8%	$5.84
Calendar Year 2002 Actual	96.2	3.8	7.83
Calendar Year 2003 Estimated	95.9	4.1	8.47
Calendar Year 2004 Estimated	95.9	4.1	8.45

Operating Income
Calendar Year 2001 Actual	NM	NM	NM
Calendar Year 2002 Actual	NM	NM	NM
Calendar Year 2003 Estimated	95.8	4.2	8.59
Calendar Year 2004 Estimated	95.1	4.9	10.08

Net Income
Calendar Year 2001 Actual	NM	NM	NM
Calendar Year 2002 Actual	NM	NM	NM
Calendar Year 2003 Estimated	96.5	3.5	7.15
Calendar Year 2004 Estimated	95.8	4.2	8.69

Morgan Stanley noted that the implied pro forma Legato ownership of the combined company (based on each of the operating metrics noted above) ranged from 2.8% to 4.9%. Based on Legato’s current shares and options outstanding, Morgan Stanley noted that the implied ownership of the combined company for the Legato stockholders implied by the transaction was approximately 4.6% and within the range noted above.

Securities Research Analysts’ Price Targets.    Morgan Stanley reviewed and analyzed future public market trading price targets for Legato common stock prepared and published by equity research analysts during the period between May 22, 2003 and June 2, 2003. These targets reflect each analyst’s estimate of the future public market trading price of Legato common stock at the end of the twelve month period beginning the date of each of the respective research reports. The range of analyst price targets for Legato was $6.00 to $9.00. Morgan Stanley noted that the implied value per share of Legato common stock (based on the 0.9 exchange ratio) was $9.83, above the range of equity research analysts’ price targets.

Morgan Stanley noted that the public market trading price targets published by the securities research analysts do not necessarily reflect current market trading prices for Legato common stock and these estimates are subject to uncertainties, including the future financial performance of Legato and future financial market conditions.

EMC CORPORATION

Trading Range Analysis.    Morgan Stanley reviewed the range of closing prices of EMC common stock for various periods ending on July 3, 2003, the last full trading day prior to the meeting of Legato’s board of directors to consider and approve the merger with EMC. Morgan Stanley observed the following:

Period Ending July 3, 2003	Range of Closing Prices
Last 10 Trading Days	$9.89–$10.92
Last 20 Trading Days	$9.89–$11.00
Last 30 Trading Days	$9.49–$11.00
Last 60 Trading Days	$7.64–$11.00

Morgan Stanley noted that the price per share of EMC common stock as of July 3, 2003 was $10.92, within the range of prices observed in the table above.

Comparable Company Analysis.    Morgan Stanley compared certain financial information of EMC with publicly available I/B/E/S consensus earnings estimates for other companies that shared similar business characteristics of EMC. The following is a list of those companies:

•	Network Appliance, Inc.

•	QLogic Corporation

•	Sun Microsystems, Inc.

•	Hewlett-Packard Company

•	International Business Machines Corporation

•	McData Corporation

•	Brocade Communications Systems, Inc.

For purposes of this analysis, Morgan Stanley analyzed the following statistics of each of these companies for comparison purposes:

the ratio of aggregate value, defined as market capitalization plus total debt less cash and cash equivalents, to estimated calendar year 2003 revenues (based on publicly-available I/B/E/S consensus earnings estimates) and the ratio of price to estimated earnings for calendar year 2004.

Morgan Stanley applied the relevant financial multiples of the comparable companies to publicly available  I/B/E/S consensus earnings estimates to EMC calendar year 2003 revenues (as of July 3, 2003). For purposes of estimated earnings (calendar year 2003), Morgan Stanley utilized publicly available I/B/E/S consensus earnings estimates. Based on EMC’s current outstanding shares and options, Morgan Stanley then estimated the implied value per EMC share as of July 3, 2003 as follows:

Calendar Year Financial Statistic	EMC Financial Statistic	Comparable Company Multiple Range	Implied Value Per Share for EMC
Aggregate Value to Estimated Revenues (Calendar Year 2003)	$5,981	2.5x–3.5x	$9.31–$11.96
Price to Estimated Earnings (2004)	$0.26	35.0x–45.0x	$9.14–$11.75

Morgan Stanley noted that the price per share of EMC common stock as of July 3, 2003 was $10.92, within the implied value per share range for each of the financial statistics noted above.

No company utilized in the comparable company analysis is identical to EMC. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Legato and EMC, such as the impact of competition on the businesses of Legato and EMC and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Legato and EMC or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using peer group data.

Discounted Equity Value Analysis.    Morgan Stanley calculated a range of present equity values per share for EMC on a standalone basis. To calculate the discounted equity value, Morgan Stanley used the range of calendar year 2005 publicly available I/B/E/S consensus earnings estimates and applied the calendar year 2004 price to earnings multiple to these earnings estimates.

Morgan Stanley applied an illustrative 15% cost of capital (calculated based on current predicted street estimate of EMC’s cost of equity) to these ranges of calendar year 2005 earnings estimates. The following table summarizes Morgan Stanley’s analysis:

Financial Statistic	Legato Financial Statistic (Range of Calendar Year 2005 Earnings Estimates)	Calendar Year 2004 Price to Earnings Multiple	Discount Rate	Implied Value Per Share of Legato
2005 estimated calendar year earnings per share	$0.32—$0.48	35.0x –45.0x	15%	$9.73—$18.76

Morgan Stanley noted that the price per share of EMC common stock as of July 3, 2003 was $10.92, within the range based on the discounted equity value analysis noted above.

Securities Research Analysts’ Price Targets.    Morgan Stanley reviewed and analyzed future public market trading price targets for EMC common stock prepared and published by equity research analysts during the period between April 17, 2003 and July 2, 2003. These targets reflect each analyst’s estimate of the future public market trading price of EMC common stock at the end of the twelve month period beginning the date of each of the respective research reports. The range of analyst price targets for Legato was $7.00 to $11.00. Morgan Stanley noted that the price per share of EMC common stock as of July 3, 2003 was $10.92, within the analyst price target range noted above.

Morgan Stanley noted that the public market trading price targets published by the securities research analysts do not necessarily reflect current market trading prices for EMC common stock and these estimates are subject to uncertainties, including the future financial performance of EMC and future financial market conditions.

In connection with the review of the merger by Legato’s board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Legato or EMC. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of Legato or EMC. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to holders of shares of Legato common stock and in connection with the delivery of its opinion to Legato’s Board of Directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of common stock of Legato or EMC might actually trade.

The exchange ratio pursuant to the merger agreement was determined through arm’s-length negotiations between Legato and EMC and was approved by Legato’s Board of Directors. Morgan Stanley provided advice to Legato during these negotiations. Morgan Stanley did not, however, recommend any specific exchange ratio to Legato or that any specific exchange ratio constituted the only appropriate exchange ratio for the merger.

In addition, Morgan Stanley’s opinion and its presentation to Legato’s Board of Directors was one of many factors taken into consideration by Legato’s Board of Directors in deciding to approve the merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of Legato’s Board of Directors with respect to the exchange ratio or of whether Legato’s Board of Directors would have been willing to agree to a different exchange ratio.

Legato’s Board of Directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of Morgan Stanley’s trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, may trade or otherwise effect transactions, for its own account or for the account of customers in the equity and other securities of Legato, EMC or any other parties involved in the merger.

Under the engagement letter dated February 11, 2003, Morgan Stanley provided Legato financial advisory services and a financial fairness opinion in connection with the merger, and Legato agreed to pay Morgan Stanley a customary fee for providing financial advisory services and a financial fairness opinion in connection with the merger. Legato has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, Legato has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for EMC and have received fees in connection with such services.

Interests of Legato Directors and Officers in the Merger

In considering the recommendation of the Legato board of directors, you should be aware that some directors and officers of Legato have interests in the merger that are different from, or in addition to, your interest. The Legato board of directors was aware of these interests and considered them. These interests include the following:

Employment Agreements, Bonus Programs and Promissory Note

During the second half of 2002 the Compensation Committee of the Legato Board of Directors retained a compensation consultant to advise the Committee on various alternatives to provide assurance that in the event

Legato were to become the subject of an acquisition, selected officers and employees would be provided with an appropriate compensation package, either under the severance provisions of their employment agreements, or under the retention bonus or transition bonus programs, which would allow such individuals to concentrate their efforts in maximizing the return to the stockholders without undue concern for their own financial situation. Following receipt of advice from the consultant in September 2002, the Committee authorized Legato to enter into formal employment agreements with David Wright, David Beamer, Andrew Brown, James Chappell, Noah Mesel, and Cory Sindelar, each an officer of Legato, and specified other non-officer employees.

In January 2003, after further meetings with the consultant, the Committee authorized Legato to enter into retention bonus agreements and transition bonus agreements with David Wright, David Beamer, Andrew Brown, James Chappell, Noah Mesel, and Cory Sindelar, and specified other non-officer employees.

On May 21, 2003, Mr. Chappell entered into a separation agreement, as amended on June 27, 2003, and on July 1, 2003, Mr. Chappell entered into a consulting agreement, in each case in connection with the termination of his employment with Legato pursuant to which he waived his rights under the terms of his Legato employment agreement and retention bonus agreement in exchange for the terms of the separation agreement and the consulting agreement.

In connection with execution of the merger agreement, Mr. Wright and Mr. Beamer each entered into an employment agreement with EMC pursuant to which he waived all of his rights under his Legato employment agreement and retention bonus agreement, in exchange for the terms of his EMC employment agreement.

Various provisions of the agreements described above relating to severance and change in control benefits are summarized below. However, these summaries may not contain all of the information that is important to you. The agreements entered into with Legato in September 2002 and January 2003 and Mr. Chappell’s separation agreement, as amended, and consulting agreement have been filed as exhibits to Legato’s reports filed with the SEC and are incorporated herein by reference. The employment agreements entered into by EMC in connection with the merger with each of Mr. Wright and Mr. Beamer are filed as exhibits to the registration statement of which this proxy statement/prospectus is a part and are incorporated herein by reference. Please see “Where You Can Find More Information” on page 78 for information on how to obtain copies of these agreements. We urge you to read these agreements before deciding how to vote your shares at the Legato special meeting of stockholders.

CEO Employment Agreement and Promissory Note

Mr. Wright has entered into an employment agreement with EMC that will become effective upon completion of the merger and will supercede his Legato employment agreement and retention bonus agreement. Under the EMC employment agreement, Mr. Wright will serve as President of Legato and report to the Chief Executive Officer of EMC. The EMC employment agreement will continue in effect until the later of (i) 15 months following the effective date of the merger or (ii) December 31, 2004. Mr. Wright will be provided with the following compensation during the term of his agreement:

•	base salary in the amount of $650,000 per year;

•	target bonus of up to an additional $650,000 per year;

•	options to purchase 400,000 shares of EMC common stock with an exercise price equal to the fair market value of the EMC common stock on the grant date, which options will vest over a 5 year period measured from the grant date, provided that 160,000 shares of which shall vest on an accelerated basis on the first anniversary of the grant date upon the achievement of predetermined performance goals;

•

a restricted stock award of 100,000 shares, which shall vest upon the completion of a 5 year period measured from the grant date, provided that 33,333 shares of which shall vest on an accelerated basis on each of the first and second anniversaries of the grant date and 33,334 shares of which shall vest on an accelerated basis on the third anniversary of the grant date, in each case upon the achievement of predetermined performance goals;

•	participation in EMC’s benefit and deferred compensation plans;

•	payment of the premiums on his life insurance policy for which Mr. Wright will have the right to designate the beneficiary(ies); and

•	a monthly automobile allowance of $600.

Upon the completion of the merger, Mr. Wright will become immediately entitled to the following benefits:

•	a lump sum payment equal to the sum of (a) $2,600,000 plus (b) an amount equal to the product of (i) the number of full or partial months in which Mr. Wright is employed by Legato prior to the merger in the current fiscal year, multiplied by (ii) $54,166.67; and

•	accelerated vesting of all of his outstanding Legato stock options (as converted into options for EMC stock in the merger).

During the term of the employment agreement, Mr. Wright has agreed not to exercise more than 75% of his outstanding options to purchase shares of EMC stock (including the Legato options converted to options to purchase EMC stock). In the event Mr. Wright’s employment is terminated for cause (as defined in the agreement), he voluntarily resigns without good reason (as defined in the agreement), or he dies or becomes disabled (as defined in the agreement) during the term of the employment agreement, Mr. Wright will become entitled only to the following benefits:

•	continued health care coverage at the same expense to him as if he continued to be employed by EMC for a period of up to 2 years;

•	the ability to exercise EMC stock options and retain his restricted stock to the extent vested as of his termination date; and

•	the ability to exercise Legato stock options (as converted into options for EMC stock in the merger) for a period of up to 2 years after the merger.

In the event of a termination of Mr. Wright’s employment without cause or a voluntary resignation by Mr. Wright for good reason during the term of the employment agreement, Mr. Wright will become entitled to the following severance benefits:

•	continued payment of base salary and target bonus (as if all applicable goals and objectives had been timely met) for the remainder of the term of the employment agreement;

•	continued health care coverage at EMC’s expense for a period of up to 2 years;

•	accelerated vesting of 20% of the shares subject to Mr. Wright’s option to purchase 400,000 shares of EMC common stock granted in connection with the effectiveness of Mr. Wright’s EMC employment agreement and a period of 2 years following the date of termination in which to exercise such option for any vested shares;

•	retention of the EMC restricted stock to the extent vested as of his termination date; and

•	the ability to exercise Legato stock options (as converted into options for EMC stock in the merger) for a period of up to 2 years after his termination.

All such severance benefits are subject to Mr. Wright’s delivery of a general release to EMC. To the extent any benefits provided under the employment agreement would subject Mr. Wright to a parachute tax under Section 4999 of the Internal Revenue Code (the “Code”), EMC will provide him with a full tax gross up to cover such tax liability so that he will incur no out-of-pocket cost as a result of the parachute tax.

In connection with his employment agreement with EMC, Mr. Wright waived all of his rights under his Legato employment agreement and Legato’s retention bonus program. This program is described under the heading “—Retention Bonus Program.” Under such program, Mr. Wright would have become entitled to receive a cash payment, in an amount based on a percentage of the total acquisition value of Legato in the merger, if he remained in the employ of EMC or Legato for an 18-month period following the merger.

In December 2000, Legato extended a loan to Mr. Wright in the principal amount of $500,000, the outstanding balance of which will become due to EMC on December 6, 2003, subject to acceleration upon Mr. Wright’s cessation of employment or the occurrence of specified other events. The current principal balance of the note is $250,000. In accordance with the terms of the note, the outstanding principal balance, together with all accrued interest, will be forgiven on December 6, 2003 provided Mr. Wright continues in EMC’s employ through such date and is not otherwise in default under the note.

CFO Employment Agreement

Legato currently has an employment agreement in effect with Mr. Brown, Senior Vice President and Chief Financial Officer of Legato. This agreement has a 3-year term measured from the September 13, 2002 execution date, subject to automatic annual renewal. Upon the completion of the merger, Mr. Brown will become immediately entitled to the following benefits under his employment agreement:

•	a lump sum payment equal to 2 times his annual rate of base salary plus target bonus;

•	accelerated vesting of all of his outstanding Legato stock options (as converted into options for EMC stock in the merger); and

•	a pro-rated target bonus payment based on the number of months of employment completed in the fiscal year of the merger.

Upon an involuntary or constructive termination (each as defined in the agreement) of Mr. Brown’s employment within 18 months following the merger he will be entitled to the following change in control severance benefits:

•	continued health care coverage at Legato’s expense for a period of up to 24 months;

•	accelerated vesting of all of his outstanding Legato stock options (as converted into options for EMC stock in the merger); and

•	an additional period of up to 24 months following such termination of employment in which to exercise any outstanding stock options granted to him prior to the change in control.

Upon an involuntary termination of Mr. Brown’s employment or a voluntary resignation by Mr. Brown for good reason (as defined in the agreement) in the absence of a change in control or more than 18 months after a change in control, then he would be entitled to the following severance benefits:

•	a lump sum payment equal to 2 times his annual rate of base salary and target bonus;

•	continued health care coverage at Legato’s expense for a period of up to 24 months;

•	vesting credit of an additional 30-months with respect to all of his outstanding Legato stock options (as converted into options for EMC stock in the merger); and

•	a period of up to 24 months following such termination of employment in which to exercise his outstanding Legato stock options (as converted into options for EMC stock in the merger).

All such severance benefits will be subject to Mr. Brown’s delivery of a general release to Legato. To the extent any benefits provided under the employment agreement would subject Mr. Brown to a parachute tax under Section 4999 of the Code, Legato will provide him with a full tax gross up to cover such tax liability so that he will incur no out-of-pocket cost as a result of the parachute tax.

Other Executive Employment Agreements

Legato has also entered into employment agreements with Messrs. Beamer, Chappell, Mesel and Sindelar (the “Executives”). Mr. Beamer has, effective upon completion of the merger, waived all of his rights under his employment agreement with Legato, and that agreement will accordingly cease to be in effect following the merger. However, Mr. Beamer has entered into an employment agreement with EMC that will become effective upon completion of the merger. The terms of Mr. Beamer’s new employment agreement with EMC are summarized below. Mr. Chappell has, effective on June 30, 2003, waived all of his rights under his employment agreement with Legato pursuant to the terms of a separation agreement and a consulting agreement entered into in connection with the termination of his employment with Legato. The terms of Mr. Chappell’s separation agreement and consulting agreement are summarized below.

Each Legato employment agreement has a three-year term measured from the September 13, 2002 execution date, subject to annual automatic renewal.

Upon an involuntary termination (as defined in the agreement) of the Executive’s employment or a voluntary resignation by the Executive for good reason (as defined in the agreement) within 18 months following a change in control, the Executive will become entitled to the following severance benefits:

•	a lump sum payment equal to 1 times the sum of his annual rate of base salary plus target bonus;

•	accelerated vesting of all of his outstanding Legato stock options (as converted into options for EMC stock in the merger);

•	a pro-rated target bonus payment based on the number of months of employment completed in the fiscal year of such termination;

•	continued health care coverage at Legato’s expense for a period of up to 24 months; and

•	an additional period of up to 24 months following such termination of employment in which to exercise any outstanding stock options granted to him prior to the merger.

Such severance benefits will be subject to the Executive’s delivery of a general release to Legato. To the extent any of the benefits provided under the employment agreement would subject the Executive to a parachute tax under Section 4999 of the Code, Legato will provide him with a full tax gross up to cover such tax liability so that he will incur no out-of-pocket cost as a result of the parachute tax.

Mr. Beamer

Mr. Beamer has entered into an employment agreement with EMC that will become effective upon completion of the merger and will terminate 2 years following such date. Under the EMC employment agreement, Mr. Beamer will serve as Vice President of EMC and Executive Vice President of Legato operations and will initially report to the President of Legato. Mr. Beamer will be provided with the following compensation during the term of his agreement:

•	base salary in the amount of $400,000 per year;

•	target bonus of up to an additional $400,000 per year;

•	options to purchase 75,000 shares of EMC common stock with an exercise price equal to the fair market value of the EMC common stock on the grant date and vesting over a 5 year period of employment measured from the grant date, provided that 10,000 shares of which shall vest on an accelerated basis on each of the first and second anniversaries of the grant date upon the achievement of specified performance goals and shall be in addition to the 15,000 share installments which also vest on each of those dates;

•	participation in EMC’s benefit plans; and

•	a monthly automobile allowance of $400.

Upon the completion of the merger, Mr. Beamer will become immediately entitled to a lump sum payment in an amount equal to the product of (i) the number of full or partial months in which Mr. Beamer is employed by Legato prior to the merger in the current fiscal year, multiplied by (ii) $33,333.33. In the event Mr. Beamer’s employment is terminated for cause (as defined in the agreement), he voluntarily resigns without good reason (as defined in the agreement), or upon his death or disability (as defined in the agreement) during the term of the employment agreement or in the event his employment is terminated for any reason after the term of the agreement, Mr. Beamer will become entitled to the following benefits:

•	continued payment of base salary and target bonus (as if all applicable goals and objectives had been timely met) for a period of twelve months following such termination;

•	continued health care coverage at EMC’s expense for a period up to the date Mr. Beamer attains age 65;

•	the ability to exercise EMC stock options to the extent vested as of the date of termination; and

•	the ability to exercise Legato stock options (as converted into options for EMC stock in the merger) for a period of up to two years after the termination.

In the event of a termination of Mr. Beamer’s employment without cause or a voluntary resignation by Mr. Beamer for good reason during the term of the employment agreement, Mr. Beamer will become entitled to the following severance benefits:

•	lump sum cash payment equal to the base salary and target bonus (as if all applicable goals and objectives had been timely met) that would have been paid for the remainder of the term of the employment agreement;

•	continued payment of base salary and target bonus (as if all applicable goals and objectives had been timely met) for a period of 12 months following such termination;

•	continued health care coverage at the same expense to him as if he continued to be employed by EMC for a period up to the date Mr. Beamer attains age 65;

•	accelerated vesting of 20% of the shares subject to Mr. Beamer’s EMC stock option and a period of 12 months following the date of termination in which to exercise such option for any vested shares; and

•	the ability to exercise Legato stock options (as converted into options for EMC stock in the merger) for a period of up to 2 years after such termination.

All such severance benefits will be subject to Mr. Beamer’s delivery of a general release to EMC. To the extent any benefits provided under the employment agreement would subject Mr. Beamer to a parachute tax under Section 4999 of the Code, EMC will provide him with a full tax gross up to cover such tax liability so that he will incur no out-of-pocket cost as a result of the parachute tax.

In connection with his employment agreement with EMC, Mr. Beamer waived all of his rights under his Legato employment agreement and Legato’s retention bonus program. This program is described under the heading “—Retention Bonus Program.” Under such program, Mr. Beamer would have become entitled to receive a cash payment, in an amount based on a percentage of the total acquisition value of Legato in the merger, if he remained in the employ of EMC or Legato for an 18-month period following the merger.

Mr. Chappell

In connection with the termination of his employment on June 30, 2003, Mr. Chappell, formerly Vice President of Development of Legato, entered into both a separation agreement, as amended, and a consulting agreement with Legato. Mr. Chappell also executed a general release in favor of Legato. Pursuant to the amended separation agreement, Mr. Chappell will be paid the following severance benefits:

•	a cash severance payment equal to $322,596, paid over the 61 week period measured from his termination date;

•	continued health care coverage at Legato’s expense for a period of up to 12 months;

•	vesting credit of an additional 12-months with respect to all of his outstanding Legato stock options (as converted into options into EMC stock in the merger); and

•	an additional period of up to 24 months following his termination in which to exercise his outstanding stock options.

Under the terms of his amended separation agreement, if a change in control occurs while Mr. Chappell is receiving cash severance payments under the agreement, he will no longer be subject to the non-compete restrictions otherwise applicable to his activities while he receives severance benefits from Legato.

Legato has agreed that the indemnification provisions of its by-laws and its directors’ and officers’ liability insurance will remain in effect as to Mr. Chappell with respect to all matters occurring during Mr. Chappell’s employment with Legato.

Mr. Chappell will also be paid at the rate of $175 per hour for his consulting services related to the merger and the subsequent transition and integration process, and Legato is required to retain Mr. Chappell for at least 480 hours of consulting services. In addition, should Mr. Chappell render all the services required of him through April 30, 2004, or should Legato terminate the consulting agreement for any reason other than cause prior to such date, Legato will transfer to Mr. Chappell ownership of a country club membership. Upon the consummation of the merger, Mr. Chappell will receive the following change in control payments:

•	accelerated vesting of all of his outstanding Legato stock options (as converted into options for EMC stock in the merger);

•	a lump sum cash payment in the amount of $165,000; and

•	continued health care coverage at Legato’s expense for a period of up to 18 months.

To the extent any of the benefits provided under the separation agreement or the consulting agreement would subject the Executive to a parachute tax under Section 4999 of the Code, Legato will provide him with a full tax gross up to cover such tax liability so that he will incur no out-of-pocket cost as a result of the parachute tax.

In connection with the merger, Messrs. Mesel, Sindelar and another member of Legato senior management may become entitled to cash payments under the Legato transition bonus program. Such program is described below under the heading “—Transition Bonus Program.”

Retention Bonus Program

Messrs. Wright and Beamer and specified other non-officer employees (the “Participating Employees”) are currently participants in the Legato retention bonus program. Prior to his termination of employment, Mr. Chappell also participated in Legato’s retention bonus program, however, upon his termination of employment, Mr. Chappell was no longer eligible to participate in such program. It is only in the event that EMC elects to retain the Participating Employee for at least 90 days of employment following the merger that the Participating Employee would become entitled to any payment under the retention bonus program. It is anticipated that EMC will ask each Participating Employee who is expected to continue in the employ of EMC or Legato for 90 days or more following the merger to waive all of his benefits under the retention bonus program, and EMC has already obtained such a waiver from Messrs. Wright and Beamer. Accordingly, it is intended that no retention bonuses or other amounts will be paid (and no other benefits, such as accelerated vesting of stock options and continuation of health care coverage, will inure) to any Participating Employee pursuant to the Legato retention bonus program.

However, if the retention bonus program were to be applicable to a Participating Employee, he would become entitled to receive a cash payment, in an amount based on a percentage of the total acquisition value of Legato in the merger, if he remains in the employ of EMC or Legato for an 18-month period following the merger. The percentages per Participating Employee range from 0.10% to 0.99% if the merger has an acquisition value of $1 billion or less and from 0.11% to 0.95% for an acquisition value of $1.25 billion. For an acquisition value in excess of $1.25 billion, the dollar amount of each retention bonus would remain at substantially the same level as in effect for a $1.25 billion acquisition. Part of such bonus award is designed to cover the Participating Employee’s parachute tax liability, if any, under Section 280G of the Code. In addition, in the event of an involuntary or constructive termination of the Participating Employee’s employment more than 90 days after the merger but prior to his completion of 18 months of post-merger employment, the Participating Employee would become entitled to severance benefits under the retention bonus program equal to:

•	the greater of (i) the change in control severance benefits and parachute tax gross up provided under his employment agreement, as summarized above, or (ii) his full retention bonus award under the Legato retention bonus program;

•	accelerated vesting of all stock options granted to him prior to the merger;

•	an additional period of up to 24 months following his termination in which to exercise those options; and

•	continued health care coverage at EMC’s expense for a period of up to 24 months.

Transition Bonus Program

In connection with the merger, Messrs. Brown, Mesel, Sindelar and specified other non-officer employees may become entitled to cash payments under the Legato transition bonus program. Each participant in that program will be entitled to a special cash bonus equal to two (2) times his monthly base salary, at the rate in effect immediately prior to the merger, for each full month of service he renders following the merger, up to a total of six months of such post merger service. Such monthly bonus will be in addition to any severance benefits which such executive may be entitled under his employment agreement with Legato in the event of an involuntary termination within eighteen (18) months following the merger.

Indemnification and Insurance

The merger agreement provides that all rights to indemnification, advancement of litigation expenses and limitation of personal liability existing in favor of the directors, officers and employees of Legato and its subsidiaries under the provisions existing on July 7, 2003 in Legato’s charter and bylaws will, with respect to any matter existing or occurring at or prior to the effective time of the merger, survive the consummation of the merger. EMC and Legato, as the surviving corporation, will then assume all obligations of Legato existing or occurring at or prior to the effective time of the merger as to any claim or claims asserted prior to or within a six-year period immediately following the effective time of the merger.

Also, for a period of six years after the consummation of the merger, Legato will maintain in effect the current policies of directors’ and officers’ liability insurance covering those persons who are currently covered by Legato’s directors’ and officers’ liability insurance policy or maintain substitute policies on comparable terms to those currently in effect; provided, however, that such policies need only cover claims arising from facts or events that occurred at or before the effective time of the merger; and provided, further, that Legato will not be required to spend more than 150% of the annual premium currently paid by Legato for such coverage and that if the premium for such coverage exceeds such amount, Legato will purchase a policy with the greatest coverage available for such 150% of the annual premium.

Stock Ownership

As of September 10, 2003, directors and officers of Legato held approximately 4% of the outstanding shares of Legato common stock entitled to vote at the special meeting.

Stock Option Accelerated Vesting

In general, each outstanding option under the 1995 Stock Option/Stock Issuance Plan will vest upon an involuntary or constructive termination of the optionee’s employment within 18 months following the effective date of the merger. However, upon completion of the merger, all of the unvested stock options held by non-employee members of the Legato board of directors will accelerate and become fully vested. As of September 10, 2003, those non-employee board members beneficially owned stock options to purchase an aggregate of 1,251,900 shares of Legato common stock, 570,000 of which were unvested. Those options have a weighted average exercise price of $9.08 per share.

In addition, Messrs. Wright, Brown, Beamer, Chappell, Sindelar and Mesel are each entitled to accelerated vesting of their outstanding Legato stock options (as converted into options for EMC stock in the merger) upon the occurrence of the merger or the termination of their employment following the merger as described under the heading “Employment Agreements, Bonus Programs and Promissory Note.” As of September 10, 2003, Messrs. Wright, Brown, Beamer, Chappell, Mesel and Sindelar beneficially owned vested and unvested stock options to purchase Legato shares with a weighted average exercise prices as follows:

Name	Vested options (#)	Unvested options (#)	Weighted average exercise price per share ($)
David Wright	1,952,455	1,147,545	8.22
Andrew Brown	550,436	401,564	8.10
David Beamer	323,020	386,980	6.19
James Chappell	676,861	67,739	12.70
Noah Mesel	96,227	166,773	8.01
Cory Sindelar	76,263	103,737	5.39

Golden Parachute Payment

The accelerated vesting of the outstanding Legato stock options (as converted into options for EMC stock in the merger), together with the cash payments to be made to the Legato executives in connection with the merger or their subsequent termination of employment, in each case as those payments are described in more detail in the sections above, is likely to aggregate to an amount that would cause those benefits to be considered parachute payments under Section 280G of the Code. Such parachute payments will actually result with respect to each executive only if the combined value of those accelerated vesting benefits and cash payments exceeds 2.99 times such executive’s average annual W-2 compensation from Legato for the 5 or fewer calendar years of employment with Legato prior to the calendar year in which the merger occurs. The value of each of those benefits will be specially calculated for parachute payment purposes under the proposed Treasury Regulations issued under Section 280G of Code. If the combined value of those benefits exceeds the 2.99 times limit, then an excess parachute payment will result under the Code to the extent that such value exceeds one times such executive’s average W-2 wages for those years (the “base amount”). In such event, a portion of the base amount will be allocated to such executive’s parachute payments in the same proportion as the value of each particular payment bears to the total parachute value of all of such executive’s parachute payments. To the extent the parachute value attributed to the accelerated vesting of such executive’s options or the parachute value of his cash severance or change in control payments exceeds the portion of the base amount allocated to that particular parachute payment, an excess parachute payment will arise, and the deduction otherwise allowable to Legato or EMC for federal income tax purposes when those options are exercised or when those payments are made will be reduced by such excess parachute payment. In addition, no income tax deductions will be allowed for any 280G tax gross up payments made to the executives. The actual amount of the lost tax deductions will depend on a number of factors, including the value of the Legato shares at the time of the merger, the number of shares underlying unvested stock options which accelerate in connection with the merger, and the dollar amount of any severance or change in control payments, 280G tax gross up payments and any other benefits or payments deemed to be made or paid in connection with the merger.

EMC’s Reasons for the Merger

EMC has identified a number of potential benefits of the merger that it believes will contribute to the success of the combined company. These potential benefits include:

•	enabling EMC to offer a more comprehensive set of integrated storage software solutions, including information lifecycle management software;

•	accelerating EMC’s capabilities in the information protection and recovery, HSM (hierarchical storage management), automated availability and email and content management areas of the storage software market;

•	enabling EMC to leverage Legato’s software-focused sales force, channel partner relationships and service capabilities to extend EMC’s ability to reach more markets and customers; and

•	enabling EMC to enhance its position in areas where EMC is already strong by offering complementary Legato products and services.

After taking into account these and other factors, the EMC board of directors board unanimously determined that the merger agreement and the transactions contemplated thereby are in the best interests of EMC and its stockholders, and approved and authorized, subject to the final approval of the EMC M&A Committee, which final approval was obtained, the merger agreement and the transactions contemplated thereby, including the merger.

Completion and Effectiveness of the Merger

We will complete the merger when all of the conditions to completion of the merger are satisfied or waived, including the approval and adoption of the merger agreement and the merger by the stockholders of Legato. The merger will become effective when a duly executed and delivered certificate of merger is filed with the Secretary of State of the State of Delaware.

EMC and Legato are working toward completing the merger as quickly as possible. EMC and Legato intend to complete the merger as soon as practicable after the stockholders of Legato approve and adopt the merger agreement and the merger at the special meeting. EMC and Legato currently anticipate that the merger will be completed in the fourth quarter of 2003.

Structure of the Merger and Conversion of Legato Common Stock

In accordance with the merger agreement and Delaware law, a newly-formed and wholly-owned subsidiary of EMC will be merged with and into Legato. As a result of the merger, the separate corporate existence of the newly-formed subsidiary of EMC will cease and Legato will survive the merger as a wholly-owned subsidiary of EMC.

Upon completion of the merger, each outstanding share of Legato common stock, other than shares held by EMC, Legato or Legato’s subsidiaries, will be converted into the right to receive 0.9 of a fully paid and nonassessable share of EMC common stock. The number of shares of EMC common stock issuable in the merger will be proportionately adjusted for any additional future stock split, stock dividend or similar event with respect to Legato common stock or EMC common stock effected between the date of the merger agreement and the completion of the merger.

No certificate or scrip representing fractional shares of EMC common stock will be issued in connection with the merger. Instead you will receive cash, without interest, in lieu of a fraction of a share of EMC common stock, based on the average closing price of EMC common stock reported by the New York Stock Exchange over the five consecutive trading days ending on the day before the effective time of the merger.

Exchange of Legato Stock Certificates for EMC Stock Certificates

When the merger is completed, the exchange agent will mail to you a letter of transmittal and instructions for use in surrendering your Legato stock certificates in exchange for EMC stock certificates. When you deliver your Legato stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your Legato stock certificates will be canceled and you will receive EMC stock certificates representing the number of full shares of EMC common stock to which you are entitled under the merger agreement. You will receive payment in cash, without interest, in lieu of any fractional shares of EMC common stock which would have been otherwise issuable to you as a result of the merger.

You should not submit your Legato stock certificates for exchange unless and until you receive the transmittal instructions and a form of letter of transmittal from the exchange agent.

You are not entitled to receive any dividends or other distributions on EMC common stock until the merger is completed and you have surrendered your Legato stock certificates in exchange for EMC stock certificates.

If there is any dividend or other distribution on EMC common stock with a record date after the merger and a payment date prior to the date you surrender your Legato stock certificates in exchange for EMC stock certificates, you will receive it with respect to the number of whole shares of EMC common stock issued to you promptly after they are issued. If there is a dividend or other distribution on EMC common stock with a record date after the merger and a payment date after the date you surrender your Legato stock certificates in exchange for EMC stock certificates, you will receive it with respect to the number of whole shares of EMC common stock issued to you promptly after the payment date.

EMC will only issue an EMC stock certificate or a check in lieu of a fractional share in a name other than the name in which a surrendered Legato stock certificate is registered if you present the exchange agent with all the documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

Material United States Federal Income Tax Considerations

The discussion below summarizes the material United States federal income tax considerations of the merger generally applicable to common stockholders of Legato who are “United States persons,” as defined for United States federal income tax purposes, and who hold their Legato common stock as a capital asset. For United States federal income tax purposes, a “United States person” is:

•	a United States citizen or resident alien as determined under the Internal Revenue Code;

•	a corporation or partnership (as defined by the Internal Revenue Code) that is organized under the laws of the United States, any state or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, if a court within the United States is able to exercise primary supervision over its administration and at least one United States person is authorized to control all of its substantial decisions.

The discussion below is based on current provisions of the Internal Revenue Code, currently applicable United States Treasury regulations promulgated thereunder, and judicial and administrative decisions and rulings.

No ruling from the Internal Revenue Service has been or will be sought. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth herein, and such changes or interpretations could be retroactive and could affect the tax consequences of the merger to EMC, Legato and the stockholders of Legato.

The discussion below does not purport to deal with all aspects of federal income taxation that may affect particular stockholders in light of their individual circumstances or that may affect stockholders subject to special treatment under federal income tax law. Stockholders subject to special treatment include insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign individuals and entities, stockholders who hold their stock as part of a hedge, wash sale, appreciated financial position, straddle, conversion or other risk reduction transaction, and stockholders who have acquired their stock upon exercise of employee options or otherwise as compensation. In addition, the discussion below does not consider the effect of any applicable state, local or foreign tax laws.

You are urged to consult with your tax advisor as to the tax consequences of the merger to you in light of your particular circumstances, including the applicability and effect of any state, local or foreign tax laws.

It is a condition to completion of the merger that Ropes & Gray LLP, counsel to EMC, and Morgan, Lewis & Bockius LLP, counsel to Legato, issue opinions to EMC and to Legato, respectively, to the effect that the merger will be treated as a reorganization within the meaning of section 368(a) of the Internal Revenue Code. Such opinions will be based on certificates executed by officers of EMC and Legato containing representations regarding past, current and future matters that are customary for transactions of this nature. If any of the representations is inaccurate or incorrect, the conclusions stated in the opinions could be affected. The opinions will not be binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will not take a contrary view.

The following are the material United States federal income tax consequences that will generally result from treatment of the merger as a reorganization described in Section 368(a) of the Internal Revenue Code:

•	A holder of Legato common stock will not recognize any gain or loss upon the receipt of EMC common stock in exchange for Legato common stock in the merger, except to the extent of cash received in lieu of fractional shares.

•	Cash received by a holder of Legato common stock in lieu of a fractional share will be treated as received in exchange for such fractional share and will result in capital gain (or loss) to such holder measured by the difference between the cash payment received and the portion of the tax basis in the shares of Legato common stock surrendered that is allocable to the fractional share. Any such gain (or loss) will be long-term capital gain (or loss) if the Legato common stock has been held for more than one year at the effective time of the merger.

•	A Legato stockholder’s aggregate tax basis in the EMC common stock received in the merger in exchange for such stockholder’s Legato common stock will be the same as the aggregate basis of the Legato common stock surrendered in the exchange, reduced by any amount of tax basis allocable to a fractional share of EMC common stock for which cash is received.

•	A Legato stockholder’s holding period for the EMC common stock received in the merger in exchange for such stockholder’s Legato common stock will include the holding period for the Legato common stock surrendered in the exchange.

•	None of EMC, Legato, Eclipse Merger Corporation, or any stockholder of EMC will recognize any gain or loss as a result of the merger.

If the Internal Revenue Service were to successfully challenge the “reorganization” status of the merger, a holder of Legato common stock would recognize gain or loss with respect to such stockholder’s shares of Legato common stock surrendered in the merger. The gain or loss would be equal to the difference between (i) the fair market value of the EMC common stock received in the merger plus any cash received in lieu of a fractional share, and (ii) the Legato stockholder’s adjusted tax basis in the Legato common stock surrendered in the merger. Such stockholder’s total tax basis in the EMC common stock received would equal its fair market value and such stockholder’s holding period for the stock would begin the day after the merger.

Each Legato stockholder who receives shares of EMC common stock in the merger is required to file a statement with his, her or its federal income tax return setting forth the stockholder’s basis in the shares of Legato common stock surrendered, the fair market value of EMC common shares received in the merger, and the proceeds from the cash in lieu of fractional shares received in the merger, and is required to retain permanent records of these facts.

Accounting Treatment of the Merger

EMC intends to account for the merger under the purchase method of accounting for business combinations.

Regulatory Filings and Approvals

United States Antitrust.    The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 which prevents transactions meeting certain jurisdictional thresholds from being completed until specific information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting periods expire or are terminated early. EMC and Legato each filed a Notification and Report Form with the Antitrust Division of the Department of Justice and the Federal Trade Commission, and the initial waiting period under the Hart-Scott-Rodino Act began to run on July 25, 2003. This waiting period expired on August 25, 2003. The requirements of Hart-Scott-Rodino will be satisfied if the merger is completed within one year from the expiration of the waiting period.

The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, or other persons could take action under the antitrust laws, including seeking to enjoin the merger. In addition, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period expired or was terminated, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, we will prevail.

Additional Filings.    In addition, the parties have made necessary filings in other applicable jurisdictions, some of which may prevent some transactions from being completed until required information and materials are furnished to the relevant authorities and applicable waiting periods expire or approvals are obtained. If antitrust authorities request additional information or challenge the merger on antitrust grounds, such waiting periods may not expire or such approvals may be delayed or may not be obtained.

Restrictions on Sales of Shares by Affiliates

The shares of EMC common stock to be issued in connection with the merger will be registered under the Securities Act and the rules and regulations promulgated thereunder, and will be freely transferable under the Securities Act, except for shares of EMC common stock issued to any person who is deemed to be an “affiliate” of either EMC or Legato at the time of the Legato special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of either EMC or Legato and may include some of either EMC’s or Legato’s officers and directors, as well as their principal stockholders. Affiliates may not sell their shares of EMC common stock acquired in connection with the merger except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act; or

•	any other applicable exemption under the Securities Act.

EMC’s registration statement on Form S-4, of which this document forms a part, does not cover the resale of shares of EMC common stock to be received by affiliates in connection with the merger.

Dissenters’ and Appraisal Rights

Under Delaware law, you are not entitled to exercise dissenters’ or appraisal rights as a result of the merger or to demand payment for your shares of Legato common stock.

Delisting and Deregistration of Legato Common Stock after the Merger

If the merger is completed, Legato common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934, as amended.

Operations After the Merger

Following the merger, EMC may integrate some or all of Legato’s operations or continue Legato’s operations as a wholly-owned subsidiary of EMC. The stockholders of Legato will become stockholders of EMC, and their rights as stockholders will be governed by EMC’s Restated Articles of Organization and Restated By-Laws, each as amended and in effect from time to time, and the laws of the Commonwealth of Massachusetts. See “Comparison of Rights of EMC Stockholders and Legato Stockholders.”

THE MERGER AGREEMENT

The following summary highlights selected information from the merger agreement, the complete text of which is incorporated by reference and attached to this proxy statement/prospectus as Annex A. This summary may not contain all the information that is important to you. EMC and Legato urge you to read carefully the merger agreement in its entirety.

Effective Time

Once all of the conditions to the merger contained in the merger agreement have been satisfied or waived and all conditions of Delaware law have been satisfied, EMC and Legato will complete the merger. The merger will become effective when a duly executed and delivered certificate of merger is filed with the Secretary of State of the State of Delaware. We currently anticipate that the merger will be completed in the fourth quarter of 2003.

Conversion and Exchange of Legato Stock

At the effective time, each issued and outstanding share of Legato common stock will be converted automatically into 0.9 of a share of EMC common stock. This multiple is referred to in this proxy statement/prospectus as the exchange ratio.

No fractional shares of EMC common stock will be issued in the merger. Instead, fractional shares will be paid in cash, without interest, based on the average closing price for EMC common stock reported by the New York Stock Exchange over the five consecutive trading days ending on the day before the merger becomes effective.

Exchange of Certificates

Soon after the effective time, Equiserve Trust Company, N.A., the exchange agent, will mail to each record holder of Legato common stock a transmittal letter that will detail the procedures for record holders to exchange Legato common stock certificates for EMC common stock certificates and to exchange any fractional share for cash. Transmittal letters will also be available following completion of the merger at the offices of the exchange agent at 150 Royall Street, Canton, Massachusetts 02021, Attention: Corporate Actions. Additionally, after the effective time, holders of Legato common stock certificates can exchange their stock certificates for certificates evidencing EMC common stock at the offices of the exchange agent. Do not surrender your certificate before the effective time. After the effective time, transfers of Legato common stock will not be registered on Legato’s stock transfer books.

No dividends or other distributions on the EMC common stock that are declared or made after the merger and have a record date after the merger will be paid to Legato stockholders until they surrender their certificates.

Representations and Warranties

Legato made a number of representations and warranties in the merger agreement relating to, among other things:

•	its corporate organization and similar corporate matters;

•	its subsidiaries;

•	its capitalization;

•	authorization, execution, delivery, performance by and enforceability of the merger agreement against Legato;

•	the inapplicability of any state anti-takeover statutes to Legato, the merger or the shares of Legato common stock;

•	material contracts of Legato;

•	the absence of a conflict with or violation of its amended and restated certificate of incorporation, its amended and restated by-laws, applicable laws or material agreements by Legato as a result of the merger;

•	governmental consents, approvals, orders and authorizations required in connection with the merger;

•	compliance with applicable laws by Legato;

•	permits and licenses held by Legato;

•	its filings and reports with the Securities and Exchange Commission;

•	the absence of certain changes or events in its business since December 31, 2002;

•	the absence of undisclosed liabilities of Legato;

•	the absence of undisclosed litigation involving Legato;

•	the absence of undisclosed internal investigations into Legato;

•	its employee benefit plans and other labor matters;

•	its title to its real and personal properties;

•	the filing of tax returns and payment of taxes by Legato;

•	environmental matters of Legato;

•	intellectual property matters of Legato;

•	insurance policies maintained by Legato;

•	the inapplicability of its stockholder rights agreement to the merger and the other transactions contemplated by the merger agreement;

•	agreements that restrict or impair its business activities;

•	the accuracy of information supplied by Legato in connection with this proxy statement/prospectus and the registration statement of which it is a part;

•	the absence of transactions between Legato and related parties since December 31, 2002;

•	the absence of any Legato plans, programs or arrangements which require payments or acceleration of benefits as a result of the merger;

•	the absence of discussions with another party with respect to any acquisition proposal by such other party with respect to Legato;

•	the receipt of a fairness opinion by Legato from its financial advisor; and

•	the payment of fees to finders and financial advisors in connection with the merger agreement and other expenses incurred in connection with the merger.

EMC made a number of representations and warranties in the merger agreement relating to, among other things:

•	its corporate organization and similar corporate matters;

•	its capitalization;

•	authorization, execution, delivery, performance and enforceability of the merger agreement by EMC;

•	the absence of a conflict with or violation of its restated articles of organization, as amended, its amended and restated by-laws or applicable laws by EMC as a result of the merger;

•	governmental consents, approvals, orders and authorizations required in connection with the merger;

•	its filings and reports with the Securities and Exchange Commission;

•	the absence of certain changes or events in its business since December 31, 2002;

•	the absence of undisclosed liabilities of EMC;

•	the absence of undisclosed litigation involving EMC;

•	the accuracy of information supplied by EMC in connection with this proxy statement/prospectus and the registration statement of which it is a part;

•	the payment of fees to finders and financial advisors in connection with the merger agreement and other expenses incurred in connection with the merger; and

•	the absence of need to obtain the approval of EMC’s stockholders for the merger.

The representations and warranties in the merger agreement are complicated and not easily summarized. We urge you to carefully read the articles of the merger agreement entitled “Representations and Warranties” and “Representations and Warranties of Parent and Merger Sub.”

Conduct of Business Before Completion of the Merger

Legato.    Legato agreed that until the termination or completion of the merger, or unless EMC consents in writing, each of Legato and its subsidiaries will operate its business in good faith with the goal of:

•	maintaining its business in a manner consistent with past practice and in compliance in all material respects with all applicable laws and regulations;

•	preserving substantially intact its business organization;

•	keeping available the services of its current officers, employees and consultants; and

•	preserving its present relationships with customers, suppliers and others having significant business relations with them.

Legato also agreed that until the termination or completion of the merger, or unless EMC consents in writing, Legato and its subsidiaries will conduct their businesses in compliance with specific restrictions relating, among other things, to the following:

•	modification of Legato’s certificate of incorporation or by-laws or the organizational documents of any of Legato’s subsidiaries;

•	the issuance, sale, pledge, disposition or encumbrance of equity securities of Legato or its subsidiaries;

•	the sale, pledge, disposition or encumbrance of Legato’s assets;

•	issuance of dividends or other distributions;

•	the acquisition of assets or other entities;

•	the incurrence of indebtedness;

•	entrance into or modification of certain contracts;

•	the adoption or implementation of any stockholder rights plan;

•	capital expenditures in excess of certain thresholds;

•	modification of standard warranty terms;

•	the encumbrance of any Legato capital stock or assets;

•	employees, employee benefits and labor matters;

•	accounting policies and procedures;

•	tax elections and liabilities;

•	the payment of claims, liabilities and obligations in excess of certain thresholds;

•	the payment of accounts payable and other ordinary course obligations;

•	the collection or transfer of accounts receivable;

•	the adoption of a plan of liquidation, dissolution, merger, consolidation or reorganization;

•	the revaluation of Legato’s assets; and

•	agreements that could reasonably be expected to prohibit or impair material business practices of Legato.

EMC.    EMC agreed that until the termination or completion of the merger or unless Legato consents in writing, each of EMC and its subsidiaries will operate its businesses in good faith with the goal of conducting its business in compliance in all material respects with all applicable laws and regulations.

EMC also agreed that until the termination or completion of the merger or unless Legato consents in writing, EMC and its subsidiaries will not:

•	take any action that would result in any condition to the merger agreement not being satisfied, except as expressly contemplated by the merger agreement; or

•	effect any merger or business combination in which EMC is not the surviving corporation or effect any liquidation or dissolution of EMC.

Additionally, EMC agreed to notify Legato in the event that:

•	any third party alleges its consent is required in connection with the merger and the other transactions contemplated by the merger agreement; or

•	any claim or action is threatened or commenced against EMC or any of its subsidiaries that relates to the consummation of the merger.

The agreements related to the conduct of Legato’s and EMC’s businesses in the merger agreement are complicated and not easily summarized. We urge you to carefully read the article of the merger agreement entitled “Conduct of Business.”

No Solicitation of Third Parties By Legato

The merger agreement contains provisions prohibiting Legato from seeking a competing transaction. Under these “no solicitation” provisions, Legato has agreed that it and its subsidiaries will not take any of the following actions:

•	solicit, initiate, resume, facilitate or encourage any “acquisition proposal” or any inquiry or proposal that would reasonably be expected to lead to any acquisition proposal; or

•	engage in negotiations or discussions or provide non-public information to any person relating to any acquisition proposal, except as set forth below.

Prior to the date of the special meeting, Legato may, after providing notice to EMC, furnish information and participate in discussions or negotiations regarding a “superior proposal” which was not solicited by it and did not result from a breach of the merger agreement, if the Legato board of directors determines in good faith (after having received advice from outside counsel) that it is required to do so in order to comply with its fiduciary duties to Legato’s stockholders under applicable law.

Legato has agreed to provide EMC with detailed information about any acquisition proposal it receives.

An “acquisition proposal” is any inquiry, proposal or offer involving Legato and its subsidiaries other than the transaction contemplated by the merger agreement for any of the following:

•	any direct or indirect acquisition or purchase of a business that constitutes 25% or more of the net revenues, net income or assets of Legato and its subsidiaries, taken as a whole;

•	any direct or indirect acquisition or purchase of a business that constitutes 25% or more of any class of equity securities of Legato or any of its subsidiaries;

•	any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 25% or more of any class of equity securities of Legato or any of its subsidiaries; or

•	any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Legato or any of its subsidiaries.

A “superior proposal” is a bona fide written proposal made by any person:

•	to acquire, directly or indirectly, more than 50% of the combined voting power of the shares of Legato common stock or all or substantially all of the assets of Legato;

•	on terms which the Legato board of directors determines in its good faith judgment (after having received advice from an independent financial advisor with a nationally recognized reputation) to be more favorable to the Legato stockholders than the merger;

•	that has a reasonable likelihood of closing; and

•	for which financing, to the extent required, is then committed or which, in the good faith judgment of the Legato board of directors, is reasonably capable of being, and likely to be, obtained by that person.

In addition, Legato has agreed that its board of directors will not:

•	except as provided below, withdraw or modify (or publicly propose to withdraw or modify) the approval or recommendation by the Legato board of directors of the merger agreement or the merger;

•	cause or permit Legato to enter into any letter of intent, memorandum of understanding or other agreement providing for an acquisition proposal; or

•	adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any acquisition proposal.

The Legato board of directors may, in response to a superior proposal which did not result from a breach of the merger agreement, withdraw or modify its recommendation that Legato’s stockholders approve and adopt the merger agreement and the merger if the Legato board of directors determines in good faith (after having received the advice of outside counsel) that it is necessary to do so in order to comply with its fiduciary obligations to Legato’s stockholders. In addition, such withdrawal or modification must occur no earlier than three business days after Legato gives written notice to EMC of (i) its intention to withdraw or modify the recommendation and (ii) the terms of the superior proposal (but in any event prior to the special meeting of Legato stockholders relating to the proposal to approve and adopt the merger agreement and the merger).

The agreements related to Legato’s prohibition from seeking a competing transaction are complicated and not easily summarized. We urge you to carefully read the article of the merger agreement entitled “Additional Agreements—No Solicitation.”

Legato’s Employee Benefit Plans

Following the effective time of the merger, EMC will give Legato employees credit for their service with Legato and its subsidiaries under the EMC benefit plans in which such employees are eligible to participate for purposes of:

•	eligibility;

•	vesting; and

•	benefit levels (but not for benefit accruals or amounts under any defined benefit pension plan).

EMC will also waive limitations as to pre-existing conditions or limitations and waiting periods under any group health plans in which Legato employees and their eligible dependents will be eligible to participate after completion of the merger. EMC will provide Legato employees with credit for any co-payments and deductibles paid for expenses incurred before completion of the merger in satisfying any applicable deductible or out-of-pocket limits for medical expenses under any group health plans in which former Legato employees will be eligible to participate after completion of the merger.

Legato shall take all actions as EMC may reasonably request so as to enable Legato to effect as of the effective time of the merger such actions relating to the Legato Systems, Inc. 401(k) Plan as EMC may deem necessary or appropriate, including terminating the plan, subject to the terms of the plan and applicable law, provided that such action does not preclude the immediate participation of eligible Legato employees in any successor plan.

Treatment of Legato Stock Options

Upon completion of the merger, EMC will assume each outstanding Legato stock option, including options under each of the following Legato plans:

•	Legato 1995 Stock Option/Stock Issuance Plan;

•	OTG Software, Inc. 2000 Stock Incentive Plan;

•	OTG Software, Inc. 1998 Stock Incentive Plan; and

•	Smart Storage 1994 Stock Plan.

Upon completion of the merger, each outstanding option to purchase Legato common stock will be deemed to constitute an option to purchase the number of shares of EMC common stock equal to the exchange ratio multiplied by the number of shares of Legato common stock subject to such option before the merger, rounded down to the nearest whole share. The exercise price for each converted option will be equal to the aggregate exercise price for the Legato stock option immediately prior to the merger divided by the aggregate number of shares of EMC common stock deemed purchasable pursuant to the foregoing sentence, rounded up to the nearest whole cent.

In general, outstanding options under the Legato 1995 Stock Option/Stock Issuance Plan will become fully vested and exercisable in the event the optionee’s service terminates by reason of an involuntary or constructive termination within 18 months following the merger, and fifty percent of the unvested option shares subject to each outstanding option under the OTG Software 2000 Stock Incentive Plan will become fully vested and exercisable upon the consummation of the merger. Options held by Legato’s officers, directors and certain non-officer employees also contain additional vesting acceleration provisions. Please see “Interests of Legato Directors and Officers in the Merger” for further information regarding such accelerated vesting.

The other terms of each outstanding option and the Legato option plans referred to above under which the options were issued will continue to apply in accordance with their terms, including any provisions providing for vesting and exercisability.

EMC has agreed to file a registration statement on Form S-8 covering shares of EMC common stock issuable upon the exercise of outstanding Legato stock options granted to individuals for which a registration statement on Form S-8 is available.

Legato’s Employee Stock Purchase Plans

Immediately prior to the consummation of the merger, all outstanding purchase rights under Legato’s employee stock purchase plan and international employee stock purchase plan will be automatically exercised. In connection with the merger, the shares of Legato common stock purchased by the participants under those exercised rights will be cancelled and converted into the right to receive EMC common stock. Legato’s employee stock purchase plans will then terminate.

Conditions to Completion of the Merger

The respective obligations of Legato and EMC to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of various conditions which include, in addition to other customary closing conditions, the following:

•	EMC’s registration statement on Form S-4, of which this proxy statement/prospectus forms a part, must be declared effective by the SEC;

•	the merger agreement and the merger must be approved and adopted by the holders of a majority of the outstanding shares of Legato common stock;

•	the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 must have expired or been terminated, and any requirements of other jurisdictions applicable to the consummation of the merger must be satisfied, unless the failure to satisfy such requirements would not reasonably be expected to have a material adverse effect on Legato or EMC;

•	no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other legal restraint or prohibition preventing the consummation of the merger shall be in effect;

•	no law, regulation or order shall be enacted or issued which has the effect of making the merger illegal;

•	no governmental action or proceeding shall be pending or threatened which has the effect of prohibiting or limiting EMC’s ownership of Legato upon completion of the merger; and

•	the shares of EMC common stock to be issued in the merger must be approved for listing, subject to official notice of issuance, on the New York Stock Exchange.

EMC’s obligation to effect the merger is also subject to the satisfaction or waiver of the following conditions:

•	all consents, approvals, orders, licenses, authorizations, registrations, declarations, permits or waivers required to be obtained, and all filings required to be made, must be obtained and made by Legato, except where the failure to obtain consents will not have a material adverse effect on Legato;

•	certain key employees of Legato must have entered into employment agreements with EMC; and

•	EMC must have received copies of the resignations of each director of Legato and its subsidiaries.

In addition, each party’s obligation to effect the merger is further subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of the other party set forth in the merger agreement must be true, complete and correct without reference to any qualification as to materiality such that the aggregate effect of any inaccuracies in such representations and warranties will not have a material adverse effect on such party, in each case as of the date of the merger agreement and as of the date the merger is to be completed, as though made on and as of that time;

•	the other party to the merger agreement must have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement; and

•	each party must have received an opinion of counsel to the effect that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code.

The merger agreement provides that a “material adverse effect” means, when used in connection with Legato or EMC, any change, effect or circumstance that individually or when taken together with all other such similar or related changes, effects or circumstances that have occurred prior to the date of determination of the material adverse effect:

•	is materially adverse to the business, assets (including intangible assets) and liabilities (taken together when the change, effect or circumstance impacts both assets and liabilities), financial condition or results of operations of Legato or EMC and their respective subsidiaries, in each case taken as a whole; or

•	would reasonably be expected to prevent Legato or EMC from consummating the transactions contemplated by the merger agreement.

None of the following will be deemed to constitute a material adverse effect on Legato:

•	any change or event attributable to conditions affecting the industries in which Legato participates or the U.S. economy as a whole, provided that such change or event does not have a substantially disproportionate impact on Legato;

•	any change or event resulting from compliance with the terms and conditions of the merger agreement;

•	any change required by any change in applicable accounting requirements or principles, or applicable laws, rules or regulations which occurs or becomes effective after the date of the merger agreement; or

•	any change or event to the extent attributable to the announcement or pendency of the merger that impacts Legato’s or any of its subsidiary’s revenues or relationships with its employees, customers, suppliers or partners.

None of the following will be deemed to constitute a material adverse effect on EMC:

•	any change or event attributable to conditions affecting the industries in which EMC participates or the U.S. economy as a whole, provided that such change or event does not have a substantially disproportionate impact on EMC;

•	any change or event resulting from compliance with the terms and conditions of the merger agreement; or

•	any change required by any change in applicable accounting requirements or principles, or applicable laws, rules or regulations which occurs or becomes effective after the date of the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated by Legato or EMC under any of the following circumstances:

•	if Legato and EMC mutually consent in writing;

•	if certain conditions to the completion of the merger are not satisfied because of a breach or failure to perform any representation, warranty, covenant or other agreement in the merger agreement by the other party, which breach or failure, if capable of being cured, is not cured within 20 business days of receipt of notice thereof;

•	if the merger is not completed by the outside date, which is December 1, 2003, or under circumstances specified in the merger agreement, December 31, 2003;

•	if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission has issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

•	if Legato accepts a superior proposal, provided, however, that Legato may terminate the merger agreement under this provision only if it has paid EMC in full the fee and expense reimbursement required under the merger agreement prior to or concurrently with such termination; or

•	if the requisite vote of the stockholders of Legato in favor of the merger agreement and the merger has not been obtained at the special meeting, provided, however, that Legato may terminate the merger agreement pursuant to this provision only if Legato has not breached or failed to fulfill its obligations under the merger agreement and has paid EMC in full the fee and expense reimbursement required under the merger agreement.

Furthermore, the merger agreement may be terminated by EMC:

•	if the Legato board of directors (or any committee thereof) fails to recommend approval and adoption of the merger agreement and the merger by the stockholders of Legato or withdraws or modifies its recommendation to approve and adopt the merger agreement and the merger;

•	if the Legato board of directors (or any committee thereof) has failed to reconfirm its recommendation to approve and adopt the merger agreement and the merger within five days after EMC requests in writing that Legato board of directors (or any committee thereof) do so;

•	if the Legato board of directors (or any committee thereof) approves or recommends to the stockholders of Legato an acquisition proposal with respect to Legato other than the merger;

•	if a third party commences a tender offer or exchange offer and the Legato board of directors (or any committee thereof) recommends that the stockholders tender their shares or fails to recommend against acceptance of such an offer within ten business days after the commencement of such offer;

•	if Legato or any of its officers or directors shall have materially breached its obligations under provisions of the merger agreement relating to the non-solicitation of other acquisition proposals or the Legato special meeting; or

•	if Legato fails to hold the special meeting of stockholders to consider the proposal to approve and adopt the merger agreement and the merger by one business day prior to the outside date.

Termination Fee and Expenses

If the merger agreement is terminated under certain circumstances generally involving the acquisition of Legato by another company, Legato would be required to pay EMC a termination fee equal to $45,000,000, upon the earliest to occur of the following events:

•	the entry by Legato into an agreement with respect to, or the consummation of, any acquisition proposal or the acquisition by any person of beneficial ownership of 20% or more of the equity or voting interests of Legato within 270 days of the termination of the merger agreement pursuant to certain provisions of the merger agreement, if prior to such termination an acquisition proposal or the intention of a party to make an acquisition proposal was made public; provided that under these circumstances 25% of such termination fee is payable promptly upon termination of the merger agreement and the remaining 75% of such termination fee is payable prior to the consummation of the acquisition proposal;

•	the termination of the merger agreement by EMC for any of the following reasons:

—	if the Legato board of directors (or any committee thereof) fails to recommend approval and adoption of the merger agreement and the merger by the stockholders of Legato or withdraws or modifies its recommendation to approve and adopt the merger agreement and the merger;

—	if the Legato board of directors (or any committee thereof) has failed to reconfirm its recommendation to approve and adopt the merger agreement and the merger within five days after EMC requests in writing that Legato board of directors (or any committee thereof) do so;

—	if the Legato board of directors (or any committee thereof) approves or recommends to the stockholders of Legato an acquisition proposal with respect to Legato other than the merger;

—	if a third party commences a tender offer or exchange offer and the Legato board of directors (or any committee thereof) recommends that the stockholders tender their shares or fails to recommend against acceptance of such an offer within ten business days after the commencement of such offer;

—	if Legato or any of its officers or directors shall have materially breached its obligations under provisions of the merger agreement relating to the non-solicitation of other acquisition proposals;

—	if Legato fails to hold the special meeting of stockholders to consider the proposal to approve and adopt the merger agreement and the merger by one business day prior to the outside date; or

•	the termination of the merger agreement by EMC or Legato if Legato accepts a superior proposal.

Notwithstanding the foregoing, in no event will Legato be required to pay the termination fee if, immediately prior to the termination of the merger agreement, EMC was in material breach of its obligations under the merger agreement.

In addition, EMC and Legato, in general, will bear their own fees and expenses in connection with the merger agreement and the merger. However, EMC and Legato will share equally the fees and expenses incurred in connection with the printing and filing of this proxy statement/prospectus and in connection with foreign and domestic antitrust filings, other than attorneys’ fees and expenses.

Legato has also agreed to reimburse EMC for all fees and expenses actually incurred by EMC in connection with the merger, including the reasonable fees and expenses of EMC’s attorneys, accountants and financial advisors, if the merger agreement is terminated:

•	by EMC or Legato (under certain circumstances), if the Legato stockholders do not approve and adopt the merger agreement and the merger at the special meeting;

•	by EMC or Legato if Legato accepts a superior proposal;

•	by EMC because certain conditions to completion of the merger would not be satisfied because of a breach or failure to perform any representation, warranty, covenant or other agreement in the merger agreement by Legato, which breach or failure, if capable of being cured, is not cured within 20 business days of EMC’s receipt of notice thereof;

•	by EMC for any of the following reasons:

—	if the Legato board of directors (or any committee thereof) fails to recommend approval and adoption of the merger agreement and the merger by the stockholders of Legato or withdraws or modifies its recommendation to approve and adopt the merger agreement and the merger;

—	if the Legato board of directors (or any committee thereof) has failed to reconfirm its recommendation to approve and approve the merger agreement and the merger within five days after EMC requests in writing that Legato board of directors (or any committee thereof) do so;

—	if the Legato board of directors (or any committee thereof) approves or recommends to the stockholders of Legato an acquisition proposal with respect to Legato other than the merger;

—	if a third party commences a tender offer or exchange offer and the Legato board of directors (or any committee thereof) recommends that the stockholders tender their shares or fails to recommend against acceptance of such an offer within ten business days after the commencement of such offer;

—	if Legato or any of its officers or directors shall have materially breached its obligations under provisions of the merger agreement relating to the non-solicitation of other acquisition proposals or the Legato special meeting;

—	if Legato fails to hold the special meeting of stockholders to consider the proposal to approve and adopt the merger agreement and the merger by one business day prior to the outside date; or

•	by EMC or Legato if the failure to satisfy certain conditions to the merger by the outside date have resulted in the merger not being consummated.

Legato will not be obligated to reimburse the expenses of EMC if EMC is in material breach of its obligations under the merger agreement at the time of its termination.

Indemnification and Insurance

The merger agreement provides that all rights to indemnification, advancement of litigation expenses and limitation of personal liability existing in favor of the directors, officers and employees of Legato and its subsidiaries under the provisions existing on July 7, 2003 in Legato’s amended and restated certificate of incorporation or Legato’s amended and restated bylaws will, with respect to any matter existing or occurring at or prior to the effective time of the merger, survive the consummation of the merger, and, as of such time, EMC and Legato, as the surviving corporation, shall assume all obligations of Legato in respect thereof as to any claim or claims asserted prior to or within a six-year period immediately following the effective time of the merger.

For a period of six years after the effective time of the merger, Legato will maintain in effect the current policies of directors’ and officers’ liability insurance covering those persons who are currently covered by Legato’s directors’ and officers’ liability insurance policy or substitute therefor policies on comparable terms to those currently in effect; provided, however, that such policies need only cover claims arising from facts or events that occurred at or before the effective time of the merger; and provided, further, that Legato will not be required to spend more than 150% of the annual premium currently paid by Legato for such coverage and that if the premium for such coverage exceeds such amount, Legato will purchase a policy with the greatest coverage available for such 150% of the annual premium.

Representation on EMC Board of Directors

EMC has agreed to take all necessary actions to allow David N. Strohm, a member of Legato’s current board of directors, to serve on EMC’s board of directors for a term ending at the 2004 annual meeting of stockholders of EMC.

Extension, Waiver and Amendment of the Merger Agreement

EMC and Legato may amend the merger agreement before completion of the merger. However, after the Legato stockholders approve and adopt the merger agreement and the merger, no change will be made that, by law, requires further approval by Legato’s stockholders without such further approval.

Each party may extend the other party’s time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other party’s representations and warranties and waive compliance by the other party with any of the agreements or conditions contained in the merger agreement. If any conditions or other obligations are waived, EMC and Legato will consider the facts and circumstances at that time and make a determination as to whether a resolicitation of proxies is necessary.

COMPARISON OF RIGHTS OF EMC STOCKHOLDERS

AND LEGATO STOCKHOLDERS

The rights of EMC stockholders are currently governed by EMC’s restated articles of organization, as amended (the “EMC Charter”), EMC’s amended and restated by-laws, as amended (the “EMC Bylaws”), the Massachusetts Business Corporation Law (the “MBCL”) and other Massachusetts laws related to corporations. The rights of Legato stockholders are currently governed by Legato’s amended and restated certificate of incorporation (the “Legato Charter”), Legato’s amended and restated bylaws (the “Legato Bylaws”), the Delaware General Corporation Law (the “DGCL”) and other Delaware laws related to corporations. Upon completion of the merger, the rights of Legato stockholders who become stockholders of EMC in the merger will be governed by the EMC Charter, the EMC Bylaws, the MBCL and other Massachusetts laws related to corporations. While the rights and privileges of stockholders of a Massachusetts corporation are, in many instances, comparable to those of a stockholder of a Delaware corporation, there are certain differences.

The following description summarizes significant differences that may affect the rights of stockholders of EMC and stockholders of Legato. However, it is not a complete statement of all those differences or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. EMC stockholders and Legato stockholders should carefully read the relevant provisions of the EMC Charter, the EMC Bylaws, the Legato Charter, the Legato Bylaws, the MBCL, the DGCL and other corporation-related laws of Massachusetts and Delaware to the extent they relate to corporations organized in such states.

Capitalization

EMC.    The total authorized shares of capital stock of EMC consists of (1) 6,000,000,000 shares of common stock, par value $.01 per share, and (2) 25,000,000 shares of preferred stock, par value $.01 per share. As of September 5, 2003, there were 2,184,192,306 shares of EMC common stock outstanding and no shares of EMC preferred stock outstanding.

The EMC board of directors is authorized to issue preferred stock from time to time in one or more series. The directors shall determine the number of shares constituting each series of preferred stock and each series shall have a distinguishing designation. The directors may determine, in whole or in part, the preferences, voting powers, qualifications and special or relative rights or privileges, if any, of any such series, subject to the EMC Charter.

Legato.    The total authorized shares of capital stock of Legato consist of (1) 200,000,000 shares of common stock, par value $.0001 per share, and (2) 5,000,000 shares of preferred stock, par value $.0001 per share. As of September 5, 2003, there were 118,331,683 shares of Legato common stock outstanding and no shares of Legato preferred stock outstanding.

The Legato board of directors is authorized to issue preferred stock from time to time in one or more series. The Legato board of directors is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock and the number of shares constituting any such series and the designation thereof, or any of them, subject to the Legato Charter. The board of directors is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding.

Voting Rights

EMC.     Massachusetts law provides that stockholders entitled to vote shall have one vote for each share of stock owned by them. It also allows a corporation with two or more classes of stock to specify different voting powers for the different classes of stock.

Each holder of EMC common stock is entitled to one vote for each share held of record, unless otherwise provided by the EMC Charter, and may not cumulate votes for the election of directors.

Legato.    Delaware law provides that stockholders entitled to vote shall have one vote for each share of stock owned by them, unless otherwise provided in a company’s charter, which may provide for more or less than one vote per share. Delaware law permits cumulative voting.

The Legato Charter prohibits cumulative voting and, as a result, each holder of Legato common stock is entitled to one vote for each share held of record and may not cumulate votes for the election of directors.

Number of Directors

EMC.    The MBCL requires classification of a public corporation’s board of directors into three classes, each having a three-year term, unless the directors vote to be exempt from such requirement or the stockholders elect to be exempt from such requirement by a vote of two-thirds of such class of stock outstanding. The MBCL further requires that the number of directors be determined in the corporation’s by-laws. In addition, whenever there are more than two stockholders of record, there must be at least three directors.

The EMC board of directors currently consists of eight members and is classified. The EMC Bylaws state that the number of directors shall be fixed at any time or from time to time only by the affirmative vote of a majority of the directors then in office, but shall not be less than three. There is no upper limit to the number of directors under the EMC Bylaws. The EMC board of directors has fixed the number of directors at nine. As a result, the EMC board of directors currently has one vacancy.

Legato.    The DGCL provides that the board of directors of a Delaware corporation will consist of one or more directors, as fixed by the corporation’s bylaws or certificate of incorporation.

The Legato Bylaws provide that the number of directors shall be determined by resolution of the board of directors or by the stockholders at the annual meeting of the stockholders. Legato does not have a classified board of directors. Legato’s board of directors currently consists of seven members.

Removal of Directors

EMC.    The EMC Bylaws, in accordance with the MBCL, provides that directors of EMC may be removed from office, but only for cause, by vote of the holders of a majority of shares entitled to vote at an election of directors and only after reasonable notice and an opportunity to be heard by the stockholders. The MBCL defines “cause” in this context to mean (a) conviction of a felony, (b) declaration of unsound mind by order of court, (c) gross dereliction of duty, (d) commission of an action involving moral turpitude, or (e) commission of an action which constitutes intentional misconduct or knowing violation of law if such action in either event results in both an improper substantial personal benefit and a material injury to the corporation.

Legato.    The Legato Bylaws and the DGCL provide that directors of Legato may be removed with or without cause by the holders of a majority of shares entitled to vote at an election of directors.

Filling Vacancies on the Board of Directors

EMC.    The EMC Bylaws provide that a vacancy or newly created directorship, whether resulting from an increase in the size of the board of directors, the death, resignation, disqualification or removal of a director, may be filled solely by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum.

Legato.    The Legato Bylaws and the DGCL provide that a vacancy or newly created directorship resulting from an increase in the number of directors may be filled by a majority of directors then in office, even if less than a quorum, or by a sole remaining director. If no directors are in office, an election of directors may be held in accordance with the DGCL. Pursuant to the DGCL, if the number of directors to be replaced represents more than a majority of the board of directors as constituted immediately prior to such replacement, the Court of Chancery of the State of Delaware may, upon application of stockholders holding at least 10% of the voting stock, order an election to fill vacancies or replace directors chosen by the board of directors then in office.

Removal of Officers

EMC.    The EMC Bylaws provide that the board of directors may remove any officer elected by the board of directors with or without cause by the vote of the majority of the directors then in office. An officer may be removed for cause only after reasonable notice and an opportunity to be heard before the board of directors.

Legato.    The Legato Bylaws provide that any officer elected or appointed by the board of directors may be removed at any time by the affirmative vote of a majority of the board of directors.

Amendments to Corporate Charter

EMC.    Under the MBCL, a majority vote of each class of stock outstanding and entitled to vote is required to authorize an amendment to the articles of organization effecting one or more of the following:

•	an increase or reduction of the capital stock of any authorized class;

•	a change in the par value of authorized shares with par value, or any class thereof;

•	a change of authorized shares from shares with par value to shares without par value, or from shares without par value to shares with par value;

•	certain changes in the number of authorized shares; or

•	a corporate name change.

Subject to certain conditions, a two-thirds vote of each class of stock outstanding and entitled to vote is required to authorize other amendments of the articles of organization. However, Massachusetts law does permit a corporation’s articles of organization to specify a threshold vote of less than two-thirds, but of at least a majority. The EMC Charter does not specify such a lesser threshold vote.

Legato.    Under the DGCL, a certificate of incorporation may be amended by approval of the board of directors of the corporation and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for the amendment, unless a higher vote is required by the corporation’s certificate of incorporation. The Legato Charter does not require a higher vote.

Amendments to By-Laws

EMC.    Under the MBCL, the power to make, amend or repeal by-laws lies with the stockholders entitled to vote. Directors, however, may also make, amend or repeal the by-laws, except with respect to any provisions which by law, the articles of organization or by-laws require action by the stockholders.

The EMC Bylaws provide that they may be amended at any annual or special meeting of the stockholders called for the purpose, of which the notice shall specify the subject matter of the proposed amendment, by vote of the stockholders. The EMC Bylaws may also be amended by a vote of a majority of the directors then in office, except that the directors may not take any action to amend the indemnification or amendment provisions of the EMC Bylaws.

Legato.    Under the DGCL, after a corporation has received any payment for any of its stock, by-laws of a corporation may be adopted, amended or repealed by stockholders or, if power is so conferred in the corporation’s certificate of incorporation, by the board of directors.

The Legato Bylaws provide that they may be amended by the stockholders or by the board of directors, when such power is conferred upon the board of directors by the Legato Charter, at any regular meeting of the stockholders or of the board of directors or at a special meeting of the stockholders or the board of directors if notice of such amendment of the Legato Bylaws is contained in the notice of such special meeting. The Legato Charter confers power upon the board of directors to amend the Legato Bylaws.

Action by Consent of Stockholders

EMC.    As provided by the MBCL and the EMC Bylaws, any action required or permitted to be taken by stockholders at a meeting may be taken without a meeting if all stockholders entitled to vote on the matter consent to the action in writing, and the written consents are filed with the records of the meetings of stockholders. Such consents shall be treated for all purposes as a vote at a meeting.

Legato.    Under the Legato Charter and the Legato Bylaws, no action required or permitted to be taken by stockholders at a meeting may be taken without a meeting, and the power of Legato’s stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied therein.

Notice of Specific Actions by Holders of Shares

EMC.    The EMC By-Laws provide that a written or electronic notice of each meeting of stockholders, stating the place, date, hour and purpose of the meeting shall be given to each stockholder entitled to vote at the meeting and to each stockholder who, by law, by the EMC Charter or by the EMC Bylaws is entitled to notice, at least seven days before the meeting.

Legato.     The Legato Bylaws provide that a written notice of each meeting of stockholders, stating the place, date, hour and purpose of the meeting shall be given to each stockholder entitled to vote at the meeting at least ten and no more that 60 days before the meeting.

Special Stockholder Meetings

EMC.    The EMC Bylaws provide that a special meeting of the stockholders may be called by the president at the direction of the chairman of the board of directors or by a majority of directors, and shall be called by the clerk upon the written application of stockholders holding at least 85% of the capital stock of the corporation entitled to vote at the proposed meeting. The request shall state the purpose of the proposed meeting.

Legato.    The Legato Bylaws provide that a special meeting of the stockholders may be called by the president and shall be called by the president or secretary at the request in writing of a majority of the board of directors. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

Inspection Rights

EMC.    The MBCL requires that every domestic corporation maintain in Massachusetts, and make available for inspection by its stockholders, the original, or attested copies of, the corporation’s articles of organization, by-laws, records of all meetings of incorporators and stockholders, and the stock and transfer records listing the names of all stockholders and their record addresses and the amount of stock held by each. The MBCL further provides that if any officer or agent of a corporation having charge of such corporate records (or copies thereof) refuses or neglects to exhibit them in legible form or to produce for examination a list of stockholder names, records, addresses and amount of stock held by each, such officer or agent of the corporation will be liable to any stockholder for actual damages sustained by reason of such refusal or neglect. However, in an action for damages or a proceeding in equity under the foregoing provision, it is a defense to such action that the actual purpose and reason for the inspection being sought is to secure a list of stockholders or other information for the purpose of selling the list or other information or of using them for purposes other than in the interest of the person seeking them, as a stockholder, relative to the affairs of the corporation. The foregoing rights relating to inspection are deemed to include the right to copy materials and to be represented by agent or counsel in exercising these rights. In addition to the rights of inspection provided by the MBCL, a stockholder of a Massachusetts corporation has a common law right to inspect additional documents which, if such request is refused by the corporation, may be obtained by petitioning a court for the appropriate order. In petitioning a court for such an order, the granting of which is discretionary, the stockholder has the burden of demonstrating (i) that he is acting in good faith and for the purposes of advancing the interests of the corporation and protecting his own interest as a stockholder and (ii) that the requested documents are relevant to those purposes.

The EMC Charter provides that no stockholder shall have any right to examine any property or any books, accounts or other writings of the corporation if there is reasonable ground for belief that such examination will for any reason be adverse to the interests of the corporation, and a vote of the directors refusing permission to make such examination and setting forth that in the opinion of the directors such examination would be adverse to the interests of the corporation shall be prima facie evidence that such examination would be adverse to the interests of the corporation. Every such examination shall be subject to such reasonable regulations as the directors may establish in regard thereto.

Legato.    Under the DGCL, every stockholder has the right to examine, in person or by agent or attorney, during the usual hours for business, for any proper purpose the corporation’s stock ledger, a list of its stockholders and its other books and records, and to make copies or extracts therefrom. In order to exercise the foregoing right, a stockholder must submit a written demand to the corporation, under oath, stating the purpose of the inspection. Upon refusal of the corporation (or its agent or an officer of the corporation) to permit an inspection demanded by a stockholder, or upon the failure to reply to a stockholder’s demand within five business days after such demand has been made, a stockholder may apply to the Court of Chancery to compel the inspection. Where a stockholder seeks to have the Court of Chancery compel an inspection of the corporation’s books and records, other than its stock ledger or list of stockholders, the stockholder must first establish that it has complied with the formal requirements of making a demand for inspection and that the inspection is for a proper purpose. For purposes of this provision of the DGCL, a “proper purpose” is one that is reasonably related to such person’s interest as a stockholder.

The Legato Charter and Bylaws contain no provisions relating to inspection rights of stockholders.

Limitation of Personal Liability of Directors and Indemnification

EMC.    The EMC Charter provides that no director of EMC shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that to the extent required by the MBCL, the foregoing provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to EMC or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under sections 61 or 62 of the MBCL, or (iv) for any transaction from which the director derived an improper personal benefit.

The EMC Bylaws provide that EMC shall, to the extent legally permissible, indemnify each of its directors and officers (including persons who act at its request as directors, officers or trustees of another organization or in any capacity with respect to any employee benefit plan) against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, reasonably incurred by such director or officer in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which such director or officer may be involved or with which such director or officer may be threatened, while in office or thereafter, by reason of such individual being or having been such a director or officer. Such indemnification will not be available to a director for any matter as to which a director is adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of EMC or in the best interests of the participants or beneficiaries of any employee benefit plan. As to any matter disposed of by a compromise payment by such director pursuant to a consent decree or otherwise, no indemnification for said payment shall be provided unless such compromise shall be approved as in the best interests of EMC after notice that it involves such indemnification:

•	by a disinterested majority of the directors then in office;

•	by a majority of the disinterested directors then in office, provided that there has been obtained an opinion in writing of independent legal counsel to the effect that such director appears to have acted in good faith in the reasonable belief that his action was in the best interests of EMC; or

•	by the holders of a majority of the outstanding stock at the time entitled to vote for directors, voting as a single class, exclusive of any stock owned by any interested director.

Legato.    The Legato Charter provides that no director of Legato shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no such provision can eliminate the liability of a director for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	violation of Section 174 of the DGCL regarding unlawful payment of dividends or unlawful stock purchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Legato’s Bylaws provide that Legato will indemnify, to the fullest extent authorized by law, each of its agents made or threatened to be made a party to an action or proceeding, whether civil, criminal, administrative or investigative, by reason of being an agent of Legato or a predecessor corporation, or at the request of Legato, a director or officer of another corporation; provided, however, that Legato will indemnify any such agent in connection with a proceeding initiated by such agent only if such proceeding was authorized by Legato’s board of directors. The DGCL provides that such indemnification is subject to such agent(s) having acted in good faith and in a manner that such agent reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal motion or proceeding, such agent having had no reasonable cause to believe the conduct was unlawful.

Dividends

EMC.    The EMC Charter provides that the EMC board of directors may declare dividends upon the capital stock of EMC from time to time, as permitted by law.

Legato.    The Legato Bylaws provide that the Legato board of directors may declare dividends upon the capital stock of Legato at any regular or special meeting. Legato may pay dividends in cash, in property, or in shares of capital stock, subject to the Legato Charter.

Stockholder Rights Plan

EMC.    EMC does not have a stockholder rights plan.

Legato.    On May 23, 1997, Legato’s board of directors declared a dividend of one preferred share purchase right for each share of Legato common stock outstanding on June 27, 1997 to Legato stockholders of record on that date. Each preferred share purchase right entitles the holder to purchase from Legato one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $.0001 per share, at an exercise price of $115 per one one-thousandth of a share, subject to adjustment. The description and terms of the rights are set forth in a Rights Agreement, dated as of May 23, 1997 between Legato and Harris Trust and Savings Bank.

The rights will not be exercisable until the earlier of:

•	10 business days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired at least 15% (20% in the case of certain “Exempt Persons,” as defined in the Rights Agreement) of the outstanding shares of Legato common stock and

•	10 business days (or such later date as determined by the board of directors prior to the time any person becomes an Acquiring Person) after a person commences, or announces their intention to make, a tender offer or exchange offer that would result in that person beneficially owning at least 15% of the outstanding shares of Legato common stock.

Rights “flip-in” and entitle the holder to purchase Legato common stock having a value of twice the right’s exercise price if any person becomes an Acquiring Person.

Rights “flip-over” and entitle the holder to purchase, upon exercise of their rights at the then current exercise price of the rights, common stock of an acquiror having a value of twice the right’s exercise price if, following the date any person becomes an Acquiring Person:

•	Legato merges with the acquiror and its common stock is changed or exchanged or

•	50% or more of Legato’s consolidated assets or earning power are sold.

At any time prior to the time any person becomes an Acquiring Person, the board of directors of Legato generally may redeem the rights at a price of $.01 per right.

The Rights Agreement was amended as of July 7, 2003 so that the rights are not exercisable by virtue of the transactions contemplated by the Merger Agreement.

Relevant Business Combination Provisions and Statutes

EMC.    The MBCL provides that, if a person acquires 5% or more of the stock of a Massachusetts corporation without the approval of the board of directors of that corporation, such person may not engage in certain transactions with the corporation for a period of three years. The statute contains certain exceptions to this prohibition. If, for example, the board of directors approves the subject transaction prior to the time that the person becomes an interested stockholder, or if the interested stockholder acquires 90% of the voting stock of the corporation (excluding voting stock owned by directors who are also officers and certain employee stock plans) in one transaction, or if the transaction is approved by the board of directors and by the affirmative vote of two-thirds of the holders of the outstanding voting stock which is not owned by the interested stockholder, then the prohibition on business combinations is not applicable. EMC has opted out of this provision of the MBCL.

Under the Massachusetts Control Share Acquisition Statute, a person who acquires beneficial ownership of shares of stock of a corporation in a threshold amount equal to greater than one-fifth, one-third, or a majority of the voting stock of the corporation (a “control share acquisition”), must obtain the approval of a majority of shares entitled to vote generally in the election of directors (excluding (i) any shares owned by such person acquiring or proposing to acquire beneficial ownership of shares in a control share acquisition, (ii) any shares owned by any officer of the corporation and (iii) any shares owned by any employee of the corporation who is also a director of the corporation) in order to vote the shares that such person acquires in crossing the foregoing thresholds. The statute does not require that such person consummate the purchase before the stockholder vote is taken.

The Massachusetts Control Share Acquisition statute permits, to the extent authorized by a corporation’s articles of organization or by-laws, redemption of all shares acquired by an acquiring person in a control share acquisition for fair value (which is to be determined in accordance with procedures adopted by the corporation) if (i) no control share acquisition statement is delivered by the acquiring person or (ii) a control share acquisition statement has been delivered and voting rights were not authorized for such shares by the stockholders in accordance with applicable law.

The Massachusetts Control Share Acquisition statute permits a Massachusetts corporation to elect not to be governed by the statute’s provisions, by including a provision in the corporation’s articles of organization or bylaws pursuant to which the corporation opts out of the statute. The EMC Bylaws contain such an opt-out provision.

Legato.    The DGCL provides that if a person acquires 15% or more of the stock of a Delaware corporation without the approval of the board of directors of that corporation, such person may not engage in certain transactions with the corporation for a period of three years. The statute contains certain exceptions to this prohibition. If, for example, the board of directors approves the acquisition of stock or the transaction prior to the time that the person becomes an interested stockholder, or if the interested stockholder acquires 85% of the voting stock of the corporation (excluding voting stock owned by directors who are also officers and certain employee stock plans) in one transaction, or if the transaction is approved by the board of directors and the affirmative vote of two-thirds of the holders of the outstanding voting stock which is not owned by the interested stockholder, then the prohibition on business combinations is not applicable.

Mergers, Acquisitions and Other Transactions

EMC.    Under the MBCL, approval of mergers and consolidations requires the affirmative vote of two-thirds of the shares of each class of stock outstanding and entitled to vote on the transaction. A corporation’s articles of organization may provide for a vote of a lesser proportion, but not less than a majority of each such class. The EMC Charter contains no such provision. In addition, the MBCL provides that, unless otherwise required by the articles of organization, a merger may be approved solely by vote of a surviving corporation’s directors if:

•	there is no amendment to the surviving corporation’s articles of organization;

•	the shares of any class of stock of the corporation issued in the merger do not exceed fifteen percent (15%) of the shares of the same class outstanding immediately prior to the merger; and

•	any stock issued in the merger has been authorized in accordance with Massachusetts law.

Legato.    The DGCL generally requires the affirmative vote of the holders of a majority of the outstanding stock of the corporation entitled to vote thereon to authorize or approve any agreement providing for a merger or consolidation of such corporation.

Dissenters’ and Appraisal Rights

EMC.    Under Massachusetts law, a properly dissenting stockholder is entitled to receive the appraised value of his or her shares when the corporation votes to:

•	sell, lease, or exchange all or substantially all of its property and assets;

•	adopt an amendment to its articles of organization that adversely affects the rights of the stockholder; or

•	merge or consolidate with another corporation.

No appraisal rights are available, however, to stockholders of a corporation surviving the merger, if the merger does not require the approval of these stockholders. In order to exercise their appraisal rights, stockholders must not vote in favor of the corporate action triggering the appraisal right. Also, they must send the corporation a written objection to the corporate action stating their intention to demand payment for their shares. If stockholders follow the appraisal procedures set out under Massachusetts law, the “fair value” of their stock will be determined as of the day before effectiveness of the corporate action. The appraisal rights provisions are the only remedy for stockholders who object to the corporate action, unless the corporate action is determined to have been illegal, fraudulent or in breach of the board’s fiduciary duties.

Legato.    Under Delaware law, the rights of dissenting stockholders to obtain the fair value for their shares (so-called “appraisal rights”) may be available in connection with a statutory merger or consolidation in certain specific situations. Appraisal rights are not available to a corporation’s stockholders under Delaware law when the corporation is to be the surviving corporation and no vote of its stockholders is required to approve the merger.

In addition, unless otherwise provided in the charter, no appraisal rights are available under Delaware law to holders of shares of any class of stock which is either (1) listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the NASD, or (2) held of record by more than 2,000 stockholders, unless such stockholders are required by the terms of the merger to accept anything other than:

•	shares of stock of the surviving corporation;

•	shares of stock of another corporation which, as of the effective date of the merger or consolidation, are of the kind described in (1) or (2) above;

•	cash instead of fractional shares of such stock; or

•	any combination of the above three bullets.

Appraisal rights are not available under Delaware law in the event of the sale of all or substantially all of a corporation’s assets or the adoption of an amendment to its charter, unless such rights are granted in the corporation’s charter. The Legato Charter does not grant such rights.

Pre-emptive Rights

EMC.    Under the MBCL, stockholders do not have any pre-emptive rights to subscribe to additional issues of a corporation’s stock unless they are so provided in the corporation’s articles of organization or in bylaw provisions adopted by stockholders. Neither the EMC Charter nor the EMC Bylaws provides for pre-emptive rights.

Legato.    Under Delaware law, stockholders do not have any pre-emptive rights to subscribe to additional issues of a corporation’s stock unless they are so provided in the corporation’s certificate of incorporation. Neither the Legato Charter nor the Legato Bylaws provides for pre-emptive rights.

FUTURE STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in a company’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the company in a timely manner.

EMC.    To be included in the proxy statement and form of proxy relating to the EMC annual meeting to be held in 2004, an EMC stockholder (including former Legato stockholders who become EMC stockholders) proposal must be received by EMC no later than November 22, 2003, and must otherwise comply with the requirements of Rule 14a-8. All stockholder proposals should be sent via registered, certified or express mail or via facsimile to: Paul T. Dacier, Assistant Clerk, EMC Corporation, 176 South Street, Hopkinton, Massachusetts 01748, facsimile (508) 497-8079.

In addition, the EMC Bylaws require that EMC be given advance notice of stockholder nominations for election to the EMC Board of Directors and of other business which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in EMC’s proxy statement in accordance with Rule 14a-8). The required notice must be made in writing and delivered to or mailed and received by the Clerk at EMC’s principal executive offices not less than 95 days nor more than 125 days prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is more than 30 days before or after such anniversary date, the required notice of stockholder nominations must be delivered or received not later than the 10th day following the day notice of the date of the annual meeting was mailed or publicly disclosed, whichever occurs earlier.

Legato.    If the merger is not completed, proposals of stockholders intended to be presented at the Legato 2004 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act, must be received by Legato no later than January 10, 2004, in order that they may be included in the proxy statement and form of proxy relating to that meeting. In addition, such proposals must comply with the other requirements of Rule 14a-8. If Legato is not notified of a stockholder proposal by April 15, 2004, then the proxy solicited by the Legato board of directors for the 2004 annual meeting will confer discretionary authority to vote against such stockholder proposal.

Householding of Special Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the proxy statement/prospectus or annual report may have been sent to multiple stockholders in your household. Legato will promptly deliver a separate copy of the proxy statement/prospectus or its annual report to you if you write or call Legato at the following address or phone number: Legato Systems, Inc., 2350 West El Camino Real, Mountain View, California 94040, telephone: (650) 210-7000. If you wish to receive separate copies of an annual report or proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact Legato, as applicable, at the above address and phone number.

OTHER MATTERS

The board of directors of Legato does not know of any other business to be presented for consideration at the special meeting. If other matters properly come before the special meeting, the persons named in the accompanying form of proxy intend to vote on such matters based on their best judgment.

In addition to solicitation of proxies by mail, directors, officers and regular employees of Legato (none of whom will be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy cards and proxy materials to the stockholders they represent and Legato will reimburse them for their expenses.

Legato has retained a proxy solicitation firm, Georgeson Shareholder Communications, to assist it in the solicitation of proxies from Legato stockholders. Legato will pay that firm approximately $15,000, including out-of-pocket expenses. EMC and Legato will each pay one-half of the expenses incurred in connection with the printing and mailing of this proxy statement/prospectus.

LEGAL MATTERS

The validity of the shares of EMC’s common stock offered by this document will be passed upon for EMC by Paul T. Dacier, Senior Vice President and General Counsel of EMC. Mr. Dacier holds options to purchase EMC common stock and owns shares of EMC common stock. Ropes & Gray LLP, counsel for EMC, and Morgan, Lewis & Bockius LLP, counsel for Legato, will pass upon certain federal income tax consequences of the merger for EMC and Legato, respectively.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K of EMC Corporation for the year ended December 31, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K of Legato Systems, Inc. for the year ended December 31, 2002 and the consolidated financial statements included in Legato Systems, Inc.’s Current Report on Form 8-K dated July 24, 2003 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

EMC and Legato each file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. EMC stockholders and Legato stockholders may read and copy any report, statement or other information that EMC or Legato files at the SEC’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. SEC filings are also available to the public from commercial document retrieval services and the web site maintained by the SEC at http://www.sec.gov.

EMC filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act to register with the Securities and Exchange Commission the EMC common stock issuable pursuant to the merger agreement. This proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits and schedules to the registration statement. For further information with respect to EMC, Legato and the EMC common stock, please refer to the registration statement, including the exhibits and schedules. You may inspect and copy the registration statement, including the exhibits and schedules, as described above. Statements contained in this proxy statement/prospectus about the contents of any contract or other document are not necessarily complete, and EMC refers you, in each case, to the copy of the contract or other document filed as an exhibit to the registration statement.

The SEC allows EMC and Legato to “incorporate by reference” information into this proxy statement/prospectus, which means that EMC and Legato can disclose important information to their stockholders by referring them to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents set forth below that EMC has previously filed with the SEC. These documents contain important information that you should read about EMC.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (SEC file number 1-9853);

•	Quarterly Report on Form 10-Q for the period ended March 31, 2003 (SEC file number 1-9853);

•	Quarterly Report on Form 10-Q for the period ended June 30, 2003 (SEC file number 1-9853);

•	Current Report on Form 8-K filed with the SEC on July 8, 2003 announcing the execution of the merger agreement and including, as an exhibit, a copy of the merger agreement (SEC file number 1-9853); and

•	Description of EMC’s common stock contained in the registration statement on Form 8-A filed on March 4, 1988.

This proxy statement/prospectus incorporates by reference the documents set forth below that Legato has previously filed with the SEC. These documents contain important information that you should read about Legato.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (SEC file number 000-26130);

•	Quarterly Report on Form 10-Q for the period ended March 31, 2003 (SEC file number 000-26130);

•	Quarterly Report on Form 10-Q for the period ended June 30, 2003 (SEC file number 000-26130);

•	Current Report on Form 8-K filed with the SEC on July 8, 2003 announcing the execution of the merger agreement and including, as an exhibit, a copy of the merger agreement (SEC file number 000-26130);

•	Current Report on Form 8-K filed with the SEC on July 16, 2003 disclosing the filing of two lawsuits against Legato and its board of directors (SEC file number 000-26130);

•	Current Report on Form 8-K filed with the SEC on July 24, 2003 attaching the audited financial statements of Legato for the three months ended March 31, 2003;

•	Description of Legato’s common stock contained in the registration statement on Form 8-A filed on May 19, 1995; and

•	Description of Legato’s Stockholder Rights Agreement contained in the registration statement on Form 8-A filed on May 30, 1997, as amended by Form 8-A/A filed on July 8, 2003.

EMC stockholders may request a copy of the EMC documents described above, which will be provided at no cost, by contacting EMC Corporation, 176 South Street, Hopkinton, Massachusetts 01748, Attention: Investor Relations, telephone: (508) 435-1000.

Legato stockholders may request a copy of the Legato documents described above, which will be provided at no cost, by contacting Legato Systems, Inc., 2350 West El Camino Real, Mountain View, California 94040, Attention: Investor Relations, telephone: (650) 210-7000.

EMC and Legato are each also incorporating by reference additional documents that they may file with the SEC after the date in which the registration statement containing this proxy statement/prospectus is initially filed with the SEC and before the date of the special meeting of Legato stockholders.

Information contained in this proxy statement/prospectus supplements, modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information contained in later-dated documents incorporated by reference supplements, modifies or supersedes, as applicable, the information contained in this proxy statement/prospectus or in earlier-dated documents incorporated by reference.

EMC has supplied all information contained in this proxy statement/prospectus relating to EMC, and Legato has supplied all information contained in this proxy statement/prospectus relating to Legato.

Legato stockholders should rely only on the information contained in this proxy statement/prospectus to vote on the proposals to be considered at their stockholder meeting. EMC and Legato have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated September 12, 2003. EMC and Legato stockholders should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than September 12, 2003, and neither the mailing of the proxy statement/prospectus to Legato stockholders nor the issuance of EMC common stock in the merger shall create any implication to the contrary.

This document does not constitute an offer to sell or a solicitation of an offer to purchase the securities offered by this document, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this document referring to EMC or Legato. These statements may include statements regarding the period following completion of the merger.

This document contains forward-looking statements based on current projections about operations, industry, financial condition and liquidity. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, the merger or our businesses, identify forward-looking statements. You should note that the discussion of EMC’s and Legato’s board of directors’ reasons for the merger and the description of Legato’s financial advisor’s opinion contain many forward-looking statements that describe beliefs, assumptions and estimates as of the indicated dates and those forward-looking expectations may have changed as of the date of this document. In addition, any statements that refer to expectations, projections or other characterizations or future events or circumstances, including any underlying assumptions, are forward-looking statements. Those statements are not guarantees and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially and adversely from these forward-looking statements.

All forward-looking statements reflect Legato’s and EMC’s managements’ present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the risks related to the businesses of EMC and Legato, the uncertainty concerning the completion of the merger and the matters discussed under “Risk Factors,” among others, could cause actual results to differ materially from those described in the forward-looking statements. These factors include the relative values of EMC’s and Legato’s common stocks, the market’s difficulty in valuing EMC’s and Legato’s combined business, the failure to realize the anticipated benefits of the merger and the interests of directors recommending the merger. You are cautioned not to place undue reliance on the forward-looking statements, which either speak only as of the date of this document or, if applicable, speak only as of the earlier date indicated in this document. Neither EMC nor Legato is under any obligation, and each expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

All subsequent forward-looking statements attributable to EMC or Legato or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

EMC CORPORATION,

ECLIPSE MERGER CORPORATION

and

LEGATO SYSTEMS, INC.

Dated as of July 7, 2003

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 7, 2003 (this “Agreement”), by and among EMC Corporation, a Massachusetts corporation (“Parent”), Eclipse Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Legato Systems, Inc., a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders that Parent acquire the Company pursuant to the terms and conditions of this Agreement, and, in furtherance of such acquisition, such Boards of Directors have approved the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the terms of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (“GCL”); and

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1    The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2), Merger Sub shall merge with and into the Company in accordance with the GCL, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger. The Company, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

SECTION 1.2    Effective Time. On the Closing Date (as defined below), Parent and the Company shall cause the Merger to be consummated by filing a duly executed and delivered certificate of merger as required by the GCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the GCL (the time of such filing being the “Effective Time”).

SECTION 1.3    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and Section 259 of the GCL.

SECTION 1.4    Certificate of Incorporation of the Surviving Corporation. At and after the Effective Time, the Certificate of Incorporation of Merger Sub (the “Merger Sub Charter”), as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until amended in accordance with the GCL, except that the name of the Surviving Corporation shall be Legato Systems, Inc.

SECTION 1.5    By-Laws of the Surviving Corporation. At and after the Effective Time, the By-Laws of Merger Sub (the “Merger Sub By-Laws”), as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation, until amended in accordance with the Certificate of Incorporation of the Surviving Corporation and the GCL, except that the name of the surviving Corporation shall be Legato Systems, Inc.

SECTION 1.6    Directors and Officers of the Surviving Corporation.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or By-Laws of the Surviving Corporation or as otherwise provided by law.

(b) The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or By-Laws of the Surviving Corporation or as otherwise provided by law.

SECTION 1.7    Closing. Subject to the provisions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. Eastern Time, at the offices of Ropes & Gray LLP, One International Place, Boston, Massachusetts on a date to be specified by Parent and the Company which shall be no later than the second business day after satisfaction or waiver of each of the conditions set forth in Article VII (other than the delivery of items to be delivered at Closing and other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing) or on such other date and such other time and place as Parent and the Company shall agree. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

ARTICLE II

CONVERSION AND EXCHANGE OF SECURITIES

SECTION 2.1    Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) or any capital stock of Merger Sub:

(a) Company Common Stock. Subject to this Article II, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.1(b)) shall be converted into the right to receive 0.9 (the “Exchange Ratio”) of a share of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”), payable upon the surrender of the Certificates (as defined in Section 2.2(b)). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Common Stock pursuant to this Section 2.1(a), any dividends or other distributions payable pursuant to Section 2.2(c) and any cash in lieu of fractional shares payable pursuant to Section 2.2(d), all to be issued or paid in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2, without interest (collectively, the “Merger Consideration”). Notwithstanding the foregoing, the Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, reclassification, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring (or having a record date) after the date of this Agreement and prior to the Effective Time.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are (i) held by the Company as treasury shares or (ii) owned by Parent or any wholly owned Subsidiary (as defined below) of Parent, shall be cancelled and retired and cease to exist, and no securities of Parent or other consideration shall be delivered in exchange therefor. As used in this Agreement, the word “Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (A) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership), (B) such party or any Subsidiary of such party owns in excess of a majority of the outstanding equity or voting securities or interests or (C) such party or any Subsidiary of such party has the right to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.

(c) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d) Stock Options and Purchase Rights. Outstanding options to purchase shares of Company Common Stock shall be treated in the manner set forth in Section 6.10 hereof. Outstanding rights to purchase shares of Company Common Stock under the ESPP (as defined below) shall be treated in the manner set forth in Section 5.4 hereof.

SECTION 2.2    Exchange of Certificates.

(a) Exchange Agent. Prior to the Closing Date, Parent shall designate a bank or trust company to act as Exchange Agent hereunder (the “Exchange Agent”). As soon as practicable after the Effective Time, Parent shall deposit with or for the account of the Exchange Agent, for the benefit of the holders of Company Common Stock, stock certificates representing the number of shares of Parent Common Stock issuable pursuant to Section 2.1(a) in exchange for outstanding shares of Company Common Stock, which shares of Parent Common Stock shall be deemed to have been issued at the Effective Time. From time to time, Parent shall make available to the Exchange Agent sufficient cash to make all cash payments in lieu of fractional shares pursuant to Section 2.2(d).

(b) Exchange Procedures. As soon as practicable after the Effective Time, Parent will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) that were converted pursuant to Section 2.1(a) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify that are not inconsistent with the terms of this Agreement), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole shares of Parent Common Stock which such holder has the right to receive in accordance with Section 2.1(a) in respect of the shares of Company Common Stock formerly evidenced by such Certificate, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), and (C) any cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(d), after giving effect to any tax withholdings required by applicable law, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company as of the Effective Time, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate evidencing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 2.2(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed, from and after the Effective Time, for all corporate purposes, to represent only the right to receive upon surrender a certificate representing shares of Parent Common Stock, any dividends or other distributions payable pursuant to Section 2.2(c) and any cash in lieu of any fractional shares of Parent Common Stock payable pursuant to Section 2.2(d), in accordance with the terms of this Agreement.

(c) Distributions With Respect to Unexchanged Parent Shares. No dividends or other distributions with respect to shares of Parent Common Stock for which the record date is after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock such holder is entitled to receive until such holder surrenders such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock.

(d) No Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder and the aggregate number of shares of Company Common Stock represented thereby) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the average of the last reported sales prices of Parent Common Stock at the 4:00 p.m., New York City time, end of regular trading hours on the New York Stock Exchange during the five (5) consecutive trading days ending on the last trading day prior to the Effective Time.

(e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition to the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or have established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(f) Termination of Exchange Fund; No Liability. At any time following the first anniversary of the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any shares of Parent Common Stock which had been made available to the Exchange Agent and which has not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar law) with respect to the shares of Parent Common Stock upon due surrender of their Certificates, without any interest thereon. Neither Parent, Merger Sub nor the Company shall be liable to any holder of Company Common Stock or Parent Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or other similar law following the passage of time specified therein.

(g) Withholding Rights. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any person who was a holder of Company Common Stock immediately prior to the Effective Time such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Parent Common Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

(h) No Further Ownership Rights in Company Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Company or the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to such time. If, after such time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(i) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock as may be required pursuant to Section 2.1(a) as well as the other Merger Consideration as provided in this Article II; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in form satisfactory to Parent, or a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(j) Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company or Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

SECTION 2.3    Material Adverse Effect.

(a) The term “Company Material Adverse Effect” means any change, effect or circumstance that, individually or when taken together with all other such similar or related changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, (i) is materially adverse to the business, assets (including intangible assets) and liabilities (taken together when the change, effect or circumstance impacts both assets and liabilities), financial condition or results of operations of the Company and its Subsidiaries taken as a whole or

(ii) would reasonably be expected to prevent the Company from consummating the transactions contemplated hereby; provided, however, that none of the following shall be deemed to constitute a Company Material Adverse Effect: (A) any change or event attributable to conditions affecting the industries in which the Company participates or the U.S. economy as a whole, provided that such change or event does not have a substantially disproportionate impact on the Company; (B) any change or event resulting from compliance with the terms and conditions of this Agreement; (C) any change required by any change in applicable accounting requirements or principles, or applicable laws, rules or regulations which occurs or becomes effective after the date of this Agreement or (D) any change or event to the extent attributable to the announcement or pendency of the Merger that impacts the Company’s or any of its Subsidiary’s revenues or relationships with its employees, customers, suppliers or partners.

(b) The term “Parent Material Adverse Effect” means any change, effect or circumstance that, individually or when taken together with all other such similar or related changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of Parent Material Adverse Effect, (i) is materially adverse to the business, assets (including intangible assets) and liabilities (taken together when the change, effect or circumstance impacts both assets and liabilities), financial condition or results of operations of Parent and its Subsidiaries taken as a whole or (ii) would reasonably be expected to prevent Parent from consummating the transactions contemplated hereby; provided, however, that none of the following shall be deemed to constitute, in and of itself, a Parent Material Adverse Effect: (A) any change or event attributable to conditions affecting the industries in which Parent participates or the U.S. economy as a whole, provided that such change or event does not have a substantially disproportionate impact on Parent; (B) any change or event resulting from compliance with the terms and conditions of this Agreement; or (C) any change required by any change in applicable accounting requirements or principles, or applicable laws, rules or regulations which occurs or becomes effective after the date of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to Parent and Merger Sub that, except as set forth in the written disclosure schedule prepared by the Company which is dated as of the date of this Agreement and arranged in sections corresponding to the numbered and lettered sections contained in this Article III and was previously delivered to Parent in connection herewith (the “Disclosure Schedule”) (disclosure in any Section of the Disclosure Schedule shall qualify only the corresponding Section in this Article III), as of the date of this Agreement and as of the Closing Date, except where another date is specified:

SECTION 3.1    Organization and Qualification; Subsidiaries. Each of the Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted or presently proposed to be conducted. Each of the Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have a Company Material Adverse Effect. A true, complete and correct list of all of the Company’s Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary, the authorized capitalization of each Subsidiary, and the percentage of each Subsidiary’s outstanding capital stock owned by the Company or another Subsidiary or affiliate, is set forth in Section 3.1 of the Disclosure Schedule. Except as set forth in the Filed Company SEC Documents, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by the Company and comprising less than one percent (1%) of the outstanding stock of such company.

SECTION 3.2    Certificate of Incorporation and By-Laws. The Company has heretofore made available to Parent a true, complete and correct copy of its Restated Certificate of Incorporation, as amended to date (the “Company Charter”), and Amended and Restated By-Laws, as amended to date (the “Company By-Laws”), and has made available to Parent true, complete and correct copies of the charter and By-Laws (or equivalent organizational documents), each as amended to date, of each of its Subsidiaries (the “Subsidiary Documents”). The Company Charter, Company By-Laws and the Subsidiary Documents are in full force and effect. The Company is not in violation of any of the provisions of the Company Charter or Company By-Laws and the Company’s Subsidiaries are not in violation of their respective Subsidiary Documents.

SECTION 3.3    Capitalization.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock, and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of June 30, 2003, 117,525,034 shares of Company Common Stock are issued and outstanding; 34,548,705 shares of Company Common Stock are reserved for issuance upon exercise of options granted pursuant to the Company’s 1995 Stock Option/Stock Issuance Plan (the “1995 Plan”); 2,018,770 shares of Company Common Stock are subject to issuance upon the exercise of outstanding options under plans assumed by the Company in connection with its acquisition of the companies which originally granted or assumed such options (the “Assumed Plans”); 4,899,086 shares of Company Common Stock are reserved for issuance upon exercise of purchase rights granted pursuant to the Company’s 2001 Employee Stock Purchase Plan and 2001 International Employee Stock Purchase Plan (together, the “ESPP” and, collectively with the 1995 Plan and the Assumed Plans, the “Company Stock Plans”); no shares of Company Common Stock are issued and held in the treasury of the Company; and no shares of Preferred Stock are issued and outstanding. Between March 31, 2003 and the date of this Agreement, the Company has not issued any securities (including derivative securities) except for shares of Company Common Stock issued upon exercise of stock options or purchase rights under the ESPP outstanding prior to March 31, 2003.

(b) Section 3.3(b) of the Disclosure Schedule sets forth a true, complete and correct list of all persons who, as of June 30, 2003 held outstanding options to purchase shares of Company Common Stock (the “Company Stock Options”) under the Company Stock Plans other than the ESPP, indicating, with respect to each Company Stock Option then outstanding, the number of shares of Company Common Stock subject to such Company Stock Option, the relationship of the holder of such Company Stock Option to the Company (whether director, employee, officer or independent consultant), and the exercise price, date of grant, vesting schedule and expiration date thereof, including the extent to which any vesting had occurred as of the date of this Agreement and whether (and to what extent) the vesting of such Company Stock Option will be accelerated in any way by the consummation of the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Merger. The Company has made available to Parent true, complete and correct copies of all Company Stock Plans and the forms of all stock option agreements evidencing outstanding Company Stock Options. No consent of the holders of the Company Stock Options is required in connection with the actions contemplated by Section 6.10. The maximum number of shares of Company Common Stock purchasable per participant in the ESPP on the final purchase date thereunder which is to occur immediately prior to the Effective Time is limited to 5,000 shares. The purchase price per share will be equal to eighty-five percent (85%) of the lower of (i) the fair market value per share of Company Common Stock on the participant’s entry date into the offering period in which those shares are purchased or (ii) the fair market value per share on the purchase date.

(c) Except as described in Section 3.3(a) of this Agreement or as set forth in Section 3.3(b) of the Disclosure Schedule, no capital stock of the Company or any of its Subsidiaries or any security convertible or exchangeable into or exercisable for such capital stock, is issued, reserved for issuance or outstanding as of the date of this Agreement. Except as described in Section 3.3(a) of this Agreement or as set forth in Section 3.3(b) of the Disclosure Schedule, there are no options, preemptive rights, warrants, calls, rights, commitments or agreements of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of it Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment or agreement. There are no stockholder agreements, voting trusts, proxies or other similar agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to the shares of capital stock of the Company or any of its Subsidiaries. Except as set forth on Section 3.3(c) of the Disclosure Schedule, there are no rights or obligations, contingent or otherwise (including without limitation rights of first refusal in favor of the Company), of the Company or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. There are no registration rights or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any capital stock of the Company or any of its Subsidiaries.

(d) All outstanding shares of the Company’s capital stock are, and all shares of Company Common Stock reserved for issuance as specified above shall be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the GCL, the Company Charter or the Company By-Laws or any agreement to which the Company is a party or otherwise bound. None of the outstanding shares of the Company’s capital stock have been issued in violation of any federal or state securities laws. No material change in the Company’s capitalization has occurred since December 31, 2002. All of the outstanding shares of capital stock of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors’ qualifying shares in the case of foreign Subsidiaries) are owned by the Company or a Subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever (collectively, “Liens”). There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company or any of its Subsidiaries.

(e) The Company Common Stock constitutes the only class of securities of the Company or its Subsidiaries registered or required to be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

SECTION 3.4    Authority Relative to this Agreement. Subject only to the approval of the Company’s stockholders as described below, the Company has all necessary corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and each instrument required hereby to be executed and delivered at the Closing by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, subject only to the approval of this Agreement and the Merger by the Company’s stockholders by the affirmative vote of the holders of a majority of outstanding shares of Company Common Stock as required by the GCL and the Company Charter. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law). As of the date of this Agreement, the Board of Directors of the Company has unanimously determined that it is fair to, advisable and in the best interests of the Company’s stockholders for the Company to enter into a business combination with Parent upon the terms and subject to the conditions of this Agreement, and has unanimously recommended that the Company’s stockholders approve and adopt this Agreement and the Merger, and, unless notice thereof has been given to Parent in the manner required by this Agreement, none of the aforesaid actions by the Company’s Board of Directors has been amended, rescinded or modified. The action taken by the Company’s Board of Directors constitutes approval of the Merger and the other transactions contemplated hereby by the Company’s Board of Directors under the provisions of Section 203 of the GCL such that Section 203 of the GCL does not apply to this Agreement or the transactions contemplated hereby. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement and no other vote of any holders of shares of the Company’s capital stock is necessary to approve any of the transactions contemplated hereby.

SECTION 3.5    Anti-Takeover Statute Not Applicable. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation under the laws of the State of Delaware or California (each a “Takeover Statute”) is applicable to the Company, the shares of Company Common Stock, the Merger or any of the other transactions contemplated by this Agreement.

SECTION 3.6    Agreements, Contracts and Commitments.

(a) Neither the Company nor any of its Subsidiaries has any agreements, contracts or commitments (including but not limited to end user license agreements) that (i) resulted in or will result in (A) payments by the Company or its Subsidiaries during either fiscal year 2002 or fiscal year 2003 (up to the date of this Agreement) or (B) payments to the Company or its Subsidiaries during the period beginning in fiscal year 2002 and ending as of the date of this Agreement, in either case in excess of $500,000; or (ii) which require the making of any charitable contribution in excess of $25,000;

(b) No purchase contracts or commitments of the Company or any of its Subsidiaries continue for a period of more than ninety (90) days or are in excess of the normal, ordinary and usual requirements of the business of the Company;

(c) Except for agreements: (i) for the purchase, sale, license, distribution, maintenance or support of Company products entered into in the ordinary course; (ii) under which the Company made or received payments of less than $500,000 during calendar year 2002; or (iii) which do not provide for any term extension or expansion of the rights granted with respect to the Company Intellectual Property as a result of the Merger, there are no contracts or agreements to which the Company is a party that (a) do not expire or that the Company may not terminate within one year after the date of this Agreement or (b) may be renewed at the option of any person other than the Company so as to expire more than one year after the date of this Agreement.

(d) Neither the Company nor any of its Subsidiaries has any outstanding contract (i) with any officer, employee, agent, consultant, advisor, salesman or sales representative, or (ii) other than with respect to any reseller, distribution, OEM or end user license agreement for Company products entered into in the ordinary course of business, with any distributor or dealer that is not cancelable by it on notice of 30 days or less and without material liability, penalty or premium;

(e) Neither the Company nor any of its Subsidiaries is in default, nor is there any known basis for any valid claim of default, under any contract made or obligation owed by it except for such defaults that would not reasonably be likely to have a Company Material Adverse Effect;

(f) Neither the Company nor any of its Subsidiaries has any employee to whom it is paying compensation at an annual rate of more than $200,000.00 for services rendered;

(g) Neither the Company nor any of its Subsidiaries is restricted from carrying on its business in any material respect anywhere in the world by any material agreement under which the Company (i) is restricted from selling, licensing or otherwise distributing any of its technology or products or providing services to customers or potential customers or any class of customers, including without limitation resellers or other distributors, in any geographic area, during any period of time, or in segment of any market or line of business, (ii) is required to give favored pricing to any customers or potential customers or any class of customers or to provide exclusive or favored access to any product features to any customers or potential customers or any class of customers, or (iii) has agreed to purchase a minimum amount of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(h) Neither the Company nor any of its Subsidiaries has any liability or obligation with respect to the return of inventory or merchandise in the possession of wholesalers, distributors, resellers, retailers or other customers, except for such obligations or liabilities that would not reasonably be likely to have a Company Material Adverse Effect;

(i) Neither the Company nor any of its Subsidiaries has any debt obligation for borrowed money, including guarantees of or agreements to acquire any such debt obligation of others;

(j) Neither the Company nor any of its Subsidiaries has any contract for capital expenditures in excess of $250,000.00, individually, or such contracts representing in excess of $1,000,000.00 in the aggregate;

(k) Neither the Company nor any of its Subsidiaries has any contract, agreement or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business;

(l) Neither the Company nor any of its Subsidiaries has any contract, agreement or commitment for the purchase of any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(m) Neither the Company nor any of its Subsidiaries has any outstanding loan to any person other than to the Company or a wholly owned Subsidiary of the Company;

(n) Neither the Company nor any of its Subsidiaries has any power of attorney outstanding or any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, indemnitor (other than indemnities contained in agreements for the purchase, sale, license, distribution, maintenance or support of products entered into in the ordinary course of business) or otherwise in respect of any obligation of any person, corporation, partnership, joint venture, association, organization or other entity, or any capital maintenance, keep-well or similar agreements or arrangements;

(o) Neither the Company nor any of its Subsidiaries has any agreements, contracts or arrangements containing any provision requiring the Company to indemnify another party (other than indemnities contained in agreements for the purchase, sale, license, distribution, maintenance or support of products entered into in the ordinary course of business) or containing any covenant not to bring legal action against any third party;

(p) The Company has made available to Parent true, complete and correct copies of each contract listed in Section 3.6 of the Disclosure Schedule (collectively, the “Material Contracts”); and

(q) (i) Neither the Company nor any of its Subsidiaries has materially breached, is in material default under, or has received written notice of any material breach of or material default under, any Material Contract and such breach or default remains uncured, (ii) to the Company’s knowledge, no other party to any Material Contract has materially breached or is in material default of any of its obligations thereunder which breach or default remains uncured, (iii) each Material Contract is in full force and effect and (iv) each Material Contract is a legal, valid and binding obligation of the Company or its Subsidiary and, to the Company’s knowledge, each of the other parties thereto, enforceable in accordance with its terms, except that the enforcement thereof may be limited by (A) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (B) general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

SECTION 3.7    No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement do not, the execution and delivery by the Company of any instrument required hereby to be executed and delivered by the Company at the Closing will not, and the performance of its agreements and obligations under this Agreement by the Company will not, (i) conflict with or violate the Company Charter or Company By-Laws or any Subsidiary Documents, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair the Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties is bound or affected, other than, in the case of (iii) above, such conflict, violation, breach, default, impairment, rights of termination, amendment, acceleration or cancellation, or Liens that would not be reasonably expected to have a Company Material Adverse Effect.

(b) The execution and delivery by the Company of this Agreement do not, the execution and delivery by the Company of any instrument required hereby to be executed and delivered by the Company at the Closing will not, and the performance of agreements and obligations under this Agreement by the Company will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any court, arbitrational tribunal, administrative or regulatory agency or commission or other governmental authority or instrumentality (whether domestic or foreign, a “Governmental Entity”), except (i) as may be required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) as may be required under any foreign anti-trust or competition law or regulation including without limitation Council Regulation No. 4064/89 of the European Community, as amended (the “EC Merger Regulation”), (iii) the filing of a Registration Statement on Form S-4 (the “Registration Statement”) with the SEC in accordance with the Securities Act of 1933, as amended (the “Securities Act”), and the filing of the Proxy Statement/Prospectus (as defined in Section 3.22) with the SEC under the Exchange Act, (iv) such consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings, and notifications as may be required under applicable federal and state securities laws or the laws of any foreign country, (v) the filing of the Certificate of Merger or other documents as required by the GCL and (vi) such other consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings and notifications which, if not obtained or made, would not reasonably be expected to have a material adverse effect.

SECTION 3.8    Compliance; Permits.

(a) The Company and its Subsidiaries are and have been in material compliance with and are not in material default or violation of (and have not received any notice of material non-compliance, default or violation with respect to) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which any of their respective properties is bound or affected, and the Company is not aware of any such material non-compliance, default or violation thereunder.

(b) The Company and its Subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from Governmental Entities that are material to the operation of the business of the Company and its Subsidiaries taken as a whole as currently conducted (collectively, the “Company Permits”). The Company Permits are in full force and effect, have not been violated in any material respect and, to the best knowledge of the Company, no suspension, revocation or cancellation thereof has been threatened, and there is no action, proceeding or investigation pending or, to the Company’s knowledge, threatened, seeking the suspension, revocation or cancellation of any Company Permits. No Company Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

SECTION 3.9    SEC Filings; Financial Statements; Internal Controls.

(a) The Company has timely filed and made available to Parent all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by the Company with the SEC (collectively, the “Company SEC Reports”). The Company SEC Reports, including all forms, reports and documents to be filed by the Company with the SEC after the date hereof and prior to the Effective Time, (i) were and, in the case of Company SEC Reports filed after the date hereof, will be prepared in all material respects in accordance with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and in the case of such forms, reports and documents filed by the Company with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in light of the circumstances under which they were and will be made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports, schedules, statements or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules), contained in the Company SEC Reports, including any Company SEC Reports filed after the date of this Agreement, complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with generally accepted accounting principles (“GAAP”) (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented or will fairly present the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been and are not expected to be material in amount, individually or in the aggregate. The audited balance sheet of the Company contained in the Company SEC Report on Form 10-K for the fiscal year ended December 31, 2002 is referred to herein as the “Company Balance Sheet.”

(c) The chief executive officer and chief financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct; the Company maintains “disclosure controls and procedures” (as defined in Rule 13a-14(c) under the Exchange Act); and the Company is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act.

SECTION 3.10    Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, the Company has conducted its business in the ordinary course consistent with past practice and, since such date, there has not occurred: (i) any change, development, event or other circumstance, situation or state of affairs that has had or would reasonably be expected to have a Company Material Adverse Effect; (ii) any amendments to or changes in the Company Charter or Company By-Laws; (iii) any damage to, destruction or loss of any asset of the Company or any of its Subsidiaries (whether or not covered by insurance) that would reasonably be expected to have a Company Material Adverse Effect; (iv) any change by the Company in its accounting methods, principles or practices; (v) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice, in terms of both frequency and amount, and in any event in excess of $500,000.00; (vi) any sale of a material amount of assets (tangible or intangible) of the Company; or (vii) any other action or event that would have required the consent of Parent pursuant to Section 5.1 had such action or event occurred after the date of this Agreement.

SECTION 3.11    No Undisclosed Liabilities.

(a) Except as reflected in the Company Balance Sheet, neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) which are required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto, other than (i) any liabilities and obligations incurred since December 31, 2002 in the ordinary course of business consistent with past practice, and (ii) liabilities that would not reasonably be expected to have a Company Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar contract (including without limitation any contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including without limitation any structured finance, special purpose or limited purpose entity or person, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company’s financial statements.

(c) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any tax shelter arrangement as described in Internal Revenue Service final regulations (T.D. 9046).

SECTION 3.12    Absence of Litigation; Investigations. Except as disclosed in the Company SEC Reports filed and publicly available on the SEC’s EDGAR database prior to the date of this Agreement (the “Filed Company SEC Documents”), there are no claims, actions, suits, proceedings or, to the knowledge of the Company, governmental investigations, inquiries or subpoenas (other than any actions, suits, proceedings, investigations, inquiries or subpoenas challenging or otherwise arising from or relating to the Merger or any of the other transactions contemplated by this Agreement) (a) pending against the Company or any of its Subsidiaries or any properties or assets of the Company or of any of its Subsidiaries, (b) to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or assets of the Company or of any of its Subsidiaries, or (c) whether filed or threatened, that have been settled or compromised by the Company or any Subsidiary within the three (3) years prior to the date of this Agreement and at the time of such settlement or compromise were material, other than, in the case of (i) through (iii) above, such claims, actions, suits, proceedings, investigations, inquiries or subpoenas that would not be reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any Subsidiary of the Company is subject to any outstanding order, writ, injunction or decree that would reasonably be expected to be material or would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. There has not been since January 1, 2000 nor are there currently any internal investigations or inquiries being conducted by the Company, its Board of Directors (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

SECTION 3.13    Employee Benefit Plans, Options and Employment Agreements.

(a) Section 3.13(a) of the Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates or to which the Company, any of the Company’s Subsidiaries or any of their respective ERISA Affiliates is obligated to contribute, or under which any of them has or may have any liability for premiums or benefits (collectively, the “Company Employee Plans”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries or any ERISA Affiliate; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.

(b) With respect to each Company Employee Plan, the Company has made available to Parent complete and accurate copies of (i) such Company Employee Plan (or a written summary of any unwritten plan) together with all amendments, (ii) in the case of any plan for which Forms 5500 are required to be filed, the two most recent annual report (Form 5500) with schedules attached, (iii) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination letter from the IRS, (iv) each trust agreement, group annuity contract, administration and similar agreements, investment management or investment advisory agreements, (v) summary plan descriptions, employee handbooks, or other similar employee communications, (vi) all personnel, payroll and employment manuals and policies, and (vii) the most recent financial statements for each Company Employee Plan that is funded.

(c) Each Company Employee Plan has been administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder (including without limitation Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 404(c), 601 through 608 and Section 701 et seq. of ERISA) and in accordance with its terms and each of the Company, the Company’s Subsidiaries and their ERISA Affiliates have in all material respects met their obligations with respect to each Company Employee Plan and have timely made all required contributions thereto. All material filings and reports as to each Company Employee Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been timely submitted. With respect to the Company Employee Plans, no event has occurred, and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which Parent, the Company or any of its Subsidiaries or any plan participant could be subject to any material liability (including penalties or taxes) under ERISA, the Code or any other applicable law, nor will the transactions contemplated by this Agreement give rise to any such liability.

(d) With respect to the Company Employee Plans, there are no material benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the Company. The Company has no liability for benefits (contingent or otherwise) under any Company Employee Plan, except as set forth in the Company’s financial statements. The assets of each Company Employee Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(e) No Company Employee Plan has assets that include securities issued by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates.

(f) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. There has been no termination, partial termination or discontinuance of contributions to any Qualified Plan without notice to and approval by the IRS, except as disclosed in Schedule 3.13(f). Each Company Employee Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has

been tested for compliance with, and satisfies in all material respects the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code, as the case may be, for each plan year ending prior to the Closing Date.

(g) Neither the Company, any of the Company’s Subsidiaries nor any of their ERISA Affiliates has (i) ever maintained a Company Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No Company Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(h) Each Company Employee Plan is amendable and terminable unilaterally by the Company and any of the Company’s Subsidiaries party thereto or covered thereby at any time without liability to the Company or any of its Subsidiaries as a result thereof, and no Company Employee Plan or related plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company or any of the Company’s Subsidiaries party thereto or covered thereby from amending or terminating any such Company Employee Plan, or in any way limits such action.

(i) Other than as required under Section 601 et seq. of ERISA, none of the Company Employee Plans promises or provides health or other welfare benefits or coverage to any person following retirement or other termination of employment. Section 3.13(i) of the Disclosure Schedule lists each Company Employee Plan which provides benefits after termination of employment (other than medical benefits required to be continued under Section 4980B of the Code and part 6 of Subtitle B of Title I of ERISA) and the amount by which the present value of benefits accrued under each such Company Employee Plan exceeds the fair market value of the assets of each such Company Employee Plan.

(j) There is no action, suit, proceeding, claim, arbitration, audit or, to the knowledge of the Company, investigation pending or, to the knowledge of the Company, threatened, with respect to any Company Employee Plan, other than claims for benefits in the ordinary course, that would reasonably be expected to result in material liability to the Company or to such Company Employee Plan. No Company Employee Plan is or, to the knowledge of the Company, within the last three calendar years has been, the subject of, examination by a government agency or a participant in a government sponsored amnesty, voluntary compliance or similar program, nor has the Company received notice that it is the subject of, examination by a government agency or a participant in a government sponsored amnesty, voluntary compliance or similar program.

(k) Section 3.13(k) of the Disclosure Schedule contains (i) a true, complete and current list of all independent contractors, and (ii) a description of the services each independent contractor performs, and a copy of the agreement between each independent contractor and the Company. To the knowledge of the Company, after due inquiry of the appropriate individuals, each individual who has received compensation for the performance of services on behalf of the Company, any of the Company’s Subsidiaries or its

ERISA Affiliates has been properly classified as an employee or independent contractor in accordance with applicable law.

(l) Each Company Employee Plan maintained outside the United States is in compliance, and the books and records thereof are maintained in compliance, with all applicable laws, rules and regulations of the jurisdiction in which such Company Employee Plan is maintained. Section 3.13(l) of the Disclosure Schedule lists each country in which the Company or any of its Affiliates has operations and the number of employees in each such country.

(m) Section 3.13(m) of the Disclosure Schedule sets forth a true, complete and correct list of (i) all employment or consulting agreements with employees of the Company or any of its Subsidiaries obligating the Company or any of its Subsidiaries to make annual cash payments in an amount equal to or exceeding $50,000.00; (ii) all employees of the Company or any of its Subsidiaries who have executed a non-competition agreement with the Company or any of its Subsidiaries; (iii) all severance agreements, programs and policies of the Company or any of its Subsidiaries with or relating to its employees, in each case with potential outstanding obligations equal to or exceeding $50,000.00, excluding programs and policies required to be maintained by law; and (iv) all plans, programs, agreements and other arrangements of the Company or any of its Subsidiaries with or relating to its employees which contain change in control provisions including any such plans or agreements providing for an increase in vesting of benefits by reason of the transactions contemplated by this Agreement. True, complete and correct copies of each of the foregoing agreements to which any employee of the Company is a party have been furnished to Parent.

(n) All contributions required to be made with respect to any Company Employee Plan on or prior to the Effective Time have been timely made or are reflected on the Company’s balance sheet. There are no pending or, to the knowledge of the Company, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Company Employee Plan, or otherwise involving any such Plan (other than routine claims for benefits).

(o) Section 3.13(o) of the Disclosure Schedule sets forth a true, complete and correct list of all agreements pursuant to which the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any Subsidiary of the Company to severance pay, unemployment compensation or any other payment to which such employee or officer would not otherwise be or have been entitled, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer. Section 3.13(o) of the Disclosure Schedule sets forth a true, complete and correct list of all contracts, agreements, plans or arrangements, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G (determined without regard to Section 280G(b)(4) of the Code) or 162(m) of the Code. Current copies of each of the foregoing agreements have been furnished to Parent.

SECTION 3.14    Labor Matters. (a) The Company and each of its Subsidiaries are in compliance in all material respects with all applicable laws respecting employment, employment practices and occupational safety and health, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practices; (b) there are no controversies pending or, to the knowledge of the Company or any of its Subsidiaries, threatened, between the Company or any of its Subsidiaries and any of their respective employees, consultants or independent contractors, which controversies would reasonably be expected to have a Company Material Adverse Effect; (c) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries, nor does the Company or any of its Subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (d) there are no and neither the Company nor any of its Subsidiaries has any knowledge of any labor disputes, strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of, or consultants or independent contractors to, the Company or any of its Subsidiaries. To the knowledge of the Company, no employee of the Company or any of its Subsidiaries is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others or, in the case of any key employee or group of key employees, has given notice as of the date of this Agreement to the Company or any of its Subsidiaries that such employee or any employee in a group of key employees intends to terminate his or her employment with the Company. Since the Company’s inception, neither the Company or any of its Subsidiaries has effected (i) a plant closing, as defined in the Worker Adjustment and Retaining Notification Act of 1988, as amended ( the “WARN Act”), or (ii) a mass layoff as defined in the WARN Act. Neither the Company nor any of its Subsidiaries is currently engaged in any layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law.

SECTION 3.15    Properties; Encumbrances. Except as set forth in Section 3.15 of the Disclosure Schedule, each of the Company and each of its Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, all the properties and assets which it purports to own or lease (real, personal and mixed, tangible and intangible), including, without limitation, all the properties and assets reflected in the Company Balance Sheet (except for personal property sold since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice). All properties and assets reflected in the Company Balance Sheet are free and clear of all Liens, except for Liens reflected on the Company Balance Sheet and Liens for current taxes not yet due and other Liens that do not materially detract from the value or impair the use of the property or assets subject thereto. Section 3.15 of the Disclosure Schedule sets forth a true, complete and correct list of all real property owned, leased, subleased or licensed by the Company and the location of such premises. Each of the Company and each of its Subsidiaries is and has been in compliance with the material provisions of each lease or sublease for the real property which is set forth in Section 3.15 of the Disclosure Schedule.

SECTION 3.16    Taxes.

(a) For purposes of this Agreement, “Tax” or “Taxes” shall mean taxes, fees, assessments, liabilities, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, or any agency or subdivision thereof, including without limitation (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, fines, additional taxes and additions to tax imposed with respect thereto; and “Tax Returns” shall mean returns, reports and information statements with respect to Taxes required to be filed with a taxing authority, domestic or foreign, including without limitation, consolidated, combined or unitary tax returns and any amendments to any of the foregoing.

(b) The Company and each of its Subsidiaries have filed with the appropriate taxing authorities all Tax Returns required to be filed by them, and all such Tax Returns were true, complete and correct in all material respects. All material Taxes due and owing by the Company and its Subsidiaries have been timely paid. There are no Tax Liens on any assets of the Company or any Subsidiary thereof other than liens relating to Taxes not yet due and payable. Neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes (exclusive of any accruals for “deferred taxes” or similar items that reflect timing differences between tax and financial accounting principles) reflected in the Company Balance Sheet are adequate to cover all Taxes accruable through the date thereof (including interest and penalties, if any, thereon and Taxes being contested). All liabilities for Taxes attributable to the period commencing on the date following the date of the Company Balance Sheet were incurred in the ordinary course of business and are consistent in type and amount with Taxes attributable to similar prior periods.

(c) The Company and each of its Subsidiaries have withheld with respect to its employees all federal and state Taxes required to be withheld, and neither the Company nor any of its Subsidiaries has been delinquent in the payment of any Tax. Neither the Company nor any of its Subsidiaries has received any written notice of any Tax deficiency outstanding, proposed or assessed against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written notice of any audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Tax Return of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has filed any consent under Section 341(f) of the Code or agreed to have Section 341(f) (2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f) (4) of the Code) owned by the Company. Neither the Company nor any of its Subsidiaries is a party to or bound by any tax indemnity, tax sharing or tax allocation agreements. Except as to an “affiliated group” of corporations within the meaning of Section 1504 of the Code of which the Company was the common parent, (i) neither the Company nor any of its Subsidiaries has ever been a member of an “affiliated group” and (ii) neither the Company nor any of its Subsidiaries is liable for the Taxes of any person (other than those of the Company and its Subsidiaries)

under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

(d) The Company has made available to Parent (i) complete and correct copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries with respect to the prior four (4) taxable years, and (ii) written schedules of (A) the taxable years of the Company and each Subsidiary for which the statute of limitations with respect to income Taxes have not expired, (B) with respect to income Taxes of the Company and each Subsidiary, those years for which examinations have been completed, those years for which examinations are presently being conducted, those years for which examinations have not yet been initiated and those years for which required Tax Returns have not yet been filed, (C) all material elections with respect to income Taxes affecting the Company or any Subsidiary as of the date of this Agreement, (D) the Company’s basis in the stock and/or debt of each Subsidiary, (E) the earnings and profits (including any adjustment required by Section 1503(e) of the Code) for each Subsidiary, and (F) the foreign countries in which the Company or its Subsidiaries has or has had a permanent establishment, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

(e) Neither the Company nor any of its Subsidiaries has undergone, or will undergo prior to the Closing Date a change in its method of accounting resulting in an adjustment to its taxable income or loss pursuant to Section 481 of the Code.

(f) The state and federal “net operating loss” of the Company and its Subsidiaries as of December 31, 2002 is set forth on Section 3.16(f) of the Disclosure Schedule. No state or federal “net operating loss” of the Company or any of its Subsidiaries determined as of the Closing date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any “ownership change” within the meaning of Section 382(g) of the Code or comparable provisions of any state law occurring prior to the Closing Date.

SECTION 3.17    Environmental Matters.

(a) Except as set forth in Section 3.17 of the Disclosure Schedule, to the Company’s knowledge, (i) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws; (ii) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof, (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company or its Subsidiaries; (iii) there have been no Hazardous Substances generated by the Company or its Subsidiaries that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Entity within or outside the United States; (iv) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company or its Subsidiaries, except for the storage of hazardous waste in compliance with Environmental Laws; and (v) the Company and its Subsidiaries

have made available to Parent true and correct copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments in the possession of the Company, any Subsidiary of the Company, or any of their respective representatives or advisors.

(b) For purposes of this Section 3.17, Environmental Laws means any law, regulation, or other applicable requirement (whether domestic or foreign) relating to (i) releases or threatened release of Hazardous Substance; (ii) pollution or protection of employee health or safety, public health or the environment; or (iii) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

SECTION 3.18    Intellectual Property.

(a) Section 3.18(a) of the Disclosure Schedule sets forth a true, complete and correct list of all U.S. and foreign (i) patents and pending patent applications, including any utility model or similar patent and any registered Community Designs owned by the Company or any of its Subsidiaries as of the date of this Agreement (ii) trademark registrations (including internet domain registrations) and pending trademark applications owned by the Company or any of its Subsidiaries as of the date of this Agreement; and (iii) copyright registrations and pending copyright applications owned by the Company or any of its Subsidiaries as of the date of this Agreement (collectively the “Registered Company Intellectual Property”). All of the Registered Company Intellectual Property is owned solely by the Company or one of its Subsidiaries.

(b) The Company or one or more of its Subsidiaries owns, or has a valid right to use, all of the Intellectual Property that is used in the business of the Company and its Subsidiaries as currently conducted (the “Company Intellectual Property”).

(c) The Registered Company Intellectual Property is, to the Company’s knowledge, valid and subsisting (except with respect to applications), and has not expired or been cancelled, or abandoned.

(d) There is no pending or, to the Company’s knowledge, threatened (and at no time within the two years prior to the date of this Agreement has there been pending any) material suit, arbitration or other adversarial proceeding before any court, government agency or arbitral tribunal or in any jurisdiction alleging that the activities or the conduct of the Company’s or any of its Subsidiaries’ business infringe or misappropriate any Intellectual Property owned by any third party (“Third Party Intellectual Property”), or challenging the ownership, validity, enforceability or registerability of any Company Intellectual Property owned by the Company or any of its Subsidiaries. The Company is not, as a result of any suits, actions or similar legal proceedings, a party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders which (i) materially restrict the Company’s or any of its Subsidiaries’ rights to use any Company Intellectual Property owned by the Company or any of its Subsidiaries, (ii) materially restrict the Company or any of its Subsidiaries from conducting its business as currently conducted in order to avoid infringement of any Third Party Intellectual Property, or (iii) permit third parties to use any Company Intellectual Property owned by the Company or any of its Subsidiaries.

(e) Except with respect to unpublished patent applications of third parties, foreign patent applications and unregistered trademarks of third parties, with respect to which the Company represents and warrants only to its knowledge, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe in any material respect upon any Third Party Intellectual Property. To the Company’s knowledge, no third party is misappropriating, infringing, diluting or violating any Company Intellectual Property owned by the Company or any of its Subsidiaries that is material to the conduct of the business of the Company and its Subsidiaries as currently conducted, and no intellectual property misappropriation, infringement dilution or violation suits, arbitrations or other adversarial proceedings have been brought before any court, government agency or arbitral tribunal against any third party by the Company or any of its Subsidiaries which remain unresolved.

(f) The Company and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Company Intellectual Property that is (i) owned by the Company and its Subsidiaries, and (ii) material to the business of the Company or any of its Subsidiaries as currently conducted. To the Company’s knowledge, there has been no disclosure to any third party by the Company or any of its Subsidiaries of material confidential information or trade secrets of the Company or any of its Subsidiaries related to any material proprietary product currently being marketed, sold, licensed or developed by the Company or any of its Subsidiaries (each such product, a “Proprietary Product”) other than disclosures made pursuant to nondisclosure or confidentiality agreements entered into by the Company in the ordinary course of business.

(g) All employees of the Company and its Subsidiaries who have made material contributions to the development of any Proprietary Product (including without limitation all employees who have designed, written, tested or worked on any software code contained in any Proprietary Product) have signed confidentiality, non-competition (unless prohibited by applicable law) and assignment of proprietary rights agreements substantially in one of the forms attached to Section 3.18(g) of the Disclosure Schedule. All consultants and independent contractors who have made material contributions to the development of any Proprietary Product (including without limitation all consultants and independent contractors who have designed, written, tested or worked on any software code contained in any Proprietary Product) have assigned to the Company or one or more of its Subsidiaries (or a third party that previously conducted any business currently conducted by the Company or one or more of its Subsidiaries and that has assigned its rights in such Proprietary Product to the Company or one or more of its Subsidiaries) all of their right, title and interest (other than moral rights, if any) in and to the portions of such Proprietary Product developed by them in the course of their work for the Company or one or more of its Subsidiaries (or applicable third party). Assignments of the patents and patent applications listed in Section 3.18(a) of the Disclosure Schedule to the Company or one or more of its Subsidiaries have been duly executed and filed with the United States Patent and Trademark Office.

(h) Neither the Company nor any of its Subsidiaries has granted or is obligated to grant access to any of its source code, (including without limitation in any such case any conditional right to access or under which the Company has established any escrow arrangement for the storage and conditional release of any of its source code).

(i) None of the Proprietary Products contains any software code that is, in whole or in part, subject to the provisions of any license to software that is made generally available to the public without requiring the payment of any fees or royalties (including but not limited to the GNU General Public License (“GPL”), GNU Lesser General Public License (“LGPL”), Mozilla Public License (“MPL”, BSD licenses, and any other similar “free software” or “open source” licenses), including but not limited to any such license under which the Company or any of its Subsidiaries is obligated to make the source code for such Proprietary Product generally available to the public free of charge.

(j) The Company does not have any obligation to pay any third party any royalties or other fees (in the aggregate in excess of $250,000 in 2002 or for the period from January 1, 2003 through and including June 30, 2003) for the use of Company Intellectual Property and no obligation to pay such royalties or other fees will result from the consummation of the transactions contemplated by this Agreement.

(k) (i) Neither the Company nor any of its Subsidiaries is in violation of any license, sublicense or other agreement or instrument related to the Company Intellectual Property to which the Company or any of its Subsidiaries is a party or is otherwise bound; (ii) the consummation by the Company of the transactions contemplated hereby will not result in any loss or impairment of ownership by the Company or any of its Subsidiaries of, or the right of any of them to use (or result in any term extension or expansion of the rights granted to any third party in or to), any Company Intellectual Property that is material to the business of the Company and its Subsidiaries as currently conducted; (iii) the consummation by the Company of the transactions contemplated hereby will not require the consent of any third party or, to the Company’s knowledge, any Governmental Entity, with respect to any such Intellectual Property.

(l) For purposes of this Agreement, “Intellectual Property” shall mean trademarks, service marks, trade names, and internet domain names, together with all goodwill, registrations and applications related to the foregoing; patentable inventions, patents and industrial design registrations or applications (including any continuations, divisionals, continuations-in-part, renewals, reissues, re-examinations and applications for any of the foregoing); works of authorship protected by copyright for E.U. design registrations; copyrights (including any registrations and applications for any of the foregoing); proprietary data and databases; mask works rights and trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

SECTION 3.19    Insurance. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by the Company or any of its Subsidiaries, provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets and are in character and amount and with such deductibles and retained amounts as are generally carried by persons engaged in similar businesses and subject to the same or similar perils or hazards. Each such policy is in full force and effect and all premiums due thereon have been paid in full. None of such policies shall terminate or lapse (or be affected in any other materially adverse manner) by reason of the consummation of the transactions contemplated by this Agreement.

SECTION 3.20    Rights Agreement. The Company has taken all action necessary to ensure that so long as this Agreement shall not have been terminated pursuant to Article VIII, (i) neither Parent nor Merger Sub shall, by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, be deemed an “Acquiring Person” (as that term is defined in the Company Rights Agreement) and (ii) no “Rights” (as that term is defined in the Company Rights Agreement) are issued or required to be issued to the stockholders of the Company by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. The Company has not amended the Company Rights Agreement, redeemed the Rights thereunder or taken any other action to make the Company Rights Agreement or the Rights thereunder inapplicable, in each case, with respect to (a) any person or entity other than Parent or Merger Sub or (b) any Acquisition Proposal (as defined in Section 6.2(a)) (or any other substantially similar proposal).

SECTION 3.21    Restrictions on Business. Except for this Agreement, there is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries, acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted by the Company.

SECTION 3.22    Registration Statement; Proxy Statement/Prospectus. The information supplied or to be supplied by the Company for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement/prospectus (as amended or supplemented, the “Proxy Statement/ Prospectus”) to be sent to the stockholders of the Company in connection with the meeting of the stockholders of the Company to consider the Merger (the “Company Stockholders Meeting”), or to be included or supplied by or on behalf of the Company for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each, a “Regulation M-A Filing”) shall not, on the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders or at the time of the Company Stockholders Meeting or at the time any Regulation M-A Filing is filed with the SEC, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. If at any time prior to the Company Stockholders

Meeting any event relating to the Company or any of its respective affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company shall promptly inform Parent. The Proxy Statement/Prospectus shall comply in all material respects as to form and substance with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

SECTION 3.23    Interested Party Transactions. Except as set forth in Section 3.23 of the Disclosure Schedule, since December 31, 2002, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Statement of Financial Accounting Standards No. 57.

SECTION 3.24    Change of Control Payments. Except as set forth in Section 3.24 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any plans, programs or agreements to which the Company or any Subsidiary is party, or to which either is subject, pursuant to which payments (or acceleration of benefits or vesting of options or lapse of repurchase rights) may be required upon, or may become payable directly or indirectly as a result of, the transactions contemplated by this Agreement or any other change of control of the Company.

SECTION 3.25    No Existing Discussions. The Company is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined below) or any other substantially similar proposal.

SECTION 3.26    Opinion of Financial Advisor. The financial advisor of the Company, Morgan Stanley & Co., has delivered to the Company an opinion dated on or about the date of this Agreement to the effect that as of such date, the Exchange Ratio is fair, from a financial point of view, to the stockholders of the Company. The Company has provided a true, complete and correct copy of such opinion to Parent. Such opinion has not been withdrawn, revoked or modified.

SECTION 3.27    Brokers; Schedule of Fees.

(a) No broker, finder or investment banker (other than Morgan Stanley & Co. and Updata Capital, whose brokerage, finder’s or other fees will be paid by the Company) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Morgan Stanley & Co. or Updata Capital pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

(b) Section 3.27(b) of the Disclosure Schedule sets forth a good faith estimate, as of the date of this Agreement, of the estimated fees and expenses incurred and to be incurred by the Company and any of its Subsidiaries in connection with this Agreement and the transactions contemplated hereby (including the fees and expenses of Morgan Stanley & Co., Updata Capital and the Company’s legal counsel and accountants).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company that, as of the date of this Agreement and as of the Closing Date, except where another date is specified:

SECTION 4.1    Organization and Qualification. Parent and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted or presently proposed to be conducted. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed or in good standing that would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.2    Capitalization.

(a) The authorized capital stock of Parent consists of 6,000,000,000 shares of Parent Common Stock and 25,000,000 shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock”). As of July 3, 2003, 2,192,972,838 shares of Parent Common Stock were issued and outstanding and 50,655,400 shares of Parent Common Stock were held in treasury. All outstanding shares of Parent Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Other than as contemplated in the Parent SEC Reports, Parent has no Parent Common Stock reserved for issuance. Except as set forth above or in the Parent SEC Reports, as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Parent or any of its Subsidiaries to issue or to sell any shares of capital stock or other securities of Parent or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of Parent or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(b) All of the shares of Parent Common Stock to be issued in the Merger have been duly authorized and will be, when issued in accordance with this Agreement, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the GCL, the Parent Charter (as defined below), the

Parent By-Laws (as defined below) or any agreement to which Parent is a party or otherwise bound. The Parent Common Stock, when issued, will be registered under the Securities Act and Exchange Act and registered or exempt from registration under any applicable state securities or “blue sky” laws.

(c) The authorized capital stock of Merger Sub consists of 100 shares of Merger Sub Common Stock, all of which are issued and outstanding and fully paid and nonassessable. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

SECTION 4.3    Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at Closing and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and each instrument required hereby to be executed and delivered at Closing by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

SECTION 4.4    No Conflict, Required Filings and Consents.

(a) The execution and delivery by Parent and Merger Sub of this Agreement do not, the execution and delivery by Parent and Merger Sub of each instrument required hereby to be executed and delivered at the Closing will not, and the performance of their respective agreements and obligations under this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Restated Articles of Organization, as amended, of Parent (the “Parent Charter”), the Amended and Restated By-Laws, as amended, of Parent (the “Parent By-Laws”), the Merger Sub Charter or the Merger Sub By-Laws or (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub by which its or their respective properties are bound or affected.

(b) The execution and delivery by Parent and Merger Sub of this Agreement do not, the execution and delivery by Parent and Merger Sub of any instrument required hereby to be executed and delivered at the Closing will not, and the performance of their respective agreements and obligations under this Agreement by Parent and Merger Sub will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Entity, except (i) as may be required by the HSR Act, (ii) as may be required under any foreign antitrust or competition law or regulation including without limitation the EC Merger Regulation, (iii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, and the filing of the Proxy Statement/Prospectus with the SEC under the Exchange Act, (iv) such consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable federal and state securities laws and the laws of any foreign country, (v) the filing of the Certificate of Merger or other documents as required by the GCL and (vi) such other consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings or notifications which, if not obtained or made, would not reasonably be expected to have a material adverse effect.

SECTION 4.5    SEC Filings; Financial Statements.

(a) Parent has timely filed and made available to the Company all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by Parent with the SEC (collectively, the “Parent SEC Reports”). The Parent SEC Reports, including all forms, reports and documents to be filed by Parent with the SEC after the date hereof and prior to the Effective Time, (i) were and, in the case of Parent SEC Reports filed after the date hereof, will be prepared in all material respects in accordance with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) and, in the case of such forms, reports and documents filed by Parent with the SEC after the date of this Agreement, will not as of the time are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in light of the circumstances under which they were and will be made, not misleading. None of Parent’s Subsidiaries are required to file any forms, reports, schedules, statements or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules), contained in the Parent SEC Reports, including any Parent SEC Reports filed between the date of this Agreement and the Closing, complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented or will fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows of Parent and its consolidated Subsidiaries for the periods indicated, except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been and are not expected to be material in amount, individually or in the aggregate. The audited balance sheet of Parent contained in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 is referred to herein as the “Parent Balance Sheet.”

(c) The chief executive officer and chief financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are compete and correct; Parent maintains “disclosure controls and procedures” (as defined in Rule 13a-14(c) under the Exchange Act); Parent is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act.

SECTION 4.6    No Undisclosed Liabilities. Except as reflected in the Parent Balance Sheet, neither Parent nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) which are required by GAAP to be set forth on a consolidated balance sheet of Parent and its consolidated subsidiaries or in the notes thereto, other than (a) any liabilities and obligations incurred since December 31, 2002 in the ordinary course of business consistent with past practice, and (b) liabilities that, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

SECTION 4.7    Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet and except as disclosed in the Parent SEC Reports, Parent has conducted its business in the ordinary course consistent with past practice and, since such date, there has not occurred: (a) any change, development, event or other circumstance, situation or state of affairs that has had or could reasonably be expected to have a Parent Material Adverse Effect; (b) any amendments to or changes in the Parent Charter or Parent By-Laws; (c) any damage to, destruction or loss of any asset of Parent or any of its Subsidiaries (whether or not covered by insurance) that could reasonably be expected to have a Parent Material Adverse Effect; (d) any change by Parent in its accounting methods, principles or practices; (e) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice; and (f) any sale of a material amount of assets (tangible or intangible) of Parent.

SECTION 4.8    Absence of Litigation. Except as disclosed in the Parent SEC Reports filed and publicly available on the SEC’s EDGAR database prior to the date of this Agreement, there are no claims, actions, suits, proceedings or, to the knowledge of Parent, governmental investigations, inquiries or subpoenas (other than any actions, suits, proceedings, investigations, inquiries or subpoenas challenging or otherwise arising from or relating to the Merger or any of the other transactions contemplated by this Agreement) (a) pending against Parent or any of its Subsidiaries or any properties or assets of Parent or of any of its Subsidiaries or (b) to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, or any properties or assets of Parent or of any of its Subsidiaries, or (c) whether filed or threatened, that have been settled or compromised by Parent or any Subsidiary within the three (3) years prior to the date of this Agreement and at the time of such settlement were material. Neither Parent nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree that would reasonably be expected to be material or would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement.

SECTION 4.9    Registration Statement; Proxy Statement/Prospectus. The information supplied by Parent for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement/Prospectus to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting, shall not, on the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders or at the time of the Company Stockholders Meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. If at any time prior to the Company Stockholders Meeting any event relating to Parent or any of its respective affiliates, officers or directors should be discovered by Parent which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Parent shall promptly inform the Company. The Registration Statement shall comply in all material respects as to form and substance with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents.

SECTION 4.10    Brokers. No broker, finder or investment banker (other than Goldman Sachs & Co. whose brokerage, finder’s or other fee will be paid by Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

SECTION 4.11    No Parent Stockholder Vote Required. The consummation of the transactions contemplated by this Agreement, including the issuance of Parent Common Stock pursuant to Article II hereof, does not require the approval of the holders of any shares of capital stock of Parent.

ARTICLE V

CONDUCT OF BUSINESS

SECTION 5.1    Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise agree in writing, the Company shall conduct its business and shall cause the businesses of its Subsidiaries to be conducted only in, and the Company shall not take any action except in, and shall cause its Subsidiaries not to take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance in all material respects with all applicable laws and regulations; and the Company shall use reasonable best efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and its Subsidiaries and to preserve the present relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or any of its Subsidiaries has significant business relations. Parent and the Company agree that the individuals identified in Section 5.1(a) of the Disclosure Schedule shall be authorized to provide the agreement of Parent to the various acts of the Company contemplated by this Section 5.1 during the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time. By way of amplification and not limitation, (a) except as contemplated by this Agreement and (b) as set forth in Section 5.1(b) of the Disclosure Schedule, the Company shall not and shall not permit its Subsidiaries to, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

(a) amend or otherwise change the Company Charter or Company By-Laws or the Subsidiary Documents;

(b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company, any of its Subsidiaries or affiliates, other than (i) the issuance of shares of Company Common Stock pursuant to the exercise of currently outstanding Company Stock Options or outstanding purchase rights under the ESPP, (ii) the grant of options under the 1995 Plan to purchase up to 5,000 additional shares of Company Common Stock to any individual or up to 100,000 additional shares of Company Common Stock in the aggregate; provided that such options (A) are issued in the ordinary course of business consistent with the Company’s past practice, (B) are issued in connection with the hiring of new employees, (C) are issued at exercise prices at least equal to the fair market value per share of the Company Common Stock on the date of grant, (D) do not include any vesting acceleration provisions other than those set forth in the 1995 Plan, and (E) vest in accordance with the Company’s standard vesting schedule under the 1995 Plan or (iii) the issuance of shares of Company Common Stock pursuant to such option grants;

(c) sell, pledge, dispose of or encumber any assets of the Company or any of its Subsidiaries (other than (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, not to exceed $150,000.00 in the aggregate, (ii) dispositions of obsolete or worthless assets or (iii) sales of immaterial assets not in excess of $75,000.00), provided that for the avoidance of doubt the foregoing shall not apply to sales of the Company’s products or services in the ordinary course;

(d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a direct or indirect wholly owned Subsidiary of the Company may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any Subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries, or any option, warrant or right, directly or indirectly, to acquire any such securities, or propose to do any of the foregoing, other than pursuant to (i) the exercise of currently outstanding Company Stock Options and purchase rights under the ESPP or (ii) the exercise of the Company’s repurchase rights with respect to unvested shares held by individuals terminating employment or service with the Company or any Subsidiary;

(e) (i) acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances or capital contributions to or investments in any other person, except in the ordinary course of business and consistent with past practice; (iii) enter into, amend (including without limitation with respect to any rights in or to any intellectual property of any person) in any material respect or waive (including without limitation with respect to any rights in or to any intellectual property of any person) any material right under any contract or agreement of any type referred to in Section 3.6 hereof (other than any agreement for the purchase, sale, license, distribution, maintenance or support of Company products or the provision of consulting services related thereto entered into in the ordinary course of the Company’s business), any joint venture or development or marketing agreement with any of the entities listed in Section 5.1(e)(iii) of the Disclosure Schedule, or any contract or agreement not entered into in the ordinary course of business consistent with past practices, or enter into, renew, amend or terminate any lease relating to real property, or open or close any facility, provided, however, that the Company shall be entitled to sublease existing leases and facilities; (iv) adopt or implement any stockholder rights plan; (v) authorize any capital expenditures or purchase of fixed assets which are in excess of $100,000.00 for any individual expenditure or purchase or in excess of $1.5 million in the aggregate for all such expenditures or purchases for the Company and its Subsidiaries taken as a whole; (vi) modify its standard warranty terms for its products or amend or modify any product warranties in effect as of the date of this Agreement in any manner that is adverse to the Company or any Subsidiary; (vii) pledge or otherwise encumber shares of capital stock of the Company or any Subsidiary; (viii) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon; or (ix) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 5.1(e);

(f) increase the compensation payable or to become payable to its directors, officers or employees (other than increases payable to non-officer employees made in the ordinary course of business consistent with past practice), make any loan, advance or capital contribution, or grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer or other employee of the Company or any of its Subsidiaries (other than the granting of severance pay in connection with the involuntary termination of any Company non-officer or non-director employee, other than any individual identified in Section 5.1(f) of the Disclosure Schedule, in an amount consistent with the Company’s written practices or in connection with agreements that were in effect prior to the date of this Agreement and are listed on Section 5.1(f) of the Disclosure Schedule), establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees of the Company or any of its Subsidiaries, pay any discretionary bonuses to any officer of the Company, materially change any actuarial assumption or other assumption used to calculate funding obligations with respect to any pension or retirement plan, or change the manner in which contributions to any such plan are made or the basis on which such contributions are determined, except, in each case, as may be required by law or contractual commitments which are existing as of the date of this Agreement and listed in Section 3.13 of the Disclosure Schedule;

(g) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except as required by GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt contingency or other reserve;

(h) make any material Tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations, fail to file any Tax Return when due (or, alternatively, fail to file for available extensions) or fail to cause such Tax Returns when filed to be complete and accurate; or fail to pay any Taxes when due;

(i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), in an amount that does not exceed $50,000 for any single claim, liability or obligation, or $150,000 in the aggregate, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Filed Company SEC Documents or incurred in the ordinary course of business and consistent with past practice;

(j) fail to pay accounts payable and other obligations in the ordinary course of business;

(k) accelerate the collection of receivables or modify the payment terms of any receivables;

(l) sell, securitize, factor or otherwise transfer any accounts receivable;

(m) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiary (other than the Merger);

(n) revalue in any material respect any of its assets, including writing down the value of inventory or writing off notes or accounts receivable;

(o) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1 (a) through (n) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder, in each case, such that the conditions set forth in Sections 7.2(a) or 7.2(b), as the case may be, would not be satisfied.

SECTION 5.2    Conduct of Business by Parent Pending the Merger.

(a) Parent covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless the Company shall otherwise agree in writing, Parent shall, and shall cause its Subsidiaries to, conduct their business in compliance in all material respects with all applicable laws and regulations and Parent shall not and shall not permit its Subsidiaries to, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of the Company;

(i) except as expressly contemplated by this Agreement, take any action that would, or that would reasonably be expected to result in any condition to the Merger set forth in Article VII not being satisfied; or

(ii) effect, or agree to effect, any merger, consolidation, or business combination in which Parent is not the surviving corporation, or effect or agree to effect any liquidation, dissolution or similar transaction involving Parent, other than the transactions contemplated by this Agreement.

(b) Parent shall, as soon as is reasonably practicable, notify the Company of (A) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement, and (B) any claim or action commenced or, to the knowledge of Parent threatened against, relating to or involving or otherwise affecting Parent or any of its Subsidiaries that relates to the consummation of the transactions contemplated by this Agreement.

SECTION 5.3    Cooperation. Subject to compliance with applicable law, from the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, (a) the Company shall confer on a regular basis with one or more representatives of Parent to report operational matters that are material and the general status of ongoing operations and (b) each of Parent and the Company shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby.

SECTION 5.4    ESPP. All outstanding purchase rights under the ESPP shall automatically be exercised, in accordance with the terms of the ESPP, immediately prior to the Effective Time, and the shares of Company Common Stock purchased under those exercised rights shall at the Effective Time be cancelled and converted into the right to receive shares of Parent Common Stock pursuant to Section 2.1(a) of this Agreement. The ESPP shall terminate with such purchase, and no further purchase rights shall be granted under the ESPP. Employees of the Company and its Subsidiaries who continue in the employ of the Surviving Corporation or Parent or any Subsidiary of Parent after the Effective Time shall be eligible for participation in Parent’s Employee Stock Purchase Plan in accordance with the terms, provisions and policies thereof; provided, that such employees shall be eligible to participate in such plan as of the first entry date following the Effective Time on which they qualify as eligible employees under such plan, with service rendered to the Company or any Subsidiary prior to the Effective Time to be taken into account for purposes of satisfying any service requirement for such eligibility, to the same extent as if such as service had been rendered to Parent.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.1.    Access to Information; Confidentiality. The Company shall (and shall cause its Subsidiaries and its and their respective officers, directors, employees, auditors and agents to) afford to Parent and to Parent’s officers, employees, financial advisors, legal counsel, accountants, consultants and other representatives reasonable access during normal business hours throughout the period prior to the Effective Time to all of its books and records (other than privileged documents) and its properties, plants and personnel and, during such period, the Company shall furnish promptly to Parent a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal securities laws, provided that no investigation by Parent pursuant to this Section 6.1 shall affect any representations, warranties covenants or agreements of the parties (or remedies with respect thereto) or any matter set forth in the Disclosure Schedule or the conditions to the obligations of the parties under this Agreement. Unless otherwise required by law, each party agrees that it (and its Subsidiaries and its and their respective representatives) shall hold in confidence all non-public information acquired from the other party or the other party’s representatives in accordance with the terms of the Non-Disclosure Agreement effective January 15, 2003 between Parent and the Company (the “Confidentiality Agreement”).

SECTION 6.2    No Solicitation.

(a) The Company and each of its Subsidiaries and affiliates shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its Subsidiaries (and it shall use reasonable efforts to cause such officers, directors, employees, representatives and agents not to, directly or indirectly), (i) solicit, initiate, resume, facilitate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, an Acquisition Proposal (as defined below) or (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal; provided, however, that if, at any time prior to the date of the Company Stockholders Meeting (the “Applicable Period”), the Board of Directors of the Company determines in good faith, after receiving the advice of outside counsel, that it is required to do so in order to comply with its fiduciary duties to the Company’s stockholders under applicable law, the Company may, in response to a Superior Proposal (as defined in Section 6.2(b)) which was not solicited by it and which did not otherwise result from a breach of this Section 6.2(a), and subject to providing prior written notice of its decision to take such action to Parent (a “Section 6.2 Notice”) and compliance with Section 6.2(c), (x) furnish information with respect to the Company and its Subsidiaries to any person making a Superior Proposal pursuant to a confidentiality agreement containing terms no less favorable to the Company (including with respect to standstill or other provisions) than the Confidentiality Agreement and permitting the disclosure contemplated by this Section 6.2 and (y) participate in discussions or negotiations regarding such Superior Proposal. For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 25% or more of the net revenues, net income or the assets of the Company and its Subsidiaries, taken as a whole, or 25% or more of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 25% or more of any class of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

(b) Neither the Board of Directors of the Company nor any committee thereof shall:

(i) except as set forth in this Section 6.2, withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Company’s Board of Directors or any such committee of this Agreement or the Merger;

(ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement constituting or relating to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.2(a) entered into in the circumstances referred to in and consistent with the provisions of Section 6.2(a)); or

(iii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal other than the Merger.

Notwithstanding the foregoing, the Board of Directors of the Company may, in response to a Superior Proposal that did not result from a breach by the Company of this Section 6.2, withdraw or modify the recommendation by the Company’s Board of Directors or any committee thereof of this Agreement and the Merger, if the Company’s Board of Directors

determines in good faith, after receiving the advice of outside counsel, that it is necessary to do so in order to comply with its fiduciary obligations to the Company’s stockholders under applicable law, but only at a time that is prior to the adoption of this Agreement at the Company Stockholders Meeting and is after the third (3rd business day following Parent’s receipt of written notice advising Parent that the Company’s Board of Directors desires to withdraw or modify the recommendation due to the existence of a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. Nothing in this Section 6.2 shall be deemed to (A) permit the Company to take any action described in clauses (ii) or (iii) of the first sentence of this Section 6.2(b) other than in connection with a termination of this Agreement in accordance with Section 8.1(h), or (B) affect any other obligation of the Company under this Agreement or (C) limit the Company’s obligation to call, give notice of, convene and hold the Company Stockholders Meeting, regardless of whether the Company’s Board of Directors has withdrawn or modified its recommendation of this Agreement and the Merger.

If Parent makes a counterproposal to a Superior Proposal, the Company shall consider and cause its financial and legal advisors to negotiate on its behalf in good faith with respect to the terms of such counterproposal. For purposes of this Agreement, a “Superior Proposal” means any bona fide, written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (after receiving advice of an independent financial advisor of nationally recognized reputation), taking into account all of the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of this Agreement) to be more favorable to the Company’s stockholders than the Merger, to have a reasonable likelihood of closing, and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company, is reasonably capable of being, and likely to be, obtained on the proposed terms by such third party.

(c) The Company agrees that as of the date of this Agreement, it shall and shall cause its Subsidiaries and affiliates (and their respective officers, directors, employees, representatives and agents) to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person (other than Parent or its representatives) conducted heretofore with respect to any Acquisition Proposal. The Company shall notify Parent promptly (but in any case within twenty-four (24) hours) after receipt by the Company (or its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any of its Subsidiaries by any person or entity that informs the Company that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. The Company shall keep Parent informed on a current basis

(and in any event within 24 hours) of all developments and the status of any Acquisition Proposal, any negotiations or discussions with respect to any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal or for access to the properties, books or records of the Company or any of its Subsidiaries by any person or entity that is considering making, or has made, an Acquisition Proposal. The Company shall provide Parent with copies of all documents received from or delivered or sent to any person or entity that is considering making or has made an Acquisition Proposal. The Company will promptly provide to Parent any non-public information concerning the Company provided to any other person in connection with an Acquisition Proposal which was not previously provided to Parent.

(d) Nothing contained in this Section 6.2 shall prohibit the Company from taking any action or disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Board of Directors of the Company, after receiving the advice of outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that except as specifically permitted in this Section 6.2 or in connection with the termination of this Agreement by the Company pursuant to Section 8.1(h), neither the Company nor its Board of Directors nor any committee thereof shall withdraw or modify, or publicly propose to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal.

SECTION 6.3    Proxy Statement/Prospectus; Registration Statement.

(a) As promptly as practicable after execution of this Agreement, Parent and the Company shall in consultation with each other prepare, and the Company shall file with the SEC, preliminary proxy materials which shall constitute the Proxy Statement/Prospectus. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, (i) the Company shall file with the SEC the Proxy Statement/Prospectus and (ii) Parent shall file with the SEC the Registration Statement. The Company and Parent shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable.

(b) The Company shall use all reasonable efforts to mail the Proxy Statement/Prospectus to the stockholders of the Company as soon as practicable after the Registration Statement is declared effective by the SEC. Subject to the right of the Company’s Board of Directors to withdraw or modify its recommendation pursuant to Section 6.2(b), the Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of the Company in favor of the Merger.

(c) The Company shall furnish Parent with all information concerning the Company and the holders of its capital stock and shall take such other action as Parent may reasonably request in connection with the Registration Statement and the issuance of the shares of Parent Common Stock. If at any time prior to the Effective Time any event or circumstance relating to the Company, Parent or any of their respective Subsidiaries, affiliates, officers or directors should be discovered by such party which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement/Prospectus, such party shall promptly inform the other thereof and take appropriate action in respect thereof.

(d) The Company and Parent shall make any necessary filing with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder.

SECTION 6.4    Company Stockholders Meeting.

(a) The Company, acting through its Board of Directors, shall take all actions in accordance with applicable law, the Company Charter, the Company By-Laws and the rules of The Nasdaq National Market to promptly and duly call, give notice of, convene and hold as promptly as practicable, and in any event within forty-five (45) days after the declaration of effectiveness of the Registration Statement, the Company Stockholders Meeting for the purpose of considering and voting upon the approval of this Agreement and the Merger. Subject to Section 6.2(b), to the fullest extent permitted by applicable law, (i) the Company’s Board of Directors shall recommend adoption and approval of this Agreement and the Merger by the stockholders of the Company and include such recommendation in the Proxy Statement/Prospectus, and (ii) neither the Company’s Board of Directors nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to Parent, the recommendation of the Company’s Board of Directors that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and the Merger. Unless such recommendation shall have been modified or withdrawn in accordance with Section 6.2(b), the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the proposal to adopt and approve this Agreement and the Merger and shall take all other action necessary or advisable to secure the vote or consent of the stockholders of the Company that are required by the rules of The Nasdaq National Market or the GCL. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn or postpone the Company Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement/Prospectus is provided to the Company’s stockholders or, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting.

(b) The Company shall call, give notice of, convene and hold the Company Stockholders Meeting in accordance with this Section 6.4 and shall submit the proposal to adopt and approve this Agreement and the Merger to its stockholders for the purpose of acting upon such proposal whether or not (i) the Company’s Board of Directors at any time subsequent to the date of this Agreement determines, in the manner permitted by Section 6.2(b), that the proposal is no longer advisable or recommends that the stockholders of the Company reject such proposal, or (ii) any actual, potential or purported

Acquisition Proposal or Superior Proposal has been commenced, disclosed, announced or submitted to the Company. The Company shall use its reasonable best efforts to ensure that all proxies solicited by the Company in connection with the Company Stockholders Meeting are solicited, in compliance with the GCL, the Company Charter, the Company By-Laws, the rules of The Nasdaq National Market and all other applicable legal requirements.

(c) At or prior to the Closing, the Company shall deliver to Parent a certificate of its Corporate Secretary setting forth the voting results from the Company Stockholders Meeting.

SECTION 6.5    Legal Conditions to Merger. Each of Parent and, subject to Section 6.2, the Company will use all reasonable best efforts to comply promptly with all legal requirements which may be imposed with respect to the Merger (which efforts shall include, without limitation, furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger. Each of Parent and the Company will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity required to be obtained or made by Parent, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement. Notwithstanding the foregoing, Parent shall not be required to sell or dispose of or hold separately (through a trust or otherwise) any material assets or businesses of Parent, its Affiliates or the Company, or make any other material change in any portion of its business or incur any other material limitation on Parent’s conduct of its business to obtain such authorizations, approvals, consents and waivers.

SECTION 6.6    Affiliate Legends. Section 6.6 of the Company Disclosure Schedule sets forth a list of those persons who are, in the Company’s reasonable judgment, “affiliates” of the Company within the meaning of Rule 145 promulgated under the Securities Act (“Rule 145 Affiliates”). The Company shall notify Parent in writing regarding any change in the identity of its Rule 145 Affiliates prior to the Closing Date. Parent shall be entitled to place appropriate legends on the certificates evidencing any shares of Parent Common Stock to be received by Rule 145 Affiliates of the Company in the Merger reflecting the restrictions set forth in Rule 145 promulgated under the Securities Act and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock (provided that such legends or stop transfer instructions shall be removed, one year after the Effective Time, upon the request of any holder of shares of Parent Common Stock issued in the Merger if such holder is not then a Rule 145 Affiliate of Parent).

SECTION 6.7    Public Announcements. Parent and the Company shall consult with each other before issuing any press release or making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the written advice of counsel be required by law or the rules and regulations of the NYSE or The Nasdaq National Market if it has used all reasonable efforts to consult with the other party prior thereto. Notwithstanding anything to the contrary herein or in the Confidentiality Agreement, each of the parties hereto (and each employee, representative, or other agent of such parties) may disclose to any person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

SECTION 6.8    Listing of Parent Shares. Parent shall use its reasonable efforts to have authorized for listing on the NYSE, upon official notice of issuance, the shares of Parent Common Stock to be issued in the Merger.

SECTION 6.9    Employee Benefits; 401(k) Plan.

(a) To the maximum extent permitted under Parent’s employee benefit plans, the employees of the Company or any Subsidiary who continue in employment with the Surviving Corporation, Parent or any Subsidiary of Parent after the Effective Time (the “Company Employees”) shall be eligible to participate, upon the same terms and conditions, in the various employee benefit plans which Parent or its affiliates maintain for their respective employees. In furtherance thereof, from and after the Effective Time, Parent will, or will cause the Surviving Corporation to, recognize the prior service with the Company or its Subsidiaries of each employee of the Company or its Subsidiaries as of the Effective Time (the “Company Employees”) in connection with all employee benefit plans of Parent or its affiliates in which Company Employees are eligible to participate following the Effective Time, for purposes of eligibility, vesting and levels of benefits (but not for purposes of benefit accruals or benefit amounts under any defined benefit pension plan). From and after the Effective Time, Parent will, or will cause the Surviving Corporation to (i) cause any pre-existing conditions or limitations and eligibility waiting periods (to the extent that such waiting periods would be inapplicable, taking into account service with the Company) under any group health plans of Parent or its affiliates to be waived with respect to Company Employees and their eligible dependents and (ii) give each Company Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time for which evidence of payment is provided to Parent. Notwithstanding anything in this Section 6.9 to the contrary, Parent and its Subsidiaries agree to honor in accordance with their terms and not contest any and all benefits accrued or vested as of the Effective Time, or otherwise contingent in whole or in part upon the occurrence of one or more transactions contemplated by this Agreement, under any employee benefit plan or agreement of the Company and its Subsidiaries listed in Section 3.24 of the Disclosure Schedule, including, without limitation, any rights or benefits arising under any such plan or agreement as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event, including termination of employment or service); it being understood that for purposes of any such plan or agreement, the transactions contemplated by this Agreement constitute, or will be deemed to constitute, both a “change of control” and a “corporate transaction”.

(b) Prior to the Effective Time, the Company shall take such actions as Parent may reasonably request so as to enable the Surviving Corporation to effect as of the Effective Time such actions relating to the Legato Systems, Inc. 401(k) Plan (the “401(k) Plan”) as Parent may deem necessary or appropriate, including without limitation, terminating the 401(k) Plan, subject to the terms of the 401(k) Plan and applicable law and provided that such action does not preclude the immediate participation of the Company Employees in any successor plan.

(c) As promptly as reasonably practicable after the Effective Time and in any event within thirty (30) days thereof, Parent shall prepare and file with the SEC a registration statement on Form S-8 covering the shares of Parent Common Stock issuable pursuant to the outstanding Company Stock Options assumed under Section 6.10(a) for which a Form S-8 registration statement is available. The Company shall cooperate with and assist Parent in the preparation of such registration statement. Parent shall use its best efforts to maintain such Form S-8 registration statement in effect until all the Company Stock Options are either exercised or expire.

SECTION 6.10    Stock Plans.

(a) At the Effective Time, each Company Stock Option which is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, and the Company Stock Plans (other than the ESPP) themselves, shall be assumed by Parent and shall be deemed to constitute an option to acquire, on the same terms and conditions (including as to vesting and exercisability) as were applicable under the Company Stock Option immediately prior to the Effective Time, the same number of shares of Parent Common Stock as the holder of the Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to the quotient of (i) the aggregate exercise price for the shares of Company Common Stock purchasable pursuant to the Company Stock Option immediately prior to the Effective Time divided by (ii) the aggregate number of shares of Parent Common Stock deemed purchasable pursuant to the Company Stock Option in accordance with the foregoing. Such Company Stock Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section after giving effect to the Merger). It is the intention of the parties that the options so assumed by Parent hereunder qualify, to the maximum extent permissible, following the Effective Time as “incentive stock options” as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time. As promptly as reasonably practicable after the Effective Time and in any event within thirty (30) days thereof, Parent shall make available to each person who immediately prior to the Effective Time was a holder of a Company Stock Option assumed hereunder information evidencing the assumption of such option by Parent.

(b) If and to the extent necessary or required by the terms of any Company Stock Plan or any Company Stock Option, the Company shall, prior to the Effective Time, (i) obtain any consents from holders of Company Stock Options and (ii) amend the terms of its equity incentive plans or arrangements, to give effect to the provisions of Section 6.10(a).

SECTION 6.11    Consents. The Company shall use all reasonable best efforts to obtain all necessary consents, waivers and approvals under any of the Company’s material agreements, contracts, licenses or leases in connection with the Merger, including without limitation each of the consents listed in Section 6.11 of the Disclosure Schedule or required to prevent the occurrence of an event that could reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect prior to the Effective Time or after the Effective Time.

SECTION 6.12    Indemnification and Insurance.

(a) All rights to indemnification, advancement of litigation expenses and limitation of personal liability existing in favor of the directors, officers and employees of the Company and its Subsidiaries under the provisions existing on the date of this Agreement in the Company Charter or Company By-Laws shall, with respect to any matter existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), survive the Effective Time, and, as of the Effective Time, Parent and the Surviving Corporation shall assume all obligations of the Company in respect thereof as to any claim or claims asserted prior to or within a six-year period immediately after the Effective Time.

(b) For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ and fiduciary liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to former officers and directors of the Company) only with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.12(b) more than an aggregate amount equal to one hundred fifty percent (150%) of current aggregate annual premiums paid by the Company for such insurance (the “Maximum Amount”) (which premiums the Company represents and warrants to be approximately $1,125,000 in the aggregate). If the amount of the aggregate annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Corporation during such six-year period shall maintain or procure as much coverage as possible for aggregate annual premiums not to exceed the Maximum Amount.

SECTION 6.13    Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

SECTION 6.14    Notification of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a)(i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of Parent and the Merger Sub or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. In addition, Parent shall give prompt notice to the Company and the Company shall give prompt notice to Parent of any change or event having, or which could reasonably be expected to have, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, on such party or the ability for the conditions set forth in Article VII to be satisfied. Notwithstanding the above, the delivery of any notice pursuant to this Section 6.14 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

SECTION 6.15    Takeover Statutes. Notwithstanding any other provision in this Agreement, in no event shall the approval of the Merger and this Agreement by the Board of Directors of the Company under Section 203 of the GCL be withdrawn, revoked or modified by the Board of Directors of the Company. If any Takeover Statute is or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, the Company and the Company’s Board of Directors shall promptly grant such approvals and take such lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or the Merger, as the case may be, and otherwise take such lawful actions to eliminate or minimize the effects of such statute, and any regulations promulgated thereunder, on such transactions.

SECTION 6.16    Section 16 Matters.

(a) The Board of Directors of Parent, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by the Company Insiders of Parent Common Stock in exchange for shares of Company Common Stock, and of options to purchase Parent Common Stock upon assumption and conversion of Company Stock Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act. In addition, the Board of Directors of the Company, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the disposition by the Company Insiders of Company Common Stock in exchange for shares of Parent Common Stock, and the disposition of their Company Stock Options which will be deemed to occur upon the assumption of those options and their resulting conversion into options to purchase Parent Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are also intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

(b) For purposes of this Agreement, “Section 16 Information” means information regarding the Company Insiders and (i) the number of shares of Company Common Stock or other Company equity securities deemed to be beneficially owned by each such Company Insider and expected to be exchanged for Parent Common Stock and (ii) the number of shares of Company Common Stock, together with the applicable exercise price per share, subject to each Company Stock Option held by the Company Insider which is to be assumed and converted into options to purchase Parent Common Stock, in each case, in connection with the Merger, which shall be provided by the Company to Parent within 10 business days after the date of this Agreement.

(c) For purposes of this Agreement, “Company Insiders” means those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act as listed in the Section 16 Information.

SECTION 6.17.    Treatment as Reorganization. None of the parties hereto shall take any action that would cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

SECTION 6.18.    Representation on Parent Board. Parent shall take such action as may be necessary to cause the number of Directors comprising the Parent’s Board of Directors at the Effective Time to be sufficient to permit one director of the Company, who shall be mutually agreed by Parent and the Company, to serve thereon. Parent shall, as of the Effective Time, appoint such director to serve on the Parent’s Board for a term ending at the 2004 Annual Meeting of Stockholders of Parent.

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.1    Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement/Prospectus shall have been initiated or threatened by the SEC;

(b) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company;

(c) HSR Act; EC Merger Regulation; and Other Approvals. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act and under any other legal requirement (including without limitation any authorization, consent, order or approval, or dedication, filing or expiration of any waiting period) of any Governmental Entity shall have expired or been terminated, as the case may be. Any required approval of the Merger by the European Commission shall have been obtained pursuant to the EC Merger Regulation. Any requirements of other jurisdictions applicable to the consummation of the Merger shall have been satisfied, unless the failure of such requirements to be satisfied would not reasonably be expected to result in a Company Material Adverse Effect or Parent Material Adverse Effect;

(d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other Governmental Entity seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

(e) Governmental Actions. There shall not be pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any Governmental Entity or administrative agency before any Governmental Entity, administrative agency or court of competent jurisdiction, nor shall there be in effect any judgment, decree or order of any Governmental Entity, administrative agency or court of competent jurisdiction, in either case, seeking to prohibit or limit Parent from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Parent of all or a material portion of the business or assets of Parent, or seeking to compel Parent to dispose of or hold separate all or any material portion of the business or assets of Parent or the Surviving Corporation (or any of their Subsidiaries), as a result of the Merger or the transactions contemplated by this Agreement, except as would not reasonably be expected to result in a Company Material Adverse Effect or a Parent Material Adverse Effect; and

(f) NYSE Listing. The shares of Parent Common Stock issuable in the Merger shall have been authorized for listing on the NYSE upon official notice of issuance.

SECTION 7.2    Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true, complete and correct without reference to any qualification as to materiality such that the aggregate effect of any inaccuracies in such representations and warranties will not have a Company Material Adverse Effect, in each case as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of a different date) as though made on and as of the Closing Date, except for changes contemplated by this Agreement; and Parent and Merger Sub shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect;

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date; and Parent and Merger Sub shall have received a certificate signed by the chief executive officer and the chief financial officer of the Company to such effect;

(c) Consents Obtained. All consents, approvals, orders, licenses, authorizations, registrations, declarations, permits or waivers required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company except where the failure to obtain such consents, approvals, orders, licenses, authorizations, registrations, declarations, permits or waivers or to make such filings, in the aggregate shall not be or have a Company Material Adverse Effect; provided that, without limiting the foregoing, the Company shall have obtained consents to the assignment of each of the Agreements listed on Schedule 7.2(c);

(d) Tax Opinion. Parent shall have received a written opinion from Ropes & Gray LLP, counsel to Parent, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code (it being agreed that Parent, Merger Sub and the Company shall each provide reasonable cooperation, including making reasonable representations, to Ropes & Gray LLP to enable them to render such opinion);

(e) Resignations. Parent shall have received copies of the resignations, effective as of the Effective Time, of each Director of the Company and each of its Subsidiaries; or

(f) Employment Agreements; Key Employee Agreements. Each of the Company employees identified on Schedule 7.2(f) shall have executed and delivered an employment agreement with Parent concurrently with the execution and delivery of this Agreement.

SECTION 7.3    Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true, complete and correct without reference to any qualification as to materiality such that the aggregate effect of any inaccuracies in such representations and warranties will not have a Parent Material Adverse Effect, in each case as of the date of this Agreement and as of the Closing Date (except to the extent such representations speak as of an earlier date) as though made on and as of the Closing Date, except for changes contemplated by this Agreement; and the Company shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of Parent to such effect;

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date; and the Company shall have received a certificate signed by the chief executive officer and the chief financial officer of Parent to such effect; and

(c) Tax Opinion. The Company shall have received the opinion of Morgan, Lewis & Bockius LLP, counsel to the Company, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code (it being agreed that Parent, Merger Sub and the Company shall each provide reasonable cooperation, including making reasonable representations, to Morgan, Lewis & Bockius LLP to enable them to render such opinion).

ARTICLE VIII

TERMINATION

SECTION 8.1    Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

(a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by December 1, 2003 (the “Outside Date”) provided, that if (x) the Effective Time has not occurred by December 1, 2003 by reason of nonsatisfaction of any of the conditions set forth in Section 7.1(c), 7.1(d) or 7.1(e) and (y) all other conditions set forth in Article VII have heretofore been satisfied or waived or are then capable of being satisfied, then such date shall automatically be extended to December 31, 2003 (which shall then be the “Outside Date”), (provided, further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before the Outside Date);

(c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the party seeking to terminate pursuant to this Section 8.1(c) shall have complied with its obligations under Section 6.5 and used its reasonable best efforts to have any such order, decree, ruling or other action vacated or lifted);

(d) by either Parent or, if the Company has not breached the provisions of Section 6.4, the Company, if at the Company Stockholders Meeting (giving effect to any adjournment or postponement thereof), the requisite vote of the stockholders of the Company in favor of this Agreement and the Merger shall not have been obtained, provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company if:

(i) at such time the Company is in breach of or has failed to fulfill its obligations under this Agreement; or

(ii) the Company shall have not paid to Parent in full the fee and expense reimbursement described in Section 8.3;

(e) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would cause the conditions set forth in Section 7.2(a) or Section 7.2(b) to not be satisfied and which breach or failure, if capable of being cured, shall not have been cured within twenty (20) business days following receipt by the Company of written notice of such breach or failure from Parent;

(f) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would cause the conditions set forth in Sections 7.3(a) or 7.3(b), to not be satisfied and which breach or failure, if capable of being cured, shall not have been cured within twenty (20) business days following receipt by Parent of written notice of such breach or failure from the Company;

(g) by Parent, if

(i) the Company’s Board of Directors (or any committee thereof) shall have failed to recommend the adoption and approval of this Agreement and the Merger in the Proxy Statement/Prospectus or shall have withdrawn or modified its recommendation to adopt and approve this Agreement and the Merger;

(ii) the Company’s Board of Directors (or any committee thereof) shall have failed to reconfirm its recommendation to adopt and approve this Agreement and the Merger within five (5) days after Parent requests in writing that the Company’s Board of Directors (or any committee thereof) do so;

(iii) the Company’s Board of Directors (or any committee thereof) shall have approved or recommended to the stockholders of the Company an Acquisition Proposal (other than the Merger);

(iv) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by Parent or an Affiliate of Parent) and the Company’s Board of Directors (or any committee thereof) recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten (10) business days after the commencement of such tender or exchange offer, fails to recommend against acceptance of such offer;

(v) the Company or any of its officers or directors shall have materially breached its obligations under (A) Section 6.2, or (B) Section 6.4; or

(vi) for any reason the Company shall have failed to hold the Company Stockholders Meeting and submit the proposal to the Company’s stockholders by the date which is one (1) business day prior to the Outside Date.

(h) by the Company or Parent, in connection with the acceptance by the Company of a Superior Proposal, provided that in the event of a termination by the Company, the Company shall have made the payment in full of the fee and expense reimbursement described in Section 8.3 prior to or concurrently with such termination.

SECTION 8.2    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) that the provisions of Sections 3.27, 4.10, 8.3, this Section 8.2 and Article IX hereof shall survive termination and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. The Confidentiality Agreement shall survive termination of this Agreement as provided therein.

SECTION 8.3    Fees and Expenses.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses (but not including attorneys’ fees and expenses) incurred in connection with the printing and filing of the Proxy Statement/Prospectus (including any preliminary materials related thereto), the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto and filings by Parent and the Company under the HSR Act, the EC Merger Regulation or any similar filing requirement of any Governmental Entity applicable to the Merger or this Agreement.

(b) The Company shall reimburse Parent for all fees and expenses of Parent actually incurred relating to the transactions contemplated by this Agreement (including without limitation reasonable fees and expenses of Parent’s counsel, accountants and financial advisors), upon the termination of this Agreement (i) by Parent or the Company pursuant to Section 8.1(d) or 8.1(h), (ii) by Parent pursuant to Sections 8.1(e) or 8.1(g), or (iii) by Parent or the Company pursuant to Section 8.1(b) if the failure to satisfy the conditions set forth in Section 7.1(b), 7.2(a), or 7.2(b) by the Outside Date shall have resulted in the Closing not occurring.

(c) The Company shall pay Parent a termination fee of $45,000,000.00 upon the earliest to occur of the following events (each, a “Termination Event”):

(i) the entry by the Company into an agreement with respect to, or the consummation of, any Acquisition Proposal or the acquisition by any person of beneficial ownership of 20% or more of the equity or voting interests of the Company in any such case within 270 days of the termination of this Agreement pursuant to Sections 8.1(b), 8.1(d) or 8.1(e) if prior to such termination an Acquisition Proposal shall have been publicly announced or otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal; or

(ii) the termination of this Agreement by Parent pursuant to Section 8.1(g) (other than pursuant to Section 8.1(g)(v)(B)) or by Parent or the Company pursuant to Section 8.1(h).

(d) The expenses payable pursuant to Section 8.3(b) shall be paid promptly upon termination of this Agreement, but in no event later than two (2) business days after the date of the first to occur of the events described in Sections 8.3(b)(i), (ii) or (iii). The fees payable pursuant to Section 8.3(c) shall be paid promptly upon termination of this Agreement, but in no event later than two (2) business days after the date of the first to occur of the events described in Sections 8.3(c)(i) or (ii); provided, however, that in the case of fees payable pursuant to Section 8.3(c)(i), 25% of such fees shall be paid promptly upon termination of this Agreement, but in no event later than two (2) business days after the date of the first to occur of the events described in Sections 8.3(c)(i), and the remaining 75% of such fees shall be paid prior to the consummation of the Acquisition Proposal or other acquisition referred to therein. Notwithstanding the foregoing, in no event shall the Company be required to pay the fees and expenses of Parent if, immediately prior to the termination of this Agreement, Parent was in material breach of its obligations under this Agreement. The Company acknowledges that the agreements contained in Section 8.3(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to Section 8.3(c), and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee set forth in Section 8.3(c), the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) actually incurred in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.1    Nonsurvival of Representations; Warranties and Agreements. None of the representations, warranties or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in: Articles I and II; Sections 6.7 (Public Announcements), 6.8 (Listing of Parent Shares), 6.9 (Employee Benefits; 401(k) Plan), 6.10 (Stock Plans), 6.12 (Indemnification and Insurance), 6.13 (Reasonable Best Efforts), 8.2 (Effect of Termination) and 8.3 (Fees and Expenses); and this Article IX. The Confidentiality Agreement shall survive the execution and delivery of this Agreement or the termination of this Agreement in accordance with the provisions of this Agreement, as the case may be, pursuant to its terms and conditions.

SECTION 9.2    Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

(a) If to Parent or Merger Sub:

EMC Corporation

176 South Street

Hopkinton, MA 01748

Attention: Vice President, Corporate Development

Telecopier No.: 508-435-8900

Telephone No.: 508-435-1000

With a copy to:

EMC Corporation

176 South Street

Hopkinton, MA 01748

Attention: Office of the General Counsel

Telecopier No.: 508-497-6915

Telephone No.: 508-435-1000

(b) If to the Company:

Legato Systems, Inc.

2350 West El Camino Real

Mountain View, CA 94040

Attention: President and Chief Executive Officer

Telecopier No.: 650-745-4123

Telephone No.: 650-210-7000

With a copy to:

Morgan, Lewis & Bockius LLP

One Market, Spear Street Tower

San Francisco, CA 94105

Attention: John W. Larson

Telecopier No.: (415) 442-1010

Telephone No.: (415) 442-1123

SECTION 9.3    Certain Definitions. For purposes of this Agreement, the term:

(a) “affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which the first mentioned person (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 5% or more;

(b) “beneficial owner” with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

(c) “business day” means any day other than a Saturday or Sunday or any day on which banks in The Commonwealth of Massachusetts are required or authorized to be closed;

(d) “control” including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise; and

(e) “include” or “including” means “include, without limitation” or “including, without limitation,” as the case may be, and the language following “include” or “including” shall not be deemed to set forth an exhaustive list; and

(f) “knowledge” with respect to the Company means the actual knowledge, after reasonable investigation, of any of the individuals identified in Section 9.3(f)(i) of the Disclosure Schedule; provided, that with respect to Section 3.18(c), “knowledge” with respect to the Company means the actual knowledge after reasonable investigation, of any of the individuals identified in Sections 9.3(f)(i) and 9.3(f)(ii).

(g) “person” means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

SECTION 9.4      Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the

Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 9.5    Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties of any other party hereto contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions of any other party hereto contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 9.6    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.7    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 9.8    Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and instruments referred to herein, including the Confidentiality Agreement) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, other than the persons intended to benefit from the provisions of Section 6.14 (Indemnification and Insurance), who shall have the right to enforce such provisions directly.

SECTION 9.9    Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any wholly owned subsidiary thereof; provided, however, that no such assignment pursuant to this Section 9.9 shall relieve Parent of its obligations hereunder.

SECTION 9.10    Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

SECTION 9.11    Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 9.12    Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of The Commonwealth of Massachusetts, without regard to the conflict of law provisions thereof, provided that the Merger of Merger Sub with and into the Company shall be effected in accordance with the applicable provisions of the GCL. Each of the parties hereto agrees that any action or proceeding brought to enforce the rights or obligations of any party hereto under this Agreement will be commenced and maintained in any court of competent jurisdiction located in The Commonwealth of Massachusetts.

SECTION 9.13    Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.14    WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HERBY OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

SECTION 9.15.    Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the Commonwealth of Massachusetts or in Massachusetts state court, this being in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

EMC CORPORATION

By:	/s/ JOSEPH M. TUCCI
Joseph M. Tucci President and Chief Executive Officer

ECLIPSE MERGER CORPORATION

By:	/s/ PAUL T. DACIER
Paul T. Dacier President

LEGATO SYSTEMS, INC.

By:	/s/ DAVID B. WRIGHT
David B. Wright President and Chief Executive Officer

Annex B

Opinion of Legato’s Financial Advisor

July 7, 2003

Board of Directors

Legato Systems, Inc.

2350 West El Camino Real

Mountain View, CA 94040

Members of the Board:

We understand that Legato Systems, Inc. (“Legato” or the “Company”), EMC, Inc. (“EMC”), and Eclipse Merger Corporation (“Merger Sub”), a wholly-owned subsidiary of EMC, propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated July 7, 2003 (the “Merger Agreement”) which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company. Pursuant to the Merger, Legato will become a wholly-owned subsidiary of EMC and each outstanding share of common stock, par value $0.0001 per share (the “Legato Common Stock”), of Legato, other than shares held in treasury or held by EMC or any of its affiliates will be converted into the right to receive 0.9 shares (the “Exchange Ratio”) of common stock, par value $0.01 per share (the “EMC Common Stock”), of EMC. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Legato Common Stock.

For purposes of the opinion set forth herein, we have:

(i)	reviewed certain publicly available financial statements and other information of Legato and EMC, respectively;

(ii)	reviewed certain internal financial statements and other financial and operating data concerning Legato, prepared by the management of Legato;

(iii)	reviewed certain financial projections prepared by the management of Legato;

(iv)	reviewed the pro forma impact of the Merger on certain operational and financial metrics, including the impact on revenue growth, operating margins, and pro forma earnings per share for the combined company;

(v)	discussed the past and current operations and financial condition and the prospects of Legato and EMC, including a review of publicly available projections from equity research analyst estimates and information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Legato and EMC, respectively;

(vi)	reviewed the reported prices and trading activity for the Legato Common Stock and EMC Common Stock;

(vii)	compared the financial performance of Legato and EMC and the prices and trading activity of the Legato Common Stock and EMC Common Stock with that of certain other publicly-traded companies comparable to Legato and EMC, respectively, and their securities;

(viii)	reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions;

(ix)	reviewed and discussed with the senior managements of Legato and EMC their strategic rationales for the Merger;

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(x)	reviewed and discussed with the senior management of Legato certain alternatives to the Merger;

(xi)	participated in discussions and negotiations among representatives of Legato, EMC and their financial and legal advisors;

(xii)	reviewed the draft Merger Agreement and certain related documents; and

(xiii)	performed such other analyses and considered such other factors as we deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections and information relating to the strategic, financial and operational benefits anticipated from the Merger, we have assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Legato. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement and will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have relied upon the assessment by the managements of Legato and EMC of their ability to retain key employees of Legato and EMC, respectively. We have also relied upon, without independent verification, the assessment by the managements of Legato and EMC of: (i) the strategic, financial and other benefits expected to result from the Merger; (ii) the timing and risks associated with the integration of Legato and EMC; and (iii) the validity of, and risks associated with, Legato’s and EMC’s existing and future technologies, services or business models. We have not made any independent valuation or appraisal of the assets or liabilities or technology of Legato and EMC, nor have we been furnished with any such appraisals.

We have acted as financial advisor to the Board of Directors of Legato in connection with this transaction and will receive a fee for our services. In the ordinary course of our business we may actively trade the securities of Legato and EMC for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In the past, Morgan Stanley & Co. (“Morgan Stanley”) and its affiliates have provided financial advisory and financing services for EMC and have received fees in connection with such services.

It is understood that this letter is for the information of the Board of Directors of Legato and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety, if required, in any filing of a proxy or registration statement with the Securities and Exchange Commission made by Legato in respect of this transaction. In addition, this opinion does not in any manner address the prices at which the Legato Common Stock or the EMC Common Stock will trade following the consummation of the Merger, and Morgan Stanley expresses no opinion or recommendation as to how the stockholders of Legato should vote at the stockholders’ meeting to be held in connection with the Merger.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Legato Common Stock.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Nicholas deJ. Osborne

Nicholas deJ. Osborne Managing Director

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers

Section 67 of Chapter 156B of the Massachusetts General Law authorizes a Massachusetts corporation to indemnify any director, officer, employee or other agent of the corporation, any person who serves at its request as a director, officer, employee or other agent of another organization, or any person who serves at its request in any capacity with respect to any employee benefit plan to whatever extent specified in or authorized by (i) the articles of organization, (ii) a by-law adopted by the stockholders or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors.

The Registrant’s Restated Articles of Organization include a provision that eliminates the personal liability of each of its directors for monetary damages for breach of fiduciary duty as a director to the extent provided by applicable law, notwithstanding any provision of law imposing such liability, except for liability, to the extent required by Section 13(b)(1 1/2) or any successor provision of the Massachusetts Business Corporation Law, (a) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Sections 61 or 62 of the Massachusetts Business Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit.

In addition, the Registrant’s Amended and Restated By-laws provide that: (a) the Registrant shall, to the extent legally permissible, indemnify each of its directors and officers (including persons who act at its request as directors, officers or trustees of another organization or in any capacity with respect to any employee benefit plan) against all liabilities and expenses incurred by reason of such individual being or having been such a director or officer, except with respect to any matter as to which such director or officer shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that such individual’s action was in the best interests of the Registrant or, to the extent that such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan; provided that no indemnification shall be provided for any compromise payment and related expenses unless such compromise is approved as in the best interests of the Registrant, after notice that it involves such indemnification, by (i) a disinterested majority of the directors then in office, (ii) a majority of the disinterested directors then in office, provided there has been obtained an opinion in writing of independent legal counsel to the effect that such director or officer appears to have acted in good faith in the reasonable belief that such individual’s action was in the best interests of the Registrant, or (iii) the holders of a majority of the outstanding stock at the time entitled to vote for directors, voting as a single class, exclusive of any stock owned by any interested director or officer; (b) the Registrant is authorized to pay expenses, including counsel fees, from time to time reasonably incurred by any director or officer in connection with the defense or disposition of any such action, suit or other proceeding in advance of the final disposition thereof upon receipt of an undertaking by such director or officer to repay to the Registrant the amounts so paid by the Registrant if it is ultimately determined that indemnification for such expenses is not authorized under the Amended and Restated Bylaws; and (c) the right of indemnification under the Amended and Restated By-laws shall not be exclusive of or affect any other rights to which any director or officer may be entitled.

In addition, the Registrant has entered into indemnification agreements with its directors and executive officers providing for the indemnification of such director or executive officer, as applicable, to the extent legally permissible and the payment of expenses, including counsel fees reasonably incurred in connection with the defense or disposition of any action, suit or other proceeding in which such individual may be involved by reason of such individual being or having been a director or officer of the Registrant.

Item 21.    Exhibits and Financial Statement Schedules

(a)	Exhibits:
2.1	Agreement and Plan of Merger dated as of July 7, 2003 by and among EMC Corporation, Eclipse Merger Corporation and Legato Systems, Inc. (included as Annex A to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).
3.1	Restated Articles of Organization of EMC Corporation, as amended. (1)
3.2	Amended and Restated By-laws of EMC Corporation, as amended. (2)
4.1	Form of Stock Certificate. (3)
5.1	Opinion of Paul T. Dacier, Senior Vice President and General Counsel of EMC Corporation, regarding the validity of the securities being registered.
8.1	Opinion of Ropes & Gray LLP regarding certain tax aspects of the merger. (4)
8.2	Opinion of Morgan, Lewis & Bockius LLP regarding certain tax aspects of the merger. (4)
10.1	Employment Agreement between EMC Corporation and David B. Wright dated as of July 7, 2003. (5)
10.2	Employment Agreement between EMC Corporation and David L. Beamer dated as of July 7, 2003. (5)
23.1	Consent of Paul T. Dacier (included as part of his opinion filed as Exhibit 5.1 and incorporated herein by reference).
23.2	Consent of Ropes & Gray LLP (included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference). (4)
23.3	Consent of Morgan, Lewis & Bockius LLP (included as part of its opinion filed as Exhibit 8.2 and incorporated herein by reference). (4)
23.4	Consent of Morgan Stanley & Co. Incorporated (included as part of its opinion filed as Exhibit 99.1 and incorporated herein by reference).
23.5	Consent of PricewaterhouseCoopers LLP, Boston, Massachusetts.
23.6	Consent of PricewaterhouseCoopers LLP, San Jose, California.
24.1	Power of Attorney (included on the signature page of this registration statement and incorporated herein by reference). (5)
99.1	Opinion of Morgan Stanley & Co. Incorporated (included as Annex B to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).
99.2	Form of Proxy of Legato Systems, Inc.
99.3	Consent of David N. Strohm.

(1)	Incorporated by reference to EMC Corporation’s Quarterly Report on Form 10-Q filed August 9, 2001 (No. 1-9853).
(2)	Incorporated by reference to EMC Corporation’s Annual Report on Form 10-K filed March 17, 2000 (No. 1-9853).
(3)	Incorporated by reference to EMC Corporation’s Annual Report on Form 10-K filed March 31, 1988 (No. 0-14367).
(4)	To be filed by post-effective amendment.
(5)	Previously filed.

Item 22.    Undertakings

The undersigned registrant hereby undertakes:

(1)    that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(2)    that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

(3)    that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(4)    to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4 under the Securities Act of 1933, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

(5)    to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hopkinton, Commonwealth of Massachusetts, on the 12th day of September, 2003.

EMC CORPORATION

By:	/s/ PAUL T. DACIER

Paul T. Dacier
Senior Vice President and General Counsel

* * * *

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* MICHAEL C. RUETTGERS	Executive Chairman of the Board of Directors	September 12, 2003

* JOSEPH M. TUCCI	President, Chief Executive Officer and Director (Principal Executive Officer)	September 12, 2003

* WILLIAM J. TEUBER, JR.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 12, 2003

* MARK A. LINK	Vice President and Chief Accounting Officer (Principal Accounting Officer)	September 12, 2003

* MICHAEL J. CRONIN	Director	September 12, 2003

* GAIL DEEGAN	Director	September 12, 2003

* JOHN R. EGAN	Director	September 12, 2003

* W. PAUL FITZGERALD	Director	September 12, 2003

* WINDLE B. PRIEM	Director	September 12, 2003

* ALFRED M. ZEIEN	Director	September 12, 2003

The undersigned, by signing his name hereto, does sign and execute this Amendment No. 1 to the Registration Statement on Form S-4 pursuant to the Power of Attorney executed by the above named directors and officers of the registrant and previously filed with the Securities and Exchange Commission on behalf of such directors and officers.

*By:	/s/ PAUL T. DACIER Paul T. Dacier Senior Vice President and General Counsel	Attorney-in-fact	September 12, 2003

EXHIBIT INDEX

2.1	Agreement and Plan of Merger dated as of July 7, 2003 by and among EMC Corporation, Eclipse Merger Corporation and Legato Systems, Inc. (included as Annex A to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).

3.1	Restated Articles of Organization of EMC Corporation, as amended. (1)

3.2	Amended and Restated By-laws of EMC Corporation, as amended. (2)

4.1	Form of Stock Certificate. (3)

5.1	Opinion of Paul T. Dacier, Senior Vice President and General Counsel of EMC Corporation, regarding the validity of the securities being registered.

8.1	Opinion of Ropes & Gray LLP regarding certain tax aspects of the merger. (4)

8.2	Opinion of Morgan, Lewis & Bockius LLP regarding certain tax aspects of the merger. (4)

10.1	Employment Agreement between EMC Corporation and David B. Wright dated as of July 7, 2003. (5)

10.2	Employment Agreement between EMC Corporation and David L. Beamer dated as of July 7, 2003. (5)

23.1	Consent of Paul T. Dacier (included as part of his opinion filed as Exhibit 5.1 and incorporated herein by reference).

23.2	Consent of Ropes & Gray LLP (included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference). (4)

23.3	Consent of Morgan, Lewis & Bockius LLP (included as part of its opinion filed as Exhibit 8.2 and incorporated herein by reference). (4)

23.4	Consent of Morgan Stanley & Co. Incorporated (included as part of its opinion filed as Exhibit 99.1 and incorporated herein by reference).

23.5	Consent of PricewaterhouseCoopers LLP, Boston, Massachusetts.

23.6	Consent of PricewaterhouseCoopers LLP, San Jose, California.

24.1	Power of Attorney (included on the signature page of this registration statement and incorporated herein by reference). (5)

99.1	Opinion of Morgan Stanley & Co. Incorporated (included as Annex B to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).

99.2	Form of Proxy of Legato Systems, Inc.

99.3	Consent of David N. Strohm.

(1)	Incorporated by reference to EMC Corporation’s Quarterly Report on Form 10-Q filed August 9, 2001 (No. 1-9853).
(2)	Incorporated by reference to EMC Corporation’s Annual Report on Form 10-K filed March 17, 2000 (No. 1-9853).
(3)	Incorporated by reference to EMC Corporation’s Annual Report on Form 10-K filed March 31, 1988 (No. 0-14367).
(4)	To be filed by post-effective amendment.
(5)	Previously filed.